Execution Version

$20,000,000
LOAN AGREEMENT

BIOAMBER SARNIA INC.
as Borrower

THE LENDERS PARTY HERETO

COMERICA BANK
as Agent

Dated as of June 20, 2014

Table of Contents

Article 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Extended Meanings	33
1.3	References to Agreements and Documents	36
1.4	Reference to Statutes	37
1.5	Headings and Schedules	37
1.6	Grammatical Variations	37
1.7	Accounting Principles	37
1.8	Permitted Liens	38
1.9	References to Time	38
1.10	Day Not a Business Day	38
1.11	Lawful Interest Rate	38
1.12	Rounding	39
Article 2 LOANS		39
2.1	Grant of Loan Facility	39
2.2	Loan Facility Limit	39
2.3	Cancellation of Undrawn Amount	39
2.4	Reductions	39
2.5	Availability	39
2.6	Drawdown Request	40
Article 3 INTEREST AND FEE CALCULATIONS AND CHANGES IN CIRCUMSTANCES		40
3.1	Interest	40
3.2	Fees	40
3.3	Interest and Fee Calculations and Payments	41
3.4	Increased Costs	42
3.5	Illegality	43
3.6	Taxes Generally	44
3.7	FATCA	45
Article 4 REPAYMENT AND PREPAYMENT		45
4.1	Scheduled Repayments of Loan Facility	45
4.2	Mandatory Prepayments	46
4.3	Voluntary Repayments before the Maturity Date	47
4.4	Voluntary Reductions of Loan Facility	47
4.5	Mandatory Repayments of Loan Facility	48
4.6	Prepayment of Affected Lenders	48
4.7	Place of Payment of Principal, Interest and Fees	48
Article 5 ACCOUNTS		49
5.1	Project Revenue Account	49
5.2	Debt Service Reserve Account (DSRA)	50
5.3	Maintenance Reserve Account (MRA)	50
5.4	Cost Overrun Account	51

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5.5	Punch List Reserve Sub-Account	52
5.6	Withdrawals from Project Revenue Account	53
5.7	Accounts Generally	55
5.8	Transfers from Accounts After a Default	56
5.9	Directions for Withdrawal and Transfer	56
5.10	Investment of Funds in Accounts	56
5.11	Interest	57
5.12	Borrower Direction	57
5.13	Books and Records	57
Article 6 CONDITIONS PRECEDENT		58
6.1	Conditions Precedent to the Financial Closing	58
6.2	Conditions Precedent to First Drawdown	64
6.3	Conditions Precedent to Each Disbursement of Loans	65
6.4	Conditions Precedent to Commercial Operation	69
6.5	Conditions Precedent to Proof of Capacity	74
Article 7 SECURITY		74
7.1	Security	74
7.2	Continued Perfection of Security	74
7.3	Registration	74
7.4	Extensions, Etc.	75
7.5	Security Effective Notwithstanding Date of Loan	75
7.6	No Merger	75
7.7	Survival of Security	75
7.8	Lien Matters	75
7.9	Security Further Assurances	76
7.10	Termination of Sponsor Guarantees	76
Article 8 REPRESENTATIONS AND WARRANTIES		76
8.1	Representations and Warranties of the Borrower	76
8.2	Repetition of Representations and Warranties	88
8.3	Survival of Representations and Warranties	89
Article 9 COVENANTS		89
9.1	Reporting Covenants	89
9.2	Financial Covenant	96
9.3	Affirmative Covenants	97
9.4	Negative Covenants	106
9.5	Performance of Covenants by Agent	113
Article 10 EVENTS OF DEFAULT AND REMEDIES		114
10.1	Events of Default	114
10.2	Termination and Acceleration	118
10.3	Waiver	118
Article 11 THE AGENT AND LOAN FACILITY ADMINISTRATION		119
11.1	Appointment and Authorization	119
11.2	Declaration of Agency	119
11.3	Protection of Agent	119

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11.4	Interest Holders	119
11.5	Consultation with Professionals	120
11.6	Documents	120
11.7	Agent and their Subsidiaries and Affiliates	120
11.8	Responsibility of the Agent	120
11.9	Action by the Agent	121
11.10	Notice of Events of Default	122
11.11	Responsibility Disclaimed	122
11.12	Indemnification	123
11.13	Protection of Representatives, Etc.	123
11.14	Credit Decision	123
11.15	Replacement of Agent and Reference Lender	124
11.16	Delegation	124
11.17	Required Lender Decisions	124
11.18	Waivers and Amendments	125
11.19	Determination by Agent	126
11.20	Interlender Procedure for Making Loans Under the Loan Facility	126
11.21	Remittance of Payments	127
11.22	Redistribution of Payments	128
11.23	Prompt Notice to Lenders	129
11.24	Several Debts of the Lenders	129
11.25	Enforcement	129
Article 12 GENERAL		130
12.1	Costs and Expenses	130
12.2	Indemnification by the Borrower	131
12.3	Application of Payments	131
12.4	Set-Off, Combination of Accounts and Crossclaims	131
12.5	Rights in Addition	132
12.6	Certificate Evidence	132
12.7	Evidence of Debt.	132
12.8	Notices	133
12.9	Judgment Currency	133
12.10	Successors and Assigns	133
12.11	“USA Patriot Act”	138
12.12	Survival	138
12.13	Time of the Essence	138
12.14	Governing Law	138
12.15	JURISDICTION	139
12.16	Service of Process	140
12.17	Limitation Period	141
12.18	Invalidity	141
12.19	Changes	141
12.20	Entire Agreement	141
12.21	This Agreement to Govern	141
12.22	Execution	142

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LOAN AGREEMENT

LOAN AGREEMENT dated as of June 20, 2014

AMONG:

BIOAMBER SARNIA INC., as Borrower

THE INSTITUTIONS NAMED HEREIN AS LENDERS, as Lenders

COMERICA BANK, as Agent

The Borrower proposes to borrow Loans to fund a proportion of the overall Project Costs required to finance the designs, development, construction commissioning and operation of the Project and the Lenders are prepared to advance Loans to the Borrower for such purpose on the terms and subject to the conditions set forth herein.

NOW THEREFORE in consideration of the mutual obligations contained herein and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, the following terms shall have the following respective meanings:

“Account Bank” means Comerica Bank in its capacity as account bank.

“Accounts” means the Cost Overrun Account, the Debt Service Reserve Account, the Maintenance Reserve Account, the Punch List Reserve Sub-Account and the Project Revenue Account.

“Acquisition” means an acquisition of all or any part of the business of another person, including any line of business or division and the assets comprised therein, in a single transaction or in a series of related transactions, whether by acquisition of assets or of Capital Stock of that person or by way of Business Combination.

“Additional Project Document” means:

(a)

each agreement entered into by, or on behalf of, the Borrower subsequent to the date hereof relating to the design, development, equipment procurement, engineering, construction, commissioning, start-up, maintenance, operation, feedstock supply or financing of the Project; and

(b)	each agreement entered into by, or on behalf of, the Borrower subsequent to the date hereof relating to the production, transportation, processing or sale of Product,

in each case under which the Borrower shall have (A) the right to receive payments or be obligated to pay in excess of $500,000 or the Equivalent in the aggregate over the term of such agreement or (B) non-monetary obligations of the Borrower the performance or non-performance of which (I) either is material in nature or is adverse to the Borrower or the Project or (II) materially impacts the Borrower’s obligations to the Secured Parties.

“Affected Lender” has the defined meaning assigned to it in Section 3.4.1 or Section 3.5, as applicable, and also (where the context so admits) includes an Affected Secured Party.

“Affected Secured Party” has the defined meaning assigned to it in Section 3.6.1, as applicable.

“Affiliate” in relation to any person (the “relevant party”) means any other person (i) that, directly or indirectly, Controls, is Controlled by or is under common Control with, the relevant party, (ii) that beneficially owns or Controls 10% or more of the Voting Capital Stock, on an undiluted or a fully diluted basis, of the relevant party or (iii) of which 10% or more of the Voting Capital Stock, on an undiluted or a fully diluted basis, is beneficially owned or Controlled by the relevant party.

“Affiliated Secured Party” means an Affiliate of a Lender that enters into a Lender Affiliate Joinder Agreement and a Cash Management Agreement and/or Permitted Derivative, as the case may be.

“Agent” means Comerica Bank acting from its offices in Toronto in its capacity as administration agent with respect to the Loan Facility and the other Secured Documents for its own benefit and the rateable benefit of the other Secured Parties, and not in its individual capacity as a Lender, or (as the context requires) any replacement for such administration agent that is appointed pursuant to Section 11.15.1.

“Agent’s Account” means the account to be opened and maintained by the Agent to which payments and transfers to the Agent under this Agreement are to be effected or such other account of the Agent marked to such reference as the Agent may notify to each of the Lenders and the Borrower from time to time as being the applicable account to which payments and transfers to the Agent pursuant to this Agreement are to be made.

“Agreement” means this loan agreement.

“Annual Budget” means the annual budget and operating plan of the Borrower for the Project for the then current financial year prepared on a monthly basis based on the Base Financial Model.

“Anti-Money Laundering Laws” means (as the context requires) (i) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), including any guidelines or orders thereunder, (ii) the USA Patriot Act or (iii) any other applicable anti-money laundering, anti-

terrorist financing, economic sanction and “know your client” laws of Canada or any other applicable jurisdiction.

“Anti-Terrorism Laws” means (i) US Executive order No. 13224, the USA Patriot Act, the laws comprising or implementing the “Bank Secrecy Act”, 31 U.S.C. §§ 5311 et seq., the laws administered by OFAC and any similar law enacted by the United States of America subsequent to the date of this Agreement, or (ii) the Canadian Economic Sanctions and Export Control Laws, as the context requires.

“Applicable Accounting Principles” means (i) generally accepted accounting principles, including accounting standards for private enterprises if the relevant person has adopted the same, from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, including those set out in the Handbook of the Canadian Institute of Chartered Accountants, applied on a consistent basis, (ii) IFRS, if the relevant person has adopted IFRS or (iii) generally accepted accounting principles in the United States of America (“US GAAP”), if the relevant person has adopted US GAAP, subject at all times to the application of Section 1.7.

“Applicable Law” means, in respect of any person, property, transaction or event, any international treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, decree, judgment, code, standard, act, order, by-law, order, approval, permit or requirement (including any consent decree or administrative order), applicable to, or any guideline or policy (the compliance with which guideline or policy is generally regarded as mandatory by the person to whom it applies) or Authorization of any Governmental Authority.

“Applicable Margin” means, with respect to each Loan, five percent (5.0%), subject to reduction to four percent (4.0%) for any Interest Period in which (i) the Borrower is or was not in breach of the covenants set out in Section 9.2 and (ii) the Borrower is party to valid and enforceable take-or-pay agreements with counterparties which in the aggregate provide for the purchase by such counterparties of not less than 50% of the Project’s annual production of Product after the Commercial Operation Date.  Changes in the Applicable Margin shall take effect as of the third (3rd) Business Day following the date the Borrower delivers a Compliance Certificate to the Agent pursuant to Section 9.1.1 which, when delivered, demonstrates compliance with the covenants set out in Section 9.2 and confirms compliance of the requirements provided for in clause (ii) above.  The Applicable Margin applicable to Loans outstanding on the date any such change takes effect will be adjusted immediately, but without retroactive effect.  Notwithstanding the foregoing, for the purposes of this definition, if the Borrower fails to deliver a Compliance Certificate to the Agent by the date required to do so under Section 9.1.1, the Applicable Margin shall be five percent (5.0%), but without any adjustments having retroactive effect.

“Approved Capital Expenditures” means for any year those capital expenditures which are set forth in the Annual Budget for such year and do not exceed $1,000,000 in the aggregate.

“Approved Fund” means any person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Operating Costs” means for any year those Operating Costs which are set forth in the Annual Budget for such year.

“Asset Disposal” means any asset disposal by the Borrower, except any asset disposal permitted by Clauses (a), (b), (c) and (d) of Section 9.4.7.

“Auditors” means the firm of Deloitte LLP or any other firm of certified public accountants as the Borrower may designate from time to time as its auditors, provided such auditors are reasonably acceptable to the Agent.

“Authorization” means any authorization, consent, approval, licence, ruling, permit, permission, award, order, determination, direction, decree, declaration, writ, injunction, right, lease, concession, claim, franchise, privilege, grant, waiver, certification, exemption, screening, assessment, filing, registration, qualification, variance, judgment, publication or notice (i) issued, made or provided by or from any Governmental Authority, (ii) issued, made or provided by or from any person in connection with any contractual rights or (iii) otherwise required pursuant to Applicable Law, including the Project Authorizations.

“Base Financial Model” means, at any particular time prior to the review by the Independent Technical Consultant and the Required Lenders of an updated Base Financial Model, the initial Base Financial Model Project dated June 5, 2014 with file name EDC Financial Model June52014.xls as emailed by Ms. Anne Waddell to Ms. Ashley Glen on June 19, 2014 at 11:45 a.m. and, thereafter, the most recently updated Base Financial Model delivered by the Borrower to the Agent which has been reviewed by the Independent Technical Consultant and the Required Lenders.  The Base Financial Model shall be a fully functional Excel-based computer financial model for the Project which is a comprehensive capital and cash flow forecast reflecting the economic terms of the Material Project Documents for the design, construction, engineering, commissioning, start-up, maintenance and operation of the Project, and shall include forecasts and projection of revenues, expenses, maintenance costs, interest, fees and principal repayments arising under the Loan Facility, financial covenant calculations (including demonstrating that the underlying economics of the Material Project Documents are able to satisfy the Debt Service Coverage Ratio for each year therein), and is accompanied by details of all assumptions, calculations and methodology used in their compilation and any other documentation necessary or desirable to operate the Base Financial Model.

“BioAmber” means BioAmber Inc., existing as a corporation incorporated under the laws of Delaware.

“BioAmber Competitor” means any person who is a competitor of BioAmber as set forth on a list delivered by the Borrower to the Agent and consented to in writing by the Agent (after consultation with the Lenders) prior to the Financial Closing Date (as such list may be changed from time to time with the prior written consent of the Agent (after consultation with the Lenders)).

“BioAmber Guarantee” means the guarantee by BioAmber in favour of the Agent, in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders), and pursuant to which BioAmber guarantees 70% of all of the Secured Obligations of the Borrower.

“BioAmber Luxco” means BioAmber International S.à r.l., existing as a société à responsabilité limitée established under the laws of Luxembourg, having its registered office in L-- 1140 Luxembourg, 49, route d’Arlon, registered with the Trade and Companies Register of Luxembourg under the number B.163728, having a share capital of USD 320,000.00.

“BioAmber Luxco SPA” means the securities pledge agreement by BioAmber Luxco in favour of the Agent, in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders), pursuant to which, inter alia, BioAmber Luxco pledges all of the present and future Capital Stock of the Borrower it owns.

“Blocked Accounts Agreements” means the blocked accounts agreements and/or account control agreements between the Borrower, the Agent and the Account Bank, in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders), with respect to each of the Accounts.

“Borrower” means BioAmber Sarnia Inc., existing as a corporation incorporated under the federal laws of Canada.

“Borrower’s Counsel” means (i) in the Provinces of Ontario and Quebec, Boivin Desbiens Senecal Letendre LLP, with Morrison Brown Sosnovitch LLP as support for Ontario matters (ii) in each other relevant jurisdiction, such local legal counsel of recognized local standing as the Borrower may designate as the Borrower’s legal counsel in that jurisdiction provided that the Borrower promptly notifies the Lender of such designation, and (iii) in each case, such replacement or additional firm of recognized local standing as the Borrower may designate from time to time as the Borrower’s legal counsel provided that the Borrower promptly notifies the Lender of such designation.

“Business Combination” means any merger, amalgamation, arrangement, consolidation or other business combination.

“Business Day” means a day which is not a Saturday or Sunday on which banks are generally open for commercial lending and foreign exchange business in Toronto, Ontario.

“Canadian Blocked Person” means any person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act, (Canada), the Freezing Assets of Corrupt Foreign Officials Act, Part II.1 of the Criminal Code, (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Pension Plan” means any plan, program or arrangement which is considered to be a pension plan or required to be registered for the purposes of any applicable pension benefits standards or tax statute and/or regulation in Canada or any province or territory thereof established, maintained or contributed to by, or to which there is or may be an obligation to contribute by, the Borrower, its employees or former employees, in each case whether written or oral, funded or unfunded, insured or self-insured, reported or unreported, including any pension benefit plan within the meaning of the Pension Benefits Act (Ontario) but excluding any government-sponsored plan (such as the Canada Pension Plan and the Quebec Pension Plan).

“Canadian Prime Rate” on any day means the variable nominal interest rate equal on such day to the percentage rate per annum determined by the Agent (rounded up to two (2) decimal places) to be the greater of (i) the rate of interest which the Reference Lender establishes at that time as the reference rate of interest for determination of the interest rates it will charge for loans made in Dollars in Canada and which it refers to as its prime rate (or its equivalent or analogous such rate) or (ii) the sum of (A) the yearly rate of interest to which the one (1) month CDOR is equivalent plus (B) one percent (1%).  For the purposes of this definition “CDOR” on any day means the average (rounded up, if necessary, to be expressed to three (3) decimal places) of the Canadian Interbank Bid BA Rates for Dollar denominated bankers’ acceptances for a period of one month displayed on the appropriate page of the Reuters service as of 10:00 a.m. on that day (or the preceding Business Day if that day is not a Business Day).

“Cancellation Notice” means a notice in the form of or to substantially similar effect as Schedule 4 given to the Agent by the Borrower pursuant to Section 4.4.

“Capital Expenditures” means (without duplication) any expenditure (whether payable in cash or other property or accrued as a liability) made by the Borrower that, in conformity with Applicable Accounting Principles, would be required to be classified as a capital expenditure on the consolidated balance sheet of the Borrower.  For certainty, Capital Expenditures includes (i) the cost of assets acquired under capital leases and (ii) expenditures for equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Borrower, to the extent of the net purchase price of the purchased equipment after giving effect to any trade-in.  Capital Expenditures, however, excludes (x) expenditures made in connection with the replacement, repair or restoration of buildings, fixtures or equipment to the extent reimbursed or financed from insurance or expropriation proceeds, (y) capital lease payments and (z) the cost of any Acquisition.

“Capital Lease Obligations” means, for any person, the obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any asset which obligations would be required to be classified and accounted for as a capital lease on a balance sheet of such person under Applicable Accounting Principles and, for the purposes hereof the amount of such obligations shall be the capitalized amount thereof, determined in accordance with Applicable Accounting Principles.

“Capital Stock” means common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock in a body corporate, partnership, limited partnership, trust or other artificial legal or commercial entity.

“Cash Equivalents” means (i) short-term obligations of, or fully guaranteed by, the government of the United States of America or Canada, or of a State of the United States of America or of a Province of Canada, in each case having an approved credit rating, (ii) demand or current deposit accounts maintained in the ordinary course of business with a Lender or with a financial institution having an approved credit rating and (iii) certificates of deposit issued by and time deposits with a Lender or any commercial bank or trust company (whether domestic or foreign) having an approved credit rating; provided in each case that the same has a term not exceeding six (6) months, provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest (and for certainty, the mere passage of time is not a contingency).

“Cash Flow Available for Debt Service” for any period means the amount (if any) for that period by which (a) the sum of Cash Revenues exceeds (b) the sum of (i) the portion of Operating Costs actually paid in cash plus (ii) the portion of Capital Expenditures actually paid in cash plus (iii) Taxes actually paid in cash by the Borrower.

“Cash Management Agreements” means an agreement to which any Lender or an Affiliated Secured Party is party providing for cash management services to the Borrower, including treasury, depository, overdraft, credit or debit card, electronic funds transfers, cash concentration and other cash management services.

“Cash Management Obligations” means the Debt and other obligations of the Borrower owing to each of the Lenders and Affiliated Secured Parties arising under, pursuant to or otherwise in respect of each Cash Management Agreement, including any guarantee thereof or otherwise, and any item or part of any thereof.  For certainty, “Cash Management Obligations” shall include interest accruing subsequent to the commencement of, or which would have accrued but for the commencement of, any Insolvency Proceeding in accordance with and at the rate (including the default rate to the extent lawful) specified in an applicable Cash Management Agreement, whether or not such interest is an allowable claim in such Insolvency Proceeding.

“Cash Revenues” means, for any period, the sum, computed without duplication, of all cash payments received by the Borrower during such period from (i) the sale of Product, (ii) investment earnings on Cash Equivalents held in the Project Revenue Account, (iii) refunds of Taxes and (iv) other sources provided such cash payments are received in connection with the Project and in the ordinary course of business.

“Certificate” from any person that is a corporation or other artificial legal or commercial entity means a written certificate of that person signed by a Responsible Officer of that person.

“Change in Control” means any sale, transfer or other disposition by any Sponsor Shareholder, directly or indirectly, of any Capital Stock in the Borrower or any change after the date of this Agreement in the proportion of the Capital Stock in the Borrower owned, directly or indirectly, by any Sponsor Shareholder on the date of this Agreement; provided however that none of following will be deemed to be a Change in Control if effected pursuant to the terms of the Joint Venture Agreement: (i) the sale or transfer of any Capital Stock in the Borrower by Mitsui to BioAmber Luxco, including the payment of the purchase/sale price resulting from any such transaction, (ii) the sale or transfer of any Capital Stock in the Borrower by BioAmber Luxco to Mitsui, including the payment of the purchase/sale price resulting from any such transaction and

(iii) the issuance of Capital Stock in the Borrower to either or both of BioAmber Luxco and Mitsui, in each case provided that the Capital Stock sold, transferred or issued is forthwith pledged to the Agent pursuant to the BioAmber Luxco SPA or the Mitsui SPA, as applicable.

“Change in Law” means any change in, or the coming into effect of, any Applicable Law or order (whether or not having the force of law), or any change in the interpretation, administration or application thereof by any Governmental Authority, or compliance by any Secured Party (or any Holding Entity of any Secured Party) with any Applicable Law or any order of any Governmental Authority (whether or not having the force of law).  Notwithstanding the foregoing, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Office of the Superintendent of Financial Institutions or any federal or state banking authority in the United States, in each case pursuant to Basel III, shall, in each case, be treated as a Change in Law regardless of the date enacted, adopted or issued.

“Clean-Up” means the remediation, containment, removal, treatment, neutralization or inactivation of any Contaminant.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder.

“Collateral” means all assets in or to which any Obligor now or hereafter has rights and which is subject to (or intended by the express or implied terms of any Loan Document to be subject to) the Security, or any item or part thereof.

“Commercial Operation” means the time when the Agent has provided the Commercial Operation Notice to the Borrower and the Lenders that each of the conditions precedent set out in Section 6.4 has been satisfied and/or waived by the Lenders.

“Commercial Operation Date” or “COD” means the date on which Commercial Operation occurs.

“Commercial Operation Notice” has the defined meaning assigned in Section 6.4.

“Commitment” of any Lender means the maximum portion of the Loan Facility which such Lender has agreed to make available to the Borrower as set out opposite its name under “Commitment” in Schedule 1 “Commitments”, and/or as set forth in any Loan Transfer Agreement, as such amount may be modified from time to time pursuant to the provisions of this Agreement.

“Commitment Fee” means the commitment fee payable under Section 3.2.2(a).

“Compliance Certificate” means a duly completed and signed Certificate of the Borrower substantially in the form attached as Schedule 8 (or in such other form to substantially similar effect as the Agent may accept) setting out, among other things, a statement of the calculations of the financial test set out in Section 9.2.

“Completion Certificates” means, collectively, the completion certificates from the Borrower substantially in the forms set forth in Schedule 18 signed by a Responsible Officer of the Borrower, as reviewed and approved (where applicable) by the Independent Technical Consultant.

“Completion Tests” means the requirements, tests and conditions set forth in Schedule 18 and shall include: (i) mechanical, electrical and software completion tests; (ii) commissioning and testing of all systems and equipment; (iii) Plant performance tests; (iv) environmental tests; and (v) a satisfactory review by the Independent Technical Consultant of test results provided by the Borrower related to tests set out in Clauses (i), (ii), (iii) and (iv).

“Consents” means those acknowledgement and consent agreements referenced in Schedule 13 and any other acknowledgement and consent agreements relating to any Material Project Documents and any New Documents (other than the Supply Agreements and the Government Funding Agreements) required by the Agent hereunder (in each case which shall be in form and substance satisfactory to the Secured Parties) that provide for, among other things, the taking of security over the Material Project Document referenced therein (other than the Supply Agreements and the Government Funding Agreements) and provide the Agent with rights to remedy or cure breaches and defaults of the Borrower under the applicable Material Project Documents (other than the Supply Agreements and the Government Funding Agreements) after the expiry of any cure period’s the Borrower may have, except as may otherwise be consented to in writing by the Secured Parties.

“Constitutional Documents” in relation to any person that is a corporation or other artificial legal or commercial entity means the articles, the articles of incorporation (teikan), any unanimous shareholder agreement, the limited liability, operating or members’ agreement or the partnership agreement, declaration of trust or equivalent documents governing the incorporation or formation, capacity, powers, assets and affairs of that person; together, in each case, with the by-laws or other documents, regulating the organization, Control or internal management of that person.

“Construction Management & Procurement Agreement” has the defined meaning assigned in Schedule 11.

“Construction Period” means the period commencing on the Financial Closing Date and terminating on the earlier of:

(a)	the date upon which the Loan Facility is fully drawn down;
(b)	the day immediately preceding the Commercial Operation Date;
(c)	the Limit Commercial Operation Date; and
(d)	the date that the Loan Facility is terminated and cancelled in its entirety.

“Contaminant” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them that may (i) impair the quality of the Environment for any use that can be made of it, (ii) injure or damage property or plant or animal life, (iii) harm or materially discomfort any person, (iv) adversely affect the health of any individual, (v) impair the safety of any individual, (vi) render any property or plant or animal life unfit for use by man, (vii) cause loss of enjoyment of normal use of property or (viii) interfere with the normal course of business, and includes any “contaminant” within the meaning assigned to such term in any Environmental Law.

“Contested Tax Proceedings” means proceedings in respect of a Tax claim which are being contested in good faith by an Obligor by appropriate proceedings, in respect of which adequate reserves in accordance with Applicable Accounting Principles have been recorded in the accounts and financial statements of such Obligor and, to the extent required to ensure that no penalties or interest would be charged if such contest is unsuccessful, the amount of Taxes being contested is paid under reserve or protest to the applicable Governmental Authority.

“Contractor” means Alberici Constructors, Ltd.

“Control” when used with respect to any person other than an individual means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of Voting Capital Stock, by contract or otherwise.

“Cost Overrun Account” or “COA” means the segregated account established pursuant to Section 5.4, or such other account as may be agreed by the Agent and the Borrower from time to time and notified by the Agent to the Secured Parties.

“Cost Overrun Reserve Requirement” means, at any time, the amount of $2,000,000.

“Cost Overruns” means with regard to any particular construction phase or component of construction and start-up of the Project, the amount by which costs in respect of such construction phase or component exceed amounts allocated thereto in the Project Budget, as determined by the Independent Technical Consultant taking into account the contingency amount included in the Project Budget.

“Costs to Complete” means, at any time, the aggregate of all remaining Project Costs (including the contingency amount reflected in the Base Financial Model) required to be incurred to achieve Commercial Operation.

“Costs to Complete Certificate” means a certificate of a Responsible Officer of the Borrower addressed to the Agent and the Independent Technical Consultant, which is substantially in the form of Schedule 9 which certifies, inter alia,

(a)	Project Costs incurred to the date of the certificate;
(b)	the Costs to Complete;
(c)

Project Costs expected to be payable within the thirty (30) days of the certificate or if the certificate accompanies a Drawdown Request, thirty (30) days following the date of the Drawdown requested in such Drawdown Request;

(d)	that no Funding Shortfall exists;

(e)	the expected timing of achieving Commercial Operation;
(f)	that the Project has not been abandoned; and
(g)	that no Default or Event of Default has occurred and is continuing.

“Courts of Primary Jurisdiction” means any of the courts referred to in Section 12.15.1.

“Debt” of any person at any time means obligations of such person to pay (in whole or in part) (i) liabilities which, in accordance with Applicable Accounting Principles, would be classified on the unconsolidated balance sheet of that person prepared as at such time as indebtedness for borrowed money, including bank indebtedness, long-term debt, capital lease obligations and indebtedness to Affiliates and other financial indebtedness, (ii) amounts payable, actual or contingent, primary, secondary or by way of guarantee, matured or unmatured, under, by reason of or otherwise in respect of, any bankers’ acceptance, (iii) amounts payable, actual or contingent, primary, secondary or by way of guarantee, matured or unmatured, under, by reason of or otherwise in respect of any sale of promissory notes, sale of accounts, factoring, securitization or discounting arrangement to the extent recourse to such person or any Affiliate of it exists to recover such amounts payable, (iv) the repurchase amount payable under any repurchase transaction, (v) the deferred purchase price for property acquired or services (excluding trade debt paid and payable in the ordinary course of business on customary trade terms), provided the foregoing shall exclude earn-out obligations except to the extent reflected as a liability on the balance sheet of such person prepared in accordance with Applicable Accounting Principles, (vi) the amount payable under or secured by any Lien over property acquired, whether or not assumed, (excluding any such amount payable if recourse to receive such payment is limited to the property acquired, the terms of payment thereof are customary trade terms and the amount payable is non-interest bearing and not outstanding for more than ninety (90) days, (vii) Out-of-the-Money Derivative Exposure, (viii) amounts payable, actual or contingent, primary, secondary or by way of guarantee, matured or unmatured, under, by reason of or otherwise in respect of, (A) any liability under any financing lease or so-called “synthetic” lease transaction or (B) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the unconsolidated balance sheet of such person prepared in accordance with Applicable Accounting Principles, (ix) amounts payable under convertible debentures and other like instruments, whether or not they would, in accordance with Applicable Accounting Principles, be included in equity in the balance sheet of such person, (x) the redemption or retraction price of any Preferred Shares, (xi) all reimbursement or other obligations in respect of letters of credit, (xii) for greater certainty, amounts payable under and the other obligations under the Government Funding Agreements, and (xiii) any amount payable under any direct or indirect guarantee of any amount of the nature described in any of Clauses (i) to (xii) above.

“Debt Service” means, in respect of any period, the sum of (i) the aggregate principal amount of the Loans repaid and scheduled to be repaid pursuant to Section 4.1 during such period plus (ii) the aggregate amount of interest, fees and charges with respect to the Loans paid and required to be paid during such period, plus (iii) the aggregate fee amount paid and scheduled to be paid under or in connection with this Agreement during such period.

“Debt Service Coverage Ratio” means, as at any date of determination which occurs after the end of the first Fiscal Quarter that commences immediately on or after the COD (the “First Fiscal Quarter”), the ratio of (i) Cash Flow Available for Debt Service during the Test Period ending immediately prior to such date to (ii) Debt Service during such Test Period; provided that:

(a)

for any date of determination which occurs during the Fiscal Quarter immediately following the end of the First Fiscal Quarter (the “Second Fiscal Quarter”), each of the Cash Flow Available for Debt Service and the Debt Service shall be computed for a Test Period consisting only of the First Fiscal Quarter and multiplied by four;

(b)

for any date of determination which occurs during the Fiscal Quarter immediately following the end of the Second Fiscal Quarter (the “Third Fiscal Quarter”), each of the Cash Flow Available for Debt Service and the Debt Service shall be computed for a Test Period consisting only of the First Fiscal Quarter and the Second Fiscal Quarter and multiplied by two; and

(c)

for any date of determination which occurs during the Fiscal Quarter immediately following the end of the Third Fiscal Quarter (the “Fourth Fiscal Quarter”), each of the Cash Flow Available for Debt Service and the Debt Service shall be computed for a Test Period consisting only of the First Fiscal Quarter, the Second Fiscal Quarter and the Third Fiscal Quarter and multiplied by four and divided by three.

“Debt Service Reserve Account” or “DSRA” means the segregated account to be maintained by the Agent for the purposes set forth in Section 5.2 or such other account as may be agreed by the Agent and the Borrower from time to time and notified by the Agent to the Secured Parties.

“Debt Service Reserve Deficiency” means at any time from and after the Commercial Operation Date, the amount, if any, by which the then current outstanding credit balance of the Debt Service Reserve Account is less than the Debt Service Reserve Requirement at such time.

“Debt Service Reserve Requirement” means, as at the Commercial Operation Date and any Scheduled Principal Repayment Date after the Commercial Operation Date and for the six-month period commencing on, but excluding the Commercial Operation Date or such Scheduled Principal Repayment Date (as the case may be), and ending on and including the last day of such six month period, an amount equal to the sum of the Debt Service projected to be payable in the immediately following six (6) months as determined by the Agent.

“Default” means any Event of Default or any default, breach, failure, event, state or condition which, unless remedied or waived, with the lapse of time or giving of notice, or both, would constitute or result in the occurrence of an Event of Default.

“Default Rate” means the percentage rate per annum equal to the sum of (i) the Canadian Prime Rate plus (ii) the Applicable Margin for Loans plus, to the extent permitted by law at any time after an Event of Default has occurred, the Agent (acting on the instructions of the Required

Lenders) has notified the Borrower that the Default Rate increased rate should apply and such Event of Default is continuing, (iii) two percent (2%) per annum.

“Defaulting Lender” means any Lender (i) that has failed to fund its Rateable Share of any Loans required to be made by it hereunder or to purchase any participation required to be purchased by it hereunder or under any other Loan Documents, (ii) that has notified a Borrower, the Agent or any Lender (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party, (iii) that has failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund future Loans, (iv) that has otherwise failed to pay over to the Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, (v) in respect of which an Insolvency Event has occurred in respect of such Lender or any Holding Entity of it or (vi) that is or any Holding Entity of it is subject to a forced liquidation, merger, sale or other forced change of control supported in whole or in part by guarantees or other support (including the nationalization or assumption of ownership or operating control by the Government of the United States, Canada or any other Governmental Authority) or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Lender or Holding Entity or their respective assets to be, insolvent or bankrupt.

“Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.2(1) of the Income Tax Act (Canada).

“Derivative” means any transaction or agreement evidencing a transaction that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit derivative or any other similar transaction or agreement evidencing such transaction (including any option with respect to any of these transactions), and any combination of any of the aforesaid transactions.

“Derivative Exposure” in relation to any person (the “relevant party”) and any counterparty of the relevant party at any time means the amount which is or would be payable by the relevant party to that counterparty, or by that counterparty to the relevant party, as the case may be, pursuant to the agreement governing the Derivatives entered into between them and in effect at that time if those Derivatives have been or were to be terminated at such time.  If the Derivative Exposure is payable by the Borrower to any counterparty of the Borrower, it is referred to herein as “Out-of-the-Money Derivative Exposure”.  If Derivative Exposure is payable by any counterparty of the Borrower to the Borrower, it is referred to herein as “In-the-Money Derivative Exposure”.

“Distribution” in relation to any person means (i) the retirement, redemption, retraction, purchase, or other acquisition by such person of any of its Capital Stock, (ii) the declaration or payment of any dividend, return of capital or other distribution (in cash, securities or other property or otherwise, other than solely in Capital Stock of such person) of, on or in respect of, its Capital Stock, (iii) any other payment or distribution (in cash, securities or other property, or otherwise, other than of Capital Stock of such person) by such person of, on or in respect of any Capital Stock of such person, (iv) all payments (in cash, assets, obligations or otherwise ) of principal of, interest on or other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking fund or other analogous fund for, or the purchase, redemption, retirement or other acquisition of Debt owing to any Sponsor or any person that is not an Unrelated Party, (v) any advisory, administration, consulting, licensing or management or service fee or charge or any similar fee or charge or bonus payment paid or payable to any Sponsor or any person that is not an Unrelated Party, (vi) any payment by such person on account of any principal of any loans or advances owed by it to any Sponsor or any person that is not an Unrelated Party, (vii) any loan, advance or other financial assistance provided to any Sponsor or any person that is not an Unrelated Party, (viii) any transfer by a person of any of its assets for consideration of less than the fair market value thereof to any Sponsor or any person that is not an Unrelated Party, and/or (x) any other payment of any nature (but excluding additional capital stock of the Borrower) to any Sponsor or any person that is not an Unrelated Party.

“Dollars”, “CAD” and “$” means the lawful currency of Canada.

“Drawdown” means a new Loan.

“Drawdown Certificate” means a duly completed and signed Certificate of the Borrower substantially in the form attached as Schedule 10.

“Drawdown Date” means any day on which a Drawdown takes place.

“Drawdown Request” means a duly completed and signed notice from the Borrower requesting a Drawdown, in the form of Schedule 3 (or in such other form to substantially the same effect as the Agent may accept) signed by the Borrower.

“E&C Support Provider” means AMEC Americas Ltd.

“Easements” means any restrictions, covenants, restrictive covenants, easements, rights of way, servitudes or other similar rights in land or immovable property (including rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by the Borrower or other persons which, as the case may be, in the aggregate do not materially impair the usefulness, in the operation of the business of such person, of the property subject to such restrictions, easements, rights of way, servitudes or other similar rights.

“Employee Benefit Plan” means any employee benefit plan maintained or contributed to by the Borrower that is not a government sponsored pension plan (such as the Canada Pension Plan or the Quebec Pension Plan), including any Pension Plan, group registered retirement savings plan, profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plan or arrangement and any life, health, dental and disability plan or arrangement in which the employees or former employees of the Borrower participate or are eligible to participate, in each case whether written or oral, funded or unfunded, insured or self-insured, reported or unreported, but excluding all stock option or stock purchase plans.

“Employee Benefits Legislation” means the Canada Pension Plan Act (Canada), the Income Tax Act (Canada), the Pension Benefits Standards Act 1985 (Canada), the Employment Insurance Act (Canada), and any equivalent Canadian federal or provincial legislation including, but not limited to, employee benefit legislations in the Province of Ontario, as amended from time to time.

“Enforcement Event” means any of the following (i) the declaration by the Agent that the Loan Obligations owing by the Borrower are or have become payable on demand or immediately due and payable before the Maturity Date by reason of the occurrence and continuance of any Event of Default, (ii) the cancellation or termination of all of the Commitments of the Lenders pursuant to Section 10.2, (iii) the exercise of any set-off rights by any Secured Party by reason of the occurrence and continuance of any Event of Default, (iv) the commencement by Agent of any enforcement proceedings under or pursuant to any Loan Document or (v) the occurrence of an Insolvency Event relative to any Obligor.

“Engineering & Construction Support Agreement” has the defined meaning assigned in Schedule 11.

“Environment” means the ambient air, all layers of the atmosphere, surface, water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces.

“Environmental Law” means any Applicable Law relating to the Environment, Hazardous Materials or Waste or occupational health or safety which applies to the assets of any particular person.

“Environmental Liabilities” means liabilities and other obligations arising under any Environmental Law or applicable common or civil law.

“Equipment Supply Contracts” has the defined meaning assigned in Schedule 11.

“Equivalent” on any date means the amount in a specified currency which would result from the conversion of a specified amount in another currency at the Spot Rate.  For the purposes of this definition, “Spot Rate” as at any date with respect to the conversion of an amount in one currency (the “original currency”) to another currency (the “other currency”) means the Bank of Canada noon rate of exchange on the immediately preceding Business Day for the purchase of such original currency with such other currency (and if neither currency is Dollars, purchasing Dollars first with such other currency and using the Dollars purchased to purchase the original currency).

“Event of Default” has the defined meaning assigned in Section 10.1.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretation thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Feedstock Supply Sale Agreements” means any agreements entered into by the Borrower with respect to the supply of feedstock in connection with the Project.

“Fees” means any other fees payable by the Borrower to any of the Agent and the Lenders under or otherwise in respect of this Agreement or the Loan Facility.

“Finance Related Agreements” and “FINANCE RELATED AGREEMENTS” has the defined meaning assigned to “FINANCE RELATED AGREEMENTS” in Section 12.15.1.

“Financial Closing” means the time when the Agent has provided the Financial Closing Notice to the Borrower and the Lenders confirming that each of the conditions precedent set out in Section 6.1 has been satisfied and/or waived by the Lenders.

“Financial Closing Date” means the date on which Financial Closing occurs.

“Financial Closing Notice” has the defined meaning assigned in Section 6.1.

“Fiscal Quarter” means one of the four (4) three-month accounting periods of the Borrower comprising a Fiscal Year.

“Fiscal Year” means (i) in relation to the Borrower, BioAmber and BioAmber Luxco, the twelve (12) month accounting period of the Borrower and BioAmber which, as at the date hereof, ends on December 31st of each calendar year, and (ii) in relation to Mitsui the twelve (12) month accounting period of Mitsui which, as at the date hereof, ends on March 31st of each calendar year.

“Force Majeure” means an act of God, labour dispute and industrial action of any kind (including a strike, interruption, slowdown and other similar action on the part of organized labour), a lockout, act of the public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, expropriation, nationalization, acts of eminent domain, volcanic explosion, explosion, breakage or accident to machinery or equipment or pipe or transmission line or other facility, embargo, inability to obtain or delay in obtaining equipment, materials or transport, or any event whether similar to the foregoing or not which is not within the reasonable control of the Borrower.

“Fraudulent Conveyances Law” means the Assignment and Preferences Act (Ontario), the Fraudulent Conveyances Act (Ontario), or any other like, equivalent or analogous legislation of any jurisdiction, domestic or foreign.

“Funding Shortfall” means,

(a)	prior to the Initial Funding Date, at the relevant time, the amount by which the aggregate of, without double-counting,

(i)	amounts remaining available under the Sponsors Contributions provided to the Borrower;
(ii)	the amounts remaining available to the Borrower under the Government Funding Agreements to pay for Project Costs;
(iii)	the cash balance or Cash Equivalents standing to the credit of the Project Revenue Account obtained from Sponsors Contributions or Government Funding;
(iv)	the Total Commitment available to be borrowed by the Borrower;

is less than the Costs to Complete; and

(b)	on and after the Initial Funding Date, at the relevant time, the amount by which the aggregate of, without double-counting,
(i)	the undrawn balance of the Total Commitment remaining available to be borrowed by the Borrower;
(ii)	the cash balance or Cash Equivalents standing to the credit of the Project Revenue Account;
(iii)	the amount of an Investment in the form of equity in the Borrower made by the Sponsors in excess of the Sponsor Contributions; and
(iv)	the Cost Overrun Reserve Requirement,

is less than the Costs to Complete.

“Future Project Authorizations” means those Project Authorizations which are not required as of the relevant date but are required as of a later date and which are identified in Schedule 14 hereto as Future Project Authorizations.

“Government Funding Agreements” has the defined meaning assigned in Schedule 11.

“Government Funding Debt” means the Debt and other obligations of the Borrower owing to each of the Government Funding Entities arising under, pursuant to or otherwise in respect of each of the Government Funding Agreements, and any item or part of any thereof.

“Government Funding Entities” has the defined meaning assigned in Schedule 11.

“Government Funds” means the amount of money or credit advanced or to be advanced to the Borrower under the Government Funding Agreements by way of loans or grants.

“Governmental Authority” means any national, supranational, union of nations, federal, state, provincial, territorial, regional, municipal or local government, governmental department, court, central bank, monetary authority, regulatory authority, administrative tribunal, commission, board, bureau, agency, other authority, instrumentality or other entity of any union of nations, nations or any nation, state, province, territory, government or other political subdivision thereof, and any person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any of the foregoing entities and includes any court, tribunal, grand jury, mediator, arbitrator, referee or other decision-making authority of competent jurisdiction, whether foreign or domestic.

“Guarantor” means BioAmber and Mitsui, as the context requires.

“Hazardous Materials” means any pollutant or Contaminant, including any hazardous, dangerous, registrable or toxic chemical, material or other substance within the meaning of any Environmental Law, including urea formaldehyde foam type of insulation, asbestos or asbestos containing materials, polychlorinated biphenyls (PCB’s) or PCB contaminated fluids.

“Holding Entity” of any person that is a corporation or other artificial legal or commercial entity means another person that Controls that person.

“IFRS” means generally accepted accounting principles applied in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board and approved by the Canadian Institute of Chartered Accountants (or any successor institute) for application in Canada.

“Impermissible Qualification” means, relative to the opinion or report of any independent certified public accountant or any independent chartered accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or report (i) which is of a “going concern” or similar nature, (ii) which relates to any limited scope of examination of matters relevant to such financial statement or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 9.2.

“Income Taxes” means taxes based on or measured by income or profit of any nature or kind, including Canadian federal, provincial and territorial income taxes, US Federal, State and local income taxes and similar such taxes imposed by any other foreign jurisdiction (including any union of nations).

“Indemnified Taxes” means (a) Taxes, other than Secured Party’s Own Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Secured Document and (b) to the extent not otherwise included in (a), Other Taxes.

“Independent Technical Consultant” means Jacobs Consultancy Inc. and its successors and permitted assigns.

“Initial Funding Date” means the date on which the first Drawdown is made hereunder.

“Insolvency Event” means, with respect to any person, that such person does not pay or perform its obligations generally as they become due or admits in writing its inability to pay or perform its debts generally, (including, shiharai funou and shiharai teishi under Japanese law), that such person commits an act of bankruptcy within the meaning of the Bankruptcy and Insolvency Act

(Canada), or any Insolvency Proceeding is instituted by or against that person (excluding any Insolvency Proceeding being contested by that person in good faith by appropriate proceedings so long as enforcement remains stayed, none of the relief sought is granted (either on an interim or permanent basis) and such Insolvency Proceeding is dismissed within thirty (30) days of its commencement), or that person takes corporate, partnership or other internal management action to authorize any of the actions set forth above in this definition.

“Insolvency Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., the Winding-Up and Restructuring Act (Canada), the Civil Rehabilitation Act (Japan) (Act No. 225 of 1999), the Corporate Reorganisation Act (Japan) (Act No. 154 of 2002), the Bankruptcy Act (Japan) (Act No. 75 of 2004), the Companies Act (Japan) (Act No. 86 of 2005), the Special Mediation Act (Japan) (Act No. 158 of 1999), any provision of any statute governing the existence of any artificial legal person permitting that legal person to propose an arrangement with respect to any class of its creditors or any other like, equivalent or analogous legislation of any jurisdiction.

“Insolvency Proceeding” means, with respect to any person, any proceeding contemplated by any application, petition, assignment, filing of notice or other means, whether voluntary or involuntary, under any Insolvency Law seeking any moratorium, reorganization, adjustment, composition, proposal, compromise, arrangement, administration or civil rehabilitation proceeding, corporate reorganisation proceeding, bankruptcy proceeding, special liquidation (tokubetsu seisan) or special mediation (tokutei chotei) under Japanese law or other like or similar relief in respect of all or any substantial part of the obligations of such person, seeking the winding up, liquidation or dissolution (including liquidation (seisan) and dissolution (kaisan) under Japanese law) of such person or all or any substantial part of its property, seeking any order, declaring, finding or adjudging such person insolvent or bankrupt, seeking the appointment (provisional, interim or permanent) of any receiver or resulting, by operation of law, in the bankruptcy of such person.

“Insurance Broker’s Certificate” means a certificate from the Borrower’s insurance broker substantially in the form of Schedule 19.

“Insurance Event” means any loss or damage to the assets of the Borrower that gives rise to a claim and payment to the Borrower under any insurance policy maintained by the Borrower (excluding any claim under a business interruption insurance policy).

“Insurance Proceeds” means an amount paid to the Borrower by reason of an Insurance Event (excluding proceeds of business interruption insurance), net of any reasonable out-of-pocket fees, costs and expenses actually paid by the Borrower to an Unrelated Party to recover payment of such amount.

“Intellectual Property Rights” means any and all rights, title and interest, anywhere in the world, in and to: (i) any inventions, all applications therefor and all patents which may be issued out of such applications and any reissues, divisions, continuations, continuations-in-part, renewals and extensions; (ii) any trade names, trademarks, proposed trademarks, certification marks, distinguishing marks and guises, logos, insignias, slogans, trade styles, business identifiers, corporate names, company names, business names, whether or not registered or registerable, and the trade-mark registrations and applications therefor, together with all the goodwill related to any of the foregoing, and any domain names and registrations therefor; (iii) any copyright whether or not registered or registrable, moral rights, copyright registrations and applications therefor, including translations, derivatives, and modifications of any of the foregoing; (iv) any industrial designs whether or not registered or registrable, industrial design registrations and applications therefor, and any reissues, divisions, continuations, continuations-in-part and renewals; (v) trade secrets, confidential information, know-how, formulas and processes; and (vi) any other industrial or intellectual property rights, whether or not registered or registrable, including any reissues, divisions, continuations, continuations-in-part, renewals, translations, derivatives, modifications and extensions of any of the foregoing.

“Intercreditor Agreement” means an agreement amongst the Agent, each applicable Obligor and each holder (or a trustee under a related trust indenture) of secured Debt pursuant to which, inter alia, the priority of the Security and the Liens securing such secured Debt over the Collateral are regulated and includes the SJIF Intercreditor Agreement.

“Interest Payment Date” means with respect to Loan, the last day of each Interest Period applicable to it.

“Interest Period” means, with respect to any Loan, (i) the period of three (3) months commencing on the Drawdown Date of that Loan and (ii) thereafter, each three (3) month period commencing on the last day of the immediately preceding Interest Period for such Loan, provided that no Interest Period shall end on a date falling after the Maturity Date.

“Investment” means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business) or contribution of capital to any other person or any acquisition of Capital Stock, deposit accounts, certificates of deposit, mutual funds, bonds, notes, debentures or other securities of any other person or any structured notes or Derivatives.

“IP License” means a license of a right to use Intellectual Property Rights.

“Joint Venture Agreement” has the defined meaning assigned in Schedule 11.

“Land Purchase Agreement” has the defined meaning assigned in Schedule 11.

“Lanxess Subordination Agreement” means the subordination and postponement agreement among Lanxess Inc., the Borrower and the Agent, in form and substance acceptable to the Agent (acting on the instructions of the Required Lenders).

“Lender” means (i) each person listed in Schedule 1 with a Commitment, (ii) each Transferee of each person referred to in Clause (i) of this definition relative to its rights and obligations under the Loan Facility and (iii) any immediate or subsequent Transferee of any such Transferee relative to such rights or obligations.

“Lender Affiliate Joinder Agreement” means an agreement in the form of Schedule 26 (or in such other form to substantially the same effect as the Agent may accept) duly completed and executed by the Borrower and an affiliate of a Lender and delivered to the Agent.

“Lenders’ Counsel” means (i) in the Province of Ontario, Fasken Martineau DuMoulin LLP, (ii) in each other relevant jurisdiction, such local legal counsel as the Lender may designate as the Lenders’ legal counsel in that jurisdiction, and (iii) in each case, such replacement or additional firm as the Lender may designate from time to time as the Lender’s legal counsel.

“Lending Office” of a Lender means the office of that Lender which that Lender notifies to the Agent from time to time as being the office to and from which notices and payments to and by it under the Loan Facility are to be made pursuant to this Agreement.

“License Agreement” means the amended and restated process and technology license agreement dated as of January 24, 2014 among the Borrower, as licensee, BioAmber Luxco and BioAmber.

“Lien” means (i) any right of set-off intended to secure the payment or performance of an obligation, (ii) any interest in property created by way of mortgage, pledge, charge, lien, assignment by way of security, hypothecation, security interest, hire purchase agreement, conditional sale agreement, deposit arrangement, title retention, capital lease or discount, factoring or securitization arrangement on recourse terms, (iii) any statutory deemed trust or lien, (iv) any preference, priority, adverse claim, levy, execution, seizure, attachment, garnishment or other encumbrance which binds property, and (v) any agreement to grant any of the rights or interests described in Clauses (i) to (iii) of this definition.

“Limit Commercial Operation Date” means (a) the earlier to occur of (i) the date which falls 18 months after the Financial Closing Date and (ii) September 30, 2015 or (b) such other date consented to by the Required Lenders.

“Loan” means any amount of money or credit advanced, deemed advanced or to be advanced (as the context requires) by the Lenders to the Borrower pursuant to this Agreement under the Loan Facility by way of loan in Dollars upon which interest shall be calculated in accordance with the applicable provisions of this Agreement with reference to the Canadian Prime Rate.

“Loan Documents” at any time means, collectively, this Agreement, the SJIF Intercreditor Agreement, each other Intercreditor Agreement, the Security Documents, the Lanxess Subordination Agreement, each Consent and each document delivered to or for the benefit of the Agent and the Lenders pursuant to or otherwise in connection with any of the foregoing agreements.

“Loan Facility” means the non-revolving term loan facility established by the Lenders under Section 2.1.

“Loan Obligations” means the Debt and other obligations of each Obligor owing to each of the Agent and the Lenders incurred under or pursuant to this Agreement or any other Loan Document, and any item or part of any thereof.  For certainty, “Loan Obligations” shall include interest accruing subsequent to the commencement of, or which would have accrued but for the commencement of, any Insolvency Proceeding in accordance with and at the rate (including the Default Rate to the extent lawful) specified herein or in another applicable Loan Document, whether or not such interest is an allowable claim in such Insolvency Proceeding.

“Loan Transfer Agreement” has the defined meaning assigned in Section 12.10.4.

“Maintenance Reserve Account” or “MRA” means the segregated account established pursuant to Section 5.3, or such other account as may be agreed by the Agent and the Borrower from time to time and notified by the Agent to the Secured Parties.

“Maintenance Reserve Requirement” means, at any time, the amount which is equivalent to the Project’s six (6) month projected maintenance costs as confirmed by the Independent Technical Consultant.

“Maintenance Reserve Deficiency” means at any time from and after Commercial Operation Date, the amount, if any, by which the then current outstanding credit balance of the Maintenance Reserve Account is less than the Maintenance Reserve Requirement at such time.

“Major Project Party” means each Obligor, the Contractor, the E&C Support Provider and any other parties which the Borrower and the Lenders agree in writing to be named as a Major Project Party.

“Majority Lenders” means (a) at any time there are three (3) or more Lenders, at least two (2) Lenders that are not Affiliates of one another whose Commitments collectively amount to (i) at least sixty-six and two thirds percent (66-2/3%) of the Total Commitment if no Enforcement Event has occurred or (ii) at least sixty-six and two thirds percent (66-2/3%) of the Total Commitment immediately before the time the Enforcement Event occurs if an Enforcement Event has occurred and (b) at any time there are less than three (3) Lenders, all of the Lenders.

“Material Adverse Change” means any circumstance, occurrence, fact, condition (financial or otherwise) or change (including a change in Applicable Law, event, development or effect) that, individually or in the aggregate, has, or is reasonably likely to have, in the opinion of the Required Lenders, acting reasonably, a Material Adverse Effect.

“Material Adverse Effect” means (i) a material adverse effect (or a series of adverse effects, none of which is material in and of itself but which, cumulatively, result in a material adverse effect) on the business, operations, affairs, performance, properties, prospects, revenues, assets, liabilities (including contingent liabilities), obligations, capitalization, results of operations (financial or otherwise), cash flows or condition (financial or otherwise) of any Obligor, any Major Project Party and/or the Project, (ii) any material impairment of any Obligor’s ability to exercise its rights or perform any of its obligations under any Material Transaction Document or (iii) any prejudice to, restriction on or rendering unenforceable or ineffective, any obligation under any Material Transaction Document or any Security over any material asset or any right intended or purported to be granted under or pursuant to any Loan Document to or for the benefit of the Secured Parties.  The final determination as to whether a Material Adverse Effect has occurred will be made by the Required Lenders acting reasonably.

“Material Project Documents” means collectively, the agreements listed in Schedule 11 and, after the execution and delivery thereof, each Additional Project Document and any replacement of any thereof.

“Material Transaction Documents” means the Loan Documents and the Material Project Documents.

“Maturity Date” means June 30, 2022, or the preceding Business Day if such date is not a Business Day.

“Mitsui” means Mitsui & Co., Ltd., existing as a corporation incorporated under the laws of Japan.

“Mitsui Guarantee” means the guarantee by Mitsui in favour of the Agent, in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders), and pursuant to which Mitsui guarantees 30 % of all of the Secured Obligations of Borrower; provided however that such guarantee shall be limited to $6,000,000 plus all accrued interest on the Secured Obligations, fees and expenses as set out therein.

“Mitsui SPA” means the securities pledge agreement by Mitsui in favour of the Agent, in form and substance acceptable to the Agent (acting on the instructions from the Required Lenders), pursuant to which, inter alia, Mitsui pledges all of the present and future Capital Stock of the Borrower it owns.

“Mortgage” has the defined meaning assigned in Schedule 12.

“Net Disposal Amount” with respect to any Asset Disposal by the Borrower means an amount equal to the difference between (i) the aggregate amount of cash consideration and/or non-cash consideration (valued at the fair market value thereof by the board of directors of the Borrower in good faith) received by the Borrower in respect of such Asset Disposal minus (ii) the sum of (A) all reasonable out-of-pocket fees, costs and expenses actually paid by the Borrower to Unrelated Parties in connection with such Asset Disposal plus (B) all income taxes payable in cash in respect of the Fiscal Year in which such Asset Disposal occurred directly attributable to such Asset Disposal plus (C) the net amount of any Sales Taxes included in Clause (i) above to the extent the Borrower is obliged to remit such taxes to an applicable Governmental Authority plus (D) the amount required to be paid to discharge any Permitted Lien on the asset disposed if such discharge is a condition of such Asset Disposal.

“New Document” has the defined meaning assigned in Section 9.3.16(a).

“Note” means any promissory note issued at the request of a Lender pursuant to Section 12.7.2.

“Obligor” means the Borrower, BioAmber, Mitsui and BioAmber Luxco, as the context requires.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OMC Budget” has the defined meaning assigned in Section 9.1.1(d).

“Operating Costs” means, for any period, the sum, computed without duplication, of all costs and expenses paid by the Borrower in cash during such period (or, in the case of any future period, projected to be paid or payable in cash during such period) in connection with the operation, maintenance and administration of the Project, including (i) costs of operating and administering the Project and of maintaining it in good repair and operating condition, (ii) costs of feedstocks, fuel, chemicals and other consumables, (iii) labour costs, (iv) costs of insurance, (v) Taxes and royalties, (vi) costs of utilities, supplies and other services acquired in connection with the operation and maintenance of the Project, (vii) costs of shipping and transporting Product, (viii) costs and fees in respect of the obtaining and maintaining in effect the Authorizations relating to the Project, (ix) legal, accounting and other professional fees in respect of any of the foregoing (including payments to the Agent and the Independent Technical Consultant), (x) net amounts payable on a scheduled basis under Permitted Derivatives and (xi) costs of marketing the Product.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, property or excise or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Secured Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 12.10.10) as a result of a present or former connection between the Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Secured Document, or sold or assigned an interest in any Loan or Secured Document).

“Participant” has the defined meaning assigned in Section 12.10.3.

“Pension Event” means, (i) the failure of the Borrower to make or remit any employer or employee contributions with respect to any Pension Plan required by Applicable Law or by the terms of such Pension Plan; (ii) the revocation of registration by applicable regulatory authorities of a Defined Benefit Plan; (iii) the failure of a Pension Plan to comply with any material provisions of Applicable Law or with the material terms of such Pension Plan; (iv) (A) the filing of a notice with a Governmental Authority to, (B) the institution of proceedings by any Governmental Authority to, or (C) the actual, termination or wind up of all or a Defined Benefit Plan; (v) a trustee is appointed to administer a Defined Benefit Plan; or (vi) the aggregate Unfunded Liability under all Pension Plans exceeds in the aggregate the Threshold Amount.

“Pension Plan” means (i) a Canadian Pension Plan or (ii) any other pension plan, pension benefit plan or similar arrangement applicable to employees of the Borrower and in respect of which the Borrower is obligated to fund under any Applicable Law (excluding any (A) such plan or plans that are funded solely from the general assets of the Borrower and (B) any Canadian group registered retirement plan).

“Permitted Derivative Obligations” means (without duplication) the Debt and other obligations of the Borrower owing to each of the Secured Parties incurred under, pursuant to or otherwise in respect of Permitted Derivatives, and any item or part of any thereof.  For certainty, “Permitted Derivatives Obligations” shall include interest accruing subsequent to the commencement of, or which would have accrued but for the commencement of, any Insolvency Proceeding, in accordance with and at the rate (including any applicable default rate to the extent lawful) specified herein or in another applicable Secured Document, whether or not such interest is an allowable claim in such Insolvency Proceeding.

“Permitted Derivatives” means Derivatives which are entered into by the Borrower with a Lender, an Affiliated Secured Party or on an unsecured non-credit enhanced basis with any other bank as a bona fide hedge (and not for speculation) against fluctuations in interest rates relating to not more than 90% of the outstanding Loans.  For the purposes of this Agreement, a Derivative entered into by a Lender or Affiliated Secured Party with the Borrower shall be deemed to be a Permitted Derivative if that Lender or Affiliated Secured Party had no knowledge, at the time such Derivative was entered into, that it was prohibited by the terms of this Agreement.

“Permitted Distribution” in relation to the Borrower means (i) a Distribution to the Sponsors in respect of the Capital Stock of the Borrower and (ii) any management or service fees or bonus payments paid by the Borrower to the Sponsors pursuant to the Joint Venture Agreement provided that such fees and payments are expensed in accordance with Applicable Accounting Principles.

“Permitted Distribution Conditions” has the defined meaning assigned in Section 9.4.16(a).

“Permitted Distribution Date” has the defined meaning assigned in Section 9.4.16(a).

“Permitted Investment” means an Investment permitted to be made by the Borrower pursuant to Section 9.4.12.

“Permitted Liens” means a Lien permitted to exist pursuant to Section 9.4.8.

“Permitted Royalty Payment” has the defined meaning assigned in Section 5.6.3(j).

“Plant” means the 30,000 metric tonnes per year bio-succinic acid plant which is currently being constructed on the Site Lands and all buildings and other facilities relating to or used in connection with the plant.

“PPSA” means the Personal Property Security Act (Ontario).

“Preferred Shares” means Capital Stock of the Borrower which the Borrower is required, or may at the option of the holder be required, to purchase, redeem or otherwise acquire therein, before the earlier of payment in full of the Secured Obligations or twelve (12) months after the Maturity Date.

“Priority of Payments” has the defined meaning assigned in Section 5.6.3.

“Product” means bio-succinic acid produced at the Plant by the Borrower.

“Project” means the design, engineering, equipment procurement, construction, commissioning, start-up, operation, maintenance and management of the Plant on the Site Lands, and the production and sale of Product to customers in a variety of chemical markets.

“Project Budget” means the final budget for the Project Costs set out in the Base Financial Model as the Financial Closing Date.

“Project Assets” means, collectively, all present and future assets and rights, whether owned or leased, by or for the benefit of the Borrower, directly or indirectly, relating to or used or intended to be used in connection with the Project or the design, engineering, construction, commissioning, start-up, operation, maintenance or management of the Project or forming part of the Project, including (i) the Plant, (ii) the Real Property Interests, (iii) the Project Machinery and Equipment, (iv) the Project Documents, (v) the Project Authorization, (vi) all Project IP Rights, (vii) the Accounts, (viii) all Cash Revenues, (ix) all proceeds of insurance maintained by or on behalf of the Borrower with respect to the Project, (x) all expansions, additions, improvements and modifications made from time to time to any of the foregoing; and (xi) all proceeds from any of the foregoing.

“Project Authorizations” means, as of the relevant date, collectively, the Authorizations then required for the design, equipment procuring, engineering, construction, commissioning, start-up, operation, maintenance, management and financing of the Project and the production, processing, transportation and sale of Product produced at the Project, including, the Authorizations listed in Schedule 14 hereto and any replacement of any thereof.

“Project Costs” means, collectively, but without duplication, all hard and soft costs and expenditures in respect of the design, engineering, equipment procurement, construction, commissioning, start-up, and operations of the Project which are reflected in the Base Financial Model, and which are incurred or to be incurred by the Borrower in connection with the Project and including Capital Expenditures and Operating Costs related to the Project, and including (i) payments under the Construction Management & Procurement Agreement and the Engineering & Construction Support Agreement, (ii) other ancillary construction costs outside the scope of the Construction Management & Procurement Agreement and the Engineering & Construction Support Agreement, (iii) payments under the Equipment Supply Contracts, (iv) Project commissioning costs, (v) pre-construction and development costs for permitting, legal, preliminary engineering and feasibility analysis, (vi) financing costs, (vii) interest, upfront fees and standby commitment fees incurred or earned and payable prior to the Commercial Operation Date, (viii) initial working capital required prior to the Commercial Operation Date, (ix) the Borrower’s engineering costs, (x) costs of any consultants including the Independent Technical Consultant payable prior to the Commercial Operation Date, (xi) development charges and fees, (xii) the Cost Overrun Reserve Requirement, Debt Service Reserve Requirement and the Maintenance Reserve Requirement, (xiii) land lease payments; and (xiv) the overall Project contingency allocation (with such contingency allocation being adjusted based on consultation with the Independent Technical Consultant).

“Project Documents” means, collectively, each Material Project Document and all other agreements entered into from time to time by the Borrower in connection with the Project.

“Project IP Rights” means, collectively, all Intellectual Property Rights relating to or used or intended to be used in connection with the Project, including the IP License under the License Agreement.

“Project Machinery and Equipment” means, collectively, all equipment (within the meaning ascribed to that term under the PPSA or Applicable Accounting Principles) in which the Borrower now or hereafter has rights relating to or used or intended to be used in connection with the Project or located at any time on the Site Lands.

“Project Revenue Account” means the account opened at the Agent in the name of the Borrower and maintained at the sole expense of the Borrower, subject to the Security in favour of the Agent (including the Blocked Accounts Agreement) and into which, inter alia, shall be deposited the proceeds of all Loans and which account shall operate pursuant to, and in accordance with, this Agreement.

“Project Schedule” means the schedule for construction and completion of the Project as set forth as an attachment to the Base Financial Model.

“Proof of Capacity” means the time when the Agent has provided the Proof of Capacity Notice to the Borrower and the Lenders that each of the conditions precedent set out in Section 6.5 has been satisfied and/or waived by the Lenders.

“Proof of Capacity Certificate” means a Certificate of the Independent Technical Consultant, in form and substance satisfactory to the Lenders, stating that the data Borrower run data received and reviewed by the Independent Technical Consultant indicates that the Plant has produced sixty-six (66) metric tonnes of Product per day for five (5) consecutive days.

“Proof of Capacity Date” means the date on which Proof of Capacity occurs.

“Proof of Capacity Notice” has the defined meaning assigned in Section 6.5.

“Property Reinvestment Application” means, with respect to any Asset Disposal, the application of an amount equal to the Net Disposal Amount (or a portion thereof) with respect to such Asset Disposal to the acquisition by the Borrower of capital assets from an Unrelated Party to be used in the business of the Borrower (in which event the Property Reinvestment Application shall be limited to the fair market value of such acquired operating assets).

“Proposed OMC Budget” has the defined meaning assigned in Section 9.1.1(d).

“Punch List Amount” means an amount equal to the amount certified by the Borrower and confirmed by the Independent Technical Consultant and Agent, as an estimate of the amount of the costs to complete the Punch List Items.

“Punch List Items” means the list of punch list items (also known as items of work) remaining to be performed or corrected after the Commercial Operation Date under or in connection with the Project Documents prepared by the Borrower and confirmed by the Independent Technical Consultant and Agent.

“Punch List Reserve Sub-Account” has the defined meaning assigned in Section 5.5(a).

“Quarterly Date” means the last Business Day of each of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.

“Rateable Share” of any Lender means (i) in relation to any outstanding Loan, the proportion borne by such Lender’s share of that Loan to the full amount of that Loan and (ii) in relation to the Loan Facility and any other matter, the proportion borne by such Lender’s Commitment to the Total Commitment.

“Real Property Interests” means the interests of the Borrower in the Site Lands together with the Easements listed in Schedule 16 and any other Easements required for access in, on, under and across the Project and the Site Lands and for the construction, operation or maintenance of the Plant.

“Reference Lender” means the Agent (or any Affiliate designated by it) acting in its capacity as a reference bank under this Agreement with respect to the Loan Facility or any replacement of such reference bank appointed pursuant to Section 11.15.2.

“Relevant” when used in relation to any Drawdown or Lender means the applicable one of them, as the context requires.

“Repayment Notice” means a duly completed notice in the form of Schedule 5 signed by the Borrower and delivered to the Agent pursuant to Section 4.3.

“Replacement Lender” shall have the meaning ascribed to such term in Section 12.10.10.

“Required Lenders” means the Majority Lenders, except for those matters specified in Sections 11.18.2, 11.18.3 and 11.18.4 in which case it means those of the Agent and Lenders stipulated in those Sections.

“Responsible Officer” of an Obligor means the president, chief executive officer, chief operating officer, chief financial officer, treasurer, an executive vice-president, a senior vice-president or other senior executive officer of that Obligor.

“Sales Taxes” means sales, transfer, turnover or value added taxes of any nature or kind, including Canadian goods and services and harmonized sales taxes and U.S. and Canadian federal, state, provincial and local sales and excise taxes.

“Sanctioned Activities” means business activities that are subject to sanctions/embargos imposed by Canada, by the Swiss State Secretariat for Economic Affairs, the United Nations, the European Union and/or the United States Office of Foreign Assets Control, and includes any Canadian Economic Sanctions and Export Control Laws.

“Sanctioned Countries” means Iran, Myanmar (Burma), North Korea, Sudan, South Sudan and Syria or other countries that are subject to economic and trade sanctions as communicated by the Agent to the Borrower.

“Sanctioned Persons” means persons named on any sanctions lists issued by one of the Swiss State Secretariat for Economic Affairs, the United Nations Security Council, the European Union, the United States Office of Foreign Assets Control and/or the United States Department of the Treasury, and includes any Canadian Blocked Person.

“Scheduled Commercial Operation Date” means June 30, 2015 or such other date as the consented to by the Required Lenders.

“Scheduled Principal Repayment Commencement Date” means the date which falls three months after the earlier of (a) the Commercial Operation Date and (b) the Scheduled Commercial Operation Date.

“Scheduled Principal Repayment Date” means the Scheduled Principal Repayment Commencement Date and each day that falls every three (3) months after the Scheduled Principal Repayment Commencement Date, through and including the Maturity Date.

“Scheduled Principal Repayment Instalment” on any Scheduled Principal Repayment Date means the aggregate principal amount of Loans required to be repaid on such Scheduled Principal Repayment Date pursuant to Section 4.1, as same may be reduced from time to time pursuant to Section 4.2.8.

“Secured Documents” at any time means the Cash Management Agreements, Loan Documents and Permitted Derivatives entered into with a Secured Party in effect at that time.

“Secured Obligations” means Cash Management Obligations, Loan Obligations and Permitted Derivative Obligations, and any item or part of any thereof.

“Secured Parties” means the Agent, the Lenders and each Affiliated Secured Party, and (as the context so admits) each and any of them.

“Secured Party’s Own Taxes” means Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, imposed on a Secured Party by a Governmental Authority of a jurisdiction in which the Secured Party is subject to taxation by reason of the fact that the Secured Party is organized under the laws of or has its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or a political subdivision thereof); but excluding, for greater certainty, Taxes levied only by reason of the fact that the Secured Party has executed, delivered, become party to or performed its obligations under, has received or is entitled to receive payments under, or has enforced or perfected a security interest under any Secured Document, or sold or assigned an interest in any Loan or Secured Document.

“Security” at any time means the Liens created (or intended by their express or implied terms to be created) in favour of each of the Agent, the Lenders and each Affiliated Secured Party by any of the Security Documents.

“Security Documents” at any time means the documents delivered or required to be delivered (as the case may be) pursuant to this Agreement to or for the benefit of the Secured Parties at or before such time to guarantee or secure the payment or performance of any of the Secured Obligations, such documents to be in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders), and to include the documents described in Schedule 12, including the Sponsor Guarantees.

“Site Lands” means the real property and interest therein owned by the Borrower pursuant to the agreement of purchase and sale dated as of May 25, 2012 between Lanxess Inc. and the Borrower, located in the City of Sarnia, Province of Ontario, having an area of approximately 11 acres and having the legal description set out in Schedule 16.

“SJIF Intercreditor Agreement” means the agreement amongst the Agent, each applicable Obligor and the SJIF Lender pursuant to which, inter alia, the priority of the Security and the SJIF Security are regulated.

“SJIF Lender” means the Her Majesty The Queen In Right of the Province of Ontario, as represented by the Minister of Economic Development and Innovation (formerly known as the Minister of Economic Development and Trade).

“SJIF Loan Agreement” means the loan agreement dated September 30, 2011 between the SJIF Lender and the Borrower, as amended by the consent and amendments to loan agreement dated September 27, 2012, as further amended by the second amending agreement dated August 30, 2013, and as further amended by the amending agreement no. 3 dated March 3, 2014.

“SJIF Loan Documents” means the SJIF Loan Agreement, the SJIF Security Documents and each document delivered to or for the benefit of the SJIF Lender pursuant to or otherwise in connection with any of the foregoing agreements.

“SJIF Security” at any time means the Liens created (or intended by their express or implied terms to be created) in favour of the SJIF Lender by any of the SJIF Security Documents.

“SJIF Security Documents” at any time means the documents delivered or required to be delivered (as the case may be) pursuant to the SJIF Loan Agreement to or for the benefit of the SJIF Lender at or before such time to secure the payment or performance of any of the obligations under such documents and the other SJIF Loan Documents, and include the documents described in Schedule 25.

“Solvent” at any time when used with respect to a person means that:

(a)

if that person is formed under the federal laws of Canada or the laws of any Province thereof, that at such time (i) such person is not for any reason unable to meet its obligations as they generally become due, (ii) such person has not ceased paying its current obligations in the ordinary course of business as they generally become due and (iii) the aggregate property of such person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due; and

(b)

if that person is not formed under the federal laws of Canada or the laws of any Province thereof, that at such time (i) the present fair saleable value of the assets of such person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (including saimu chouka under Japanese law) (where “fair saleable value” means the fair market value of the property as a going concern in the context of an arm’s length sale and the valuation of contingent obligations being computed in light of all the facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or matured liability); (ii) such person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become matured in the ordinary course of business (the valuation of contingent obligations being computed in light of all the facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or matured liability); (iii) such person (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date of this Agreement; (iv) such person does not intend to or believe that it will incur debts beyond its ability to generally pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (v) such person does not intend to hinder, delay or defraud either present or future creditors.

“Sponsor” means BioAmber, Mitsui or BioAmber Luxco, as the context requires.

“Sponsor Guarantee” means the BioAmber Guarantee or the Mitsui Guarantee, as the context requires.

“Sponsor Shareholder” means BioAmber Luxco or Mitsui, as the context requires.

“Sponsors Consent Agreement” means the consent agreement among BioAmber, Mitsui and the Agent, in form and substance satisfactory to the Agent (acting on instructions form the Required Lenders), pursuant to which BioAmber and Mitsui consent to the transactions contemplated by the Secured Documents.

“Sponsors Contributions” means an aggregate amount equal to $93,307,000.

“Sponsors Security Documents” means the BioAmber Luxco SPA, the Mitsui SPA, the Sponsor Guarantees and the Subordination Agreements to which each of BioAmber, BioAmber Luxco and Mitsui is or will be a party.

“STA” shall mean the Securities Transfer Act (Ontario).

“Statutory Prior Claims” means claims for any unpaid wages, vacation pay, worker’s compensation, unemployment insurance, pension plan contributions, Unfunded Liability, employee or non-resident withholding tax source deductions, unremitted Sales Taxes, realty taxes (including utility charges and business taxes which are collectable like realty taxes), customs duties or similar statutory obligations secured by a Lien on the Borrower’s assets.

“Subordinated Debt” means any Debt of the Borrower which is (i) subject to terms and conditions satisfactory to the Agent (acting on the instructions from the Required Lenders) and (ii) subordinated and postponed to the prior payment in full of the Secured Obligations in a manner and in form and substance acceptable to the Required Lenders.

“Subordination Agreement” means an agreement amongst the Agent, the Borrower and each holder (or a trustee under a related trust indenture) of Subordinated Debt pursuant to which such Subordinated Debt is subordinated and postponed to the prior payment in full of the Secured Obligations in a manner and in form and substance acceptable to the Agent (acting on the instructions from the Required Lenders).

“Subsidiary” of any person (the “relevant party”) at any time means and includes (i) any body corporate that is Controlled by the relevant party or a majority of whose Voting Capital Stock is at that time owned by the relevant party directly or indirectly through Subsidiaries of the relevant party and (ii) any limited or general partnership, association, joint venture or other entity Controlled by the relevant party and in which the relevant party directly or indirectly through Subsidiaries has a majority of the equity or participating interests at the time and (iii) any other body corporate, limited or general partnership, joint venture or other entity (A) the accounts of which are consolidated with those of the relevant party in the relevant party’s consolidated financial statements prepared in accordance with Applicable Accounting Principles and (B) that is Controlled by the relevant party.  A person shall be deemed to be a Subsidiary of another person if it is a Subsidiary of a person that is that other’s Subsidiary.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Supply Agreements” means any supply, distribution, agency or offtake agreements entered into by or assigned to the Borrower relating to the sale of Products.

“Taxes” means all taxes, charges, levies, imposts and other assessments of any kind or nature whatsoever including capital taxes, realty taxes, business taxes, property transfer taxes, Income Taxes, Sales Taxes, customs duties, payroll taxes, stamp taxes, royalties, duties, imposts and all fees, deductions (compulsory loans) and withholdings (including backup withholding) imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with instalments, penalties, fines, additions to tax and interest thereon.

“Test Period” at any time means the period of four (4) consecutive Fiscal Quarters most recently ended.

“Threshold Amount” at any time means $200,000 (or the Equivalent in other currency).

“Total Commitment” means the total sum of the Commitments of the Lenders.

“Total Exposure” means, with respect to a particular Secured Party at a particular time, the total amount of the Secured Obligations owing to that Secured Party at that time determined by that Secured Party and approved by the Agent.  For this purpose, the amount of Cash Management Obligations shall be determined as the amount thereof notified by that Secured Party to the Agent.

“Transaction Documents” means the Secured Documents and the Project Documents.

“Transferee” has the defined meaning assigned in Section 12.10.4.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Pension Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent actuarial valuation date for such Pension Plan required under Applicable Law using the assumptions and methodologies applied under generally accepted actuarial principles and/or Applicable Law.

“Unrelated Party” in relation to any person (the “relevant party”) means another person that deals at arm’s length with the relevant party and is not (i) an Affiliate of the relevant party, (ii) a director or Responsible Officer of the relevant party or any Affiliate of the relevant party, or (iii) a person that does not deal at arm’s length with any person referred to in Clause (i) or (ii) of this definition.

“United States” means the United States of America.

“US Executive order No. 13224” means that certain United States Executive order No. 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), effective September 24, 2001.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended, and any regulations (including the regulations contained in 31 CFR 103.121) or guidelines promulgated thereunder.

“Voting Capital Stock” means Capital Stock of a person that is a corporation or other artificial legal or commercial entity which carries voting rights or the right to Control such person under any circumstances; provided that Capital Stock which carries the right to vote or Control conditionally upon the happening of an event shall not be considered Voting Capital Stock until the occurrence of such event and then only during the continuance of such right to vote or Control.

“Waste” means ashes, garbage and refuse and includes domestic waste, industrial waste, municipal refuse or such other wastes as are designated as such under any Environmental Law.

1.2	Extended Meanings

To the extent the context so admits, in this Agreement the following words and expressions shall be given the following corresponding extended meanings set out opposite them:

an “agreement” – any agreement, oral or written, any simple contract, deed or specialty, and includes any bond, bill of exchange, indenture, instrument or undertaking.

an “approved credit rating” – a rating at or above the following rating categories issued by at least two (2) of the following credit rating organizations (or their respective successors) for the category of commercial paper/short term debt (or any replacement such rating category), namely (i) R-1 (low) issued by DBRS Limited, (ii) F1 issued by Fitch Ratings, (iii) P-1 issued by Moody’s Investors Service or (iv) A-1 (Low) issued by Standard & Poor’s.

“arm’s length” – the meaning attributed thereto under the Income Tax Act (Canada).

an “asset” – any undertaking, business, property (real, personal or mixed, tangible or intangible) or other asset.

an “authorization” – any authorization, approval, consent, exemption, licence, permit, franchise, quota, privilege or no-action letter from any Governmental Authority or from any person in connection with any easements or contractual rights.

“change” – change, modify, alter, adjust, vary, amend, restate, amend and restate, supplement, extend, renew, compromise, novate, replace, terminate (excluding, for clarity, termination in accordance with the express terms of an applicable agreement, but not resulting from any breach, default or other equivalent or analogous cause), release, discharge, cancel, suspend or waive.

“claim” – claim, claim over, counter-claim, cross-claim, defence, demand or liability (actual or contingent, now existing or arising hereafter), whether arising by agreement or statute, at law or in equity or otherwise, or any proceeding, judgment or order of any court or other Governmental Authority or arbitrator.

“dispose”, “disposal” and “disposition” – lease, sell, transfer, licence (other than a licence that is not a permanent-user licence and is granted in the ordinary course of conducting day-to-day business) or otherwise dispose of any property, or the commercial benefits of use or ownership of any property, including the right to profit or gain therefrom, whether in a single transaction or in a series of related transactions (other than the payment of money).

a “document” – a written agreement, consent, waiver, certificate, notice or other written document or instrument.

“fair market value” – the highest price, expressed in terms of money and money’s worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm’s length, where neither party is under any compulsion to act.

a “final judgment” – a judgment, order, declaration or award of a court, other Governmental Authority, arbitrator or other alternative dispute resolution authority of competent jurisdiction from which no appeal may be made or from which all rights of appeal have expired or been exhausted.

a “government” – (i) the Crown in right of Canada or in the right of any Province of Canada, (ii) the government of a Territory in Canada, (iii) a municipality in Canada or (iv) the government of a foreign country or any political subdivision of it.

“guarantee” – any guarantee, indemnity, letter of comfort or other assurance made in respect of any Debt or any other obligation or financial condition of another, including (i) any purchase or repurchase agreement, (ii) any obligation to supply funds or invest in such other, (iii) any keep-well, take-or-pay, through-put or other arrangement having the effect of assuring or holding harmless another against financial loss, or maintaining another’s solvency or financial viability or (iv) any obligation under any credit Derivative; but shall exclude endorsements on notes, bills and cheques presented to financial institutions for collection or deposit in the ordinary course of business.  Whenever in this Agreement the amount of any guarantee is required to be determined or measured, such amount shall be an amount equal to the stated or determinable amount of the Debt in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming the guarantor is required to perform thereunder) as determined by the guarantor in good faith or, if the guarantee is expressly limited to a specified amount, such specified amount.

“include” – include without limitation and such term shall not be construed to limit any word or statement which it follows to the specific items or matters immediately following it or similar terms or matters.

“knowledge” – to the best of a person’s knowledge, information and belief after reasonable enquiry.

“losses and expenses” – losses, costs, expenses, damages, penalties, orders, orders, proceedings, claims, claims over, demands and liabilities, including any applicable court costs and legal fees and disbursements on a full indemnity basis.

“obligations” – indebtedness, obligations, promises, covenants, responsibilities, duties and liabilities (actual or contingent, direct or indirect, matured or unmatured, now existing or arising hereafter), whether arising by agreement or statute, at law, in equity or otherwise.

“order” – any order, award, directive, direction or request of any Governmental Authority, arbitrator or other decision-making authority of competent jurisdiction.

“paid in full” and “repaid in full” in relation to any payment obligation owing to any person (the “payee”) – permanent and irrevocable payment in cash (or other freely available funds transfer as may be expressly provided for in the applicable document creating or evidencing such payment obligation) to that payee in full of such payment obligation in accordance with the express provisions of the applicable document creating or evidencing such payment obligation, without regard to any compromise, reduction or disallowance of all or any item or part thereof by virtue of the application of any Insolvency Law, Fraudulent Conveyance Law, or other similar such laws, any law affecting creditors’ rights generally or general principles of equity, and, if applicable, the cancellation or expiry of any commitment of that payee to lend or otherwise extend credit.

a “person” – an individual, including an individual in his or her capacity as trustee, executor, administrator or other representative, a sole proprietorship, a partnership, an unincorporated association, an unincorporated syndicate, an unincorporated organization, a trust, including a business trust, a body corporate organized under the laws of any jurisdiction, a government or agency of a government or any other artificial legal or commercial entity.

a “proceeding” – any proceeding, legal action, lawsuit, arbitration, mediation, alternative dispute resolution proceeding or other proceeding.

a “rate of exchange” – the rate of exchange, including any premiums or costs payable in connection with any currency conversion being effected.

a “receiver” – a privately appointed or court appointed receiver or receiver and manager, interim receiver, liquidator, trustee-in-bankruptcy, administrator, administrative receiver and any other like or similar official.

“register” – register, file or record with an applicable Governmental Authority.

a “representative” – any person empowered to act for another, including an agent, an officer or other employee of a body corporate or association and a trustee, executor or administrator of an estate.

“rights” – rights, titles, benefits, interests, powers, authorities, discretions, privileges, immunities and remedies (actual or contingent, direct or indirect, matured or unmatured, now existing or arising hereafter), whether arising by agreement or statute, at law, in equity or otherwise.

“set-off” – any right or obligation of set-off, compensation, offset, combination of accounts, netting, retention, withholding, reduction, abatement, deduction, counter-claim or any similar right or obligation, or (as the context requires) any exercise of any such right or performance of such obligation.

“successor” of a person (the “relevant party”) – (i) any amalgamated or other body corporate of which the relevant party or any of its successors is one of the amalgamating or merging body corporates, (ii) any person resulting from any court approved arrangement of which the relevant party or any of its successors is party, (iii) any person to whom all or substantially all the assets of the relevant party is transferred, (iv) any body corporate resulting from the continuance of the relevant party or any successor of it under the laws of another jurisdiction of incorporation and (v) any successor (determined as aforesaid or in any similar or comparable procedure under the laws of any other jurisdiction) of any person referred to in Clause (i), (ii), (iii) or (iv) of this definition.  Each reference in this Agreement to any party hereto or any other person shall (where the context so admits) include its successors.

“written” and “in writing” – an original writing, a pdf or facsimile copy of a writing or an e-mail.

1.3	References to Agreements and Documents

Unless the context otherwise requires, each reference in this Agreement to any agreement or document (including this Agreement and any other defined term that is an agreement or document) at any time shall be construed so as to include such agreement or document (including any attached schedules, appendices and exhibits) and each change thereof made at or before that time; provided that (i) no change of this Agreement shall be effective unless it is made in compliance with Section 12.19 and (ii) any change to any agreement or document which is not made in compliance with the Loan Documents shall be disregarded for the purposes of determining whether or not the Obligor party thereto is in compliance with its obligations relative thereto under the Loan Documents (save for any obligations not to change such agreement or document contained in any Loan Document).

1.4	Reference to Statutes

Unless the context otherwise requires, each reference in this Agreement to any code, statute, regulation, official interpretation, directive or other legislative enactment of Canada, the United States of America, Japan, Luxembourg or any political subdivision of either thereof or any other foreign jurisdiction (including any political subdivision thereof) at any time shall be construed so as to include such code, statute, regulation, official interpretation, directive or enactment and each amendment, re-enactment, reissuance or replacement thereof made at or before that time.

1.5	Headings and Schedules

The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection, paragraph, subparagraph, Clause or other portion of this Agreement.  Each and every one of the Schedules which is referred to in this Agreement and attached to this Agreement shall form an integral part of this Agreement.

1.6	Grammatical Variations

In this Agreement, unless the context otherwise requires, (i) words and expressions (including words and expressions (capitalized or not) defined or given extended meanings) in the singular include the plural and vice versa (the necessary changes being made to fit the context), (ii) words in one gender include all genders and (iii) grammatical variations of words and expressions (capitalized or not) which are defined, given extended meanings or incorporated by reference in this Agreement shall be construed in like manner.

1.7	Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, including the contents of any certificate to be delivered hereunder, such determination, consolidation or computation shall, unless the parties otherwise agree or the context otherwise requires, be made in accordance with Applicable Accounting Principles applied on a consistent basis.  The parties hereto confirm that the definitions of financial terms and the levels of financial tests set out in this Agreement were based upon Applicable Accounting Principles adopted by the Borrower (“Historical Applicable Accounting Principles”).  If at any time the Borrower changes how it applies Applicable Accounting Principles or Applicable Accounting Principles change and such change is reflected in any subsequently prepared financial statements of the Borrower, then the Borrower or the Required Lenders may request the other parties hereto to agree upon amendments to the definitions of financial terms and/or to the levels of financial tests set out in this Agreement if the requesting party reasonably believes that such amendment is required to reflect substantially the same commercial or financial determination, consolidation, computation or financial measure under Applicable Accounting Principles, as applied under Historical Applicable Accounting Principles.  Until such amendments are agreed upon, or the requesting party withdraws such request for amendments, all such financial terms, determinations, consolidations and computations shall be made in accordance with Historical Applicable Accounting Principles and the Borrower shall provide the Lenders a reconciliation of Applicable Accounting Principles, as so changed and applied, to Historical Applicable Accounting Principles treatment with every Compliance Certificate provided to the Lenders pursuant hereto.

1.8	Permitted Liens

The inclusion of reference to Permitted Liens in any Loan Document is not intended to subordinate and will not subordinate, any Security to any Permitted Lien.

1.9	References to Time

Each reference in this Agreement to any time of the day shall, unless otherwise stated, be construed as a reference to Toronto time.

1.10	Day Not a Business Day

In the event that any day on which any action is required to be taken or payment made hereunder is not a Business Day, then such action will be required to be taken or payment made on or before the requisite time on the first (1st) Business Day immediately following thereafter, unless the first (1st) following Business Day is in the next calendar month, in which case the date will be the first preceding day that is a Business Day, provided that, if interest or any fees or any other amount is payable on a day that is not a Business Day, such interest or fees or other amount shall be payable on the first (1st) Business Day immediately following thereafter, unless the first (1st) following Business Day is in the next calendar month, in which case the date will be the first (1st) preceding day that is a Business Day, and shall continue to accrue at the rate provided for in this Agreement until such payment.

1.11	Lawful Interest Rate

In the event that for any reason the interest rates and other charges or amounts payable under this Agreement or any other Loan Document are found to exceed the limit allowed under Applicable Law, as determined in a final judgement, the obligation to pay any such interest, other charges or amounts shall automatically be reduced to such limit and any amounts paid in excess of such limit shall be refunded.  Without limiting the generality of the foregoing, in no event will the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable under this Agreement or any other Loan Document exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that Section 347) permitted under that Section 347 and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of such “interest” (as defined in that Section 347) is determined to be contrary to the provisions of that Section 347, such payment, collection or demand to the extent it exceeds the amount permitted by the highest lawful rate permitted by Applicable Law (the “Excess”) will be deemed to have been made by mutual mistake of the Borrower and the Secured Parties and the amount of such Excess payment or collection will be refunded to the Borrower.  For purposes of this Agreement or any other Loan Document, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of the obligation on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent will be prima facie evidence, for the purposes of such determination.

1.12	Rounding

Unless otherwise stated, (a) all currency amounts determined pursuant to this Agreement shall be rounded up, if necessary to be expressed in a whole number of cents, to the nearest cent and (b) all financial ratios required to be determined hereunder shall be truncated after five (5) decimal places without rounding.

Article 2
LOANS

2.1	Grant of Loan Facility

Upon and subject to the terms and conditions of this Agreement, the Lenders hereby establish a committed non-revolving term loan facility in favour of the Borrower.  Each Lender severally (and not jointly) agrees to make its share available in each Drawdown to be made in accordance with its Rateable Share of the Loan Facility.

2.2	Loan Facility Limit

The outstanding principal amount of all Loans shall not exceed the Total Commitment.

2.3	Cancellation of Undrawn Amount

The Total Commitment shall be cancelled and permanently reduced at the close of business on the last day of the Construction Period by the amount, if any, which (a) the Total Commitment at the close of business on the last day of the Construction Period exceeds (b) the total principal amount of all Loans outstanding at the close of business on the last day of the Construction Period.

2.4	Reductions

The Total Commitment shall reduce by the amount of each reduction in the Total Commitment made pursuant to Article 4 and accordingly the Commitment of each Lender shall reduce by the proportion of such reduction which such Lender’s Commitment bears to the Total Commitment.  Each Affected Lender’s Commitment shall reduce to the extent required pursuant to Section 4.6.

2.5	Availability

Upon and subject to the terms and conditions of this Agreement, the Borrower may request one Drawdown per month during the Construction Period on a non-revolving basis.

2.6	Drawdown Request

The Borrower must deliver a Drawdown Request to the Agent to obtain a Drawdown before noon on at least three (3) Business Days’ prior notice and specifying the principal amount (which must be $1,000,000 or a whole number multiple of $100,000 in excess thereof) and the Drawdown Date (which must be a Business Day falling within the Construction Period).  Each Drawdown Request delivered by the Borrower to the Agent shall be accompanied by a Costs to Complete Certificate and Drawdown Certificate, each bearing the same date as the Drawdown Request.

Article 3
INTEREST AND FEE CALCULATIONS AND CHANGES IN CIRCUMSTANCES

3.1	Interest

3.1.1Loans

.  The Borrower shall pay interest on the outstanding principal amount of each Loan calculated and payable from the Drawdown Date of such Loan until the date due to be repaid hereunder at a percentage rate per annum equal to the sum of (a) the Canadian Prime Rate plus (b) the Applicable Margin.

3.1.2Overdue Amounts

.  If any sum payable by the Borrower under any provision of this Agreement is not paid when due and payable hereunder (whether on its stipulated due date, on demand, on acceleration or otherwise), the Borrower shall pay interest to the Lenders entitled to payment of such overdue sum on the outstanding balance thereof calculated and payable from the date such sum was first so due and payable until the date it is paid in full in accordance with the provisions hereof at the Default Rate.

3.2	Fees

3.2.1Upfront Fee

.  The Borrower shall pay to the Agent for the account of each Lender an upfront fee equal to 2.50% of the Total Commitment (before any reduction thereto) due and payable concurrently with the first to occur of (a) the Initial Drawdown Date and (b) thirty (30) days after the date of this Agreement.

3.2.2Commitment Fee

.

(a)

Calculation.  The Borrower shall pay to the Agent for the account of the Lenders a commitment fee in relation to their respective Commitments based on the unused portion of the Loan Facility payable in Dollars which shall be in the amount determined by the Agent to be equal to the sum of the products for each day commencing on the date of this Agreement and ending on the Maturity Date of (a) the amount by which the Total Commitment exceeds the aggregate outstanding principal amount of all Loans at the end of that day multiplied by (b) the quotient of (i) 1.00% divided by (ii) 365.

(b)	Payment Dates. The Borrower shall pay the Commitment Fee quarterly in arrears for each calendar quarter on the third (3rd) Business Day of each calendar quarter.

The final payment of the Commitment Fee will be made on the Maturity Date or any earlier date of termination of the Loan Facility.

3.2.3Agent Fee

.  The Borrower shall pay the Agent an annual fee equal to the sum of $30,000, such fee to be payable on the Financial Closing Date and each anniversary thereof until the date on which all Secured Obligations are paid in full.

3.2.4Payment of Fees Generally

.  The fees or any part thereof payable hereunder by the Borrower shall not be refundable under any circumstances, regardless of whether any Drawdowns are requested by the Borrower or any other circumstance.  All fees payable hereunder by the Borrower shall be paid in immediately available funds and shall be in addition to reimbursement of the Agent’s and Lenders’ out-of-pocket expenses.

3.3	Interest and Fee Calculations and Payments

3.3.1General

.  Interest payable on any amount payable under this Agreement shall be (a) calculated upon the daily outstanding balance of such amount from (and including) the date it is first outstanding or advanced until (but excluding) the date it is repaid in full to the Lenders entitled thereto, (b) paid in Dollars and (c) payable in arrears on each Interest Payment Date relative thereto and (if any relevant portion of the Total Commitment has been cancelled or otherwise reduced to nil) on the date the final principal amount thereof is paid in full based upon the actual number of days elapsed in the relevant period of calculation.  Interest payable on each such amount shall be payable both before and after demand, default and judgment at the applicable rate set out in Section 3.1 with interest on overdue interest at the same rate (except to the extent provided otherwise in Section 3.1.2).

3.3.2Rate Based on Years of 365/366 Days

.  The rates of interest per annum payable on or in respect of Loans are expressed on the basis of a three hundred and sixty-five (365) day year or three hundred and sixty-six (366) day year in the case of a leap year.  The Commitment Fees payable in respect of the Loan Facility are expressed at a rate per annum based on a 365 day year.

3.3.3Interest Act Compliance

.  For the purposes of the Interest Act (Canada), any rate of interest made payable under the terms of this Agreement at a rate or percentage (the “Contract Rate”) for any period that is less than a consecutive twelve (12) month period, such as a 365 day basis, (the “Contract Rate Basis”) is equivalent to the yearly rate or percentage of interest determined by multiplying the Contract Rate by a fraction, the numerator of which is the number of days in the consecutive twelve (12) month period commencing on the date such equivalent rate or percentage is being determined and the denominator of which is the number of days in the Contract Rate Basis.

3.3.4No Deemed Reinvestment

.  The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement.

3.3.5Rates are Nominal Rates

.  The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.3.6Changes in the Canadian Prime Rate

.  Changes in the Canadian Prime Rate will cause an immediate adjustment of interest payable on or in respect of the corresponding Loans outstanding from time to time, without the necessity of any notice to the Borrower.

3.4	Increased Costs

3.4.1Change in Law

.

If any Change in Law:

(a)

subjects any Lender (or its Holding Entity) to, or causes the withdrawal or termination of a previously available exemption with respect to, any Taxes or changes the basis of taxation of payments due to any Lender or increases any Taxes payable by any Lender (or its Holding Entity) on or in respect of payments of principal, interest, fees or other amounts payable by the Borrower to that Lender under this Agreement or any other Secured Document provided that the foregoing does not apply to or in respect of:

(i)	Indemnified Taxes provided for under Section 3.6; and
(ii)

Taxes imposed as a result of a present or former connection between the Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, engaged in any other transaction pursuant to or enforced any Secured Document) and that are imposed on or measured by net income (however denominated) or that are franchise or branch profits taxes;

(b)

imposes, modifies or deems applicable any reserve, liquidity, cash margin, special deposit, deposit insurance or assessment, or any other regulatory or similar requirement against assets held by, or deposits with or for the account of, or loans or commitments by, or any other acquisition of funds for loans by, any Lender (or its Holding Entity), or on any unutilized portion of the Loan Facility, or on any obligation of any Lender under any Secured Document;

(c)

imposes on any Lender (or its Holding Entity) any Taxes on reserves or deemed reserves in respect of the undrawn portion of the Loan Facility or any “transaction tax” that is not based on such Lender’s net income;

(d)

requires any Lender (or its Holding Entity) to maintain any capital adequacy or additional capital requirement (including a requirement which affects that Lender’s (or its Holding Entity’s) allocation of capital resources to its obligations) in respect of the Loan Facility, its Rateable Share in any Loan, this Agreement or that Lender’s obligations hereunder or under any other Secured Document, or imposes any other condition or requirement with respect to the maintenance by any Lender (or its Holding Entity) of a contingent liability with respect to the Loan Facility, its Rateable Share in any Loan; or

(e)	imposes on any Lender (or its Holding Entity) any other condition or requirement with respect to this Agreement, any other Secured Document, the Loan Facility,

and such Lender (the “Affected Lender”), acting reasonably, determines (which determination shall be conclusive absent manifest error and bind the Borrower) that such occurrence has the effect of:

(f)	increasing the cost to the Affected Lender (or its Holding Entity) of agreeing to make or making, maintaining or funding its Rateable Share in any Loan or any portion of any thereof;
(g)	reducing the net income received by the Affected Lender (or its Holding Entity) in respect of this Agreement, the Loan Facility, its Rateable Share in any Loan or any portion of any thereof;
(h)

directly or indirectly reducing the effective return to the Affected Lender (or its Holding Entity) under any Secured Document on its overall capital as a result of the Affected Lender entering into such Secured Document or as a result of any of the transactions or obligations contemplated by such Secured Document; or

(i)

causing the Affected Lender to make any payment or to forego any interest, fees or other return on or calculated by reference to any sum received or receivable by that Lender under any Secured Document, then, within seven (7) days of demand from time to time being made to the Borrower by the Agent on behalf of the Affected Lender accompanied in each case by a certificate of the Affected Lender documenting the relevant calculations of the compensation being claimed by the Affected Lender, the Borrower shall forthwith pay to the Affected Lender such additional amounts as are set out in each such certificate in order to fully compensate the Affected Lender (or its Holding Entity) for such additional cost, reduction, payment, foregone interest or other return; provided that no Affected Lender shall be entitled to compensation for any such additional cost, reduction, payment, foregone interest or other return for any period of time occurring more than one hundred and eighty (180) days prior to the date of request therefor, unless the Change in Law has retroactive effect, in which case an Affected Lender shall also be entitled to compensation for any portion of such period of retroactive effect.

3.4.2Exclusions

.  Section 3.4.1 does not apply to the extent the additional cost, reduction, payment, foregone interest or other return is attributable to a Tax deduction for which right or entitlement to compensation is adequately provided for in Section 3.6.

3.5	Illegality

If at any time any Lender, acting reasonably, determines (which determination shall be conclusive and bind the Borrower) that any Change in Law has made it unlawful or impossible for that Lender (the “Affected Lender”) to make, fund or maintain any Loan or its Rateable Share in any Loan or to give effect to its obligations in respect of such Loan (an “Affected Loan”), the Affected Lender will promptly notify the Agent which shall promptly notify the Borrower.  Upon giving such notice the Borrower shall forthwith prepay the Affected

Lender’s Rateable Share of such Affected Loan and the Affected Lender shall not be required to make any such Affected Loan or its Rateable Share of such Affected Loan available in any manner.  Thereafter and until the Agent notifies the Borrower otherwise, the Borrower shall not have the right to require such Affected Lender to make any Loan or its Rateable Share of such Affected Loan available in any manner requested.

3.6	Taxes Generally

3.6.1No Withholding; Gross-Up Requirement

.  Each payment required to be made by the Borrower under each Secured Document shall be made without set-off or counterclaim, free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, except to the extent such deduction or withholding is required by any Applicable Law then in effect (as determined in the good faith discretion of the Borrower or the Agent).  To the extent and each time that the Borrower is so required to deduct or withhold Taxes from any such payment to or for the account of any Secured Party (the “Affected Secured Party”), then the Borrower will (a) promptly notify the Agent of such requirement, (b) promptly pay when due to the relevant Governmental Authority the full amount required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrower to or for the account of the Affected Secured Party under this Section 3.6.1), (c) promptly forward to the Affected Secured Party an official receipt (or a certified copy), or other evidence reasonably acceptable to the Agent, evidencing such payment to such Governmental Authority and (d) with respect to Indemnified Taxes of the Affected Secured Party, forthwith pay to the Affected Secured Party, in addition to the payment to which the Affected Secured Party is otherwise entitled under such Secured Document, such additional amount as is necessary to ensure that the net amount actually received by the Affected Secured Party (free and clear of Indemnified Taxes and free and clear of deductions and withholdings applicable to additional sums payable under this Section 3.6, whether assessed against the Borrower or the Affected Secured Party) will equal the full amount the Affected Secured Party would have received had no such deduction or withholding been required.

3.6.2Indemnity

.  If the Borrower fails to pay to the relevant Governmental Authority when due any Taxes that it was required to deduct or withhold under Section 3.6.1 in respect of any payment to or for the benefit of any Affected Secured Party under any Secured Document or fails to promptly furnish the Agent with the documentation referred to in Section 3.6.1(c), the Borrower shall forthwith within seven (7) days of demand fully indemnify the Affected Secured Party on a full indemnity after-Taxes basis from and against any Taxes (including interest and penalties), losses and expenses which the Affected Secured Party may suffer or incur as a result of such failure.  Notwithstanding any other provision of this Agreement, the Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties, assessments or government charges if and to the extent so required by Applicable Law, in which event the Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

3.6.3General Tax Indemnity

.  Without duplication of any other indemnity under this Agreement, and notwithstanding any provision of this Agreement to the contrary, the Borrower agrees to indemnify the Secured Parties (including their direct or indirect beneficial owners) for the full amount of any Indemnified Taxes imposed by any jurisdiction on amounts payable under any Secured Document, including any liability (including penalties, interest and expenses) arising thereon or with respect thereto.  Amounts payable by the Borrower under the indemnity set forth in this Section 3.6.3 shall be paid within seven (7) days from the date on which the party seeking indemnification hereunder makes written demand therefor, which demand shall be conclusive as to the amount of such indemnity absent manifest error.

3.6.4Indemnity for Additional Income Tax

.  The Borrower shall also indemnify each Affected Secured Party, on a full indemnity after-Taxes basis, for any additional Indemnified Taxes on net income that such Affected Secured Party may be obliged to pay as a result of the payment by the Borrower of any amount under this Section 3.6.

3.6.5Other Taxes

.  The Borrower shall pay, and shall indemnify and hold each Lender harmless from (on a full indemnity (after Taxes) basis) Other Taxes.

3.6.6None of Agent nor any Lender shall be obligated to disclose any information regarding its tax affairs or computations to the Borrower or any other Person in connection with Section 3.4 or 3.6.

3.7	FATCA

If a payment made to a Lender under any Loan Document would be subject to U.S. federal deduction or withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Article 4
repayment and prepayment

4.1	Scheduled Repayments of Loan Facility

Subject to Section 10.1.29, the Borrower shall repay to the Lenders each outstanding Loan in 26 equal quarterly instalments commencing on the Scheduled Principal Repayment Commencement Date and on each Scheduled Principal Repayment Date thereafter (or the immediately preceding Business Day for each such Scheduled Principal Repayment Date that is not a Business Day).  Each such quarterly instalment shall be in the amount determined as (a) the original principal amount of the Loan made multiplied by (b) the quotient of (i) 1 divided by (ii) 26.  The Total Commitment shall be permanently cancelled and reduce on each such repayment date by the amount of each such required repayment instalment.  The Borrower shall repay to the Lenders any remaining balance of the outstanding Loans, if any, on the Maturity Date.  The Borrower shall also pay to the Lenders on the Maturity Date all accrued and unpaid interest under the Loan Facility and all unpaid fees with respect thereto.  Any amounts repaid pursuant to this Section 4.1 may not be reborrowed.

4.2	Mandatory Prepayments

4.2.1Termination of Project

.  Contemporaneously with the termination, cancellation or abandonment of the Project the Borrower shall prepay all outstanding Loans (together with all accrued and unpaid interest thereon).

4.2.2Change in Control

.  Contemporaneously with the occurrence of a Change in Control the Borrower shall prepay all outstanding Loans (together with all accrued and unpaid interest thereon).

4.2.3Excess Cash Flow

.  The Borrower shall prepay Loans outstanding in the outstanding principal amount equal to the amount of each payment made pursuant to Sections 5.6.3(k) and 5.6.3(l).

4.2.4Asset Disposals

.  Except to the extent the Borrower is relieved of this obligation pursuant to Section 4.2.7, the Borrower shall prepay Loans outstanding in the outstanding principal amount equal to the lesser of (a) the Net Disposal Amount from any Asset Disposal to the extent it is not applied or committed to being applied (and in fact is so applied within the ensuing six (6) months of such commitment being made) to a Property Reinvestment Application within six (6) months after such Asset Disposal and (b) the total outstanding principal amount of all Loans then outstanding.  Such prepayment shall be made on the fifth (5th) Business Day after the six (6) month anniversary of such Asset Disposal or, if committed to be reapplied within such six (6) month period, but not reinvested in the immediately following six (6) month period, on the fifth (5th) Business Day after the anniversary of such Asset Disposal.

4.2.5Comprehensive Insurance Proceeds

.  Except to the extent the Borrower is relieved of this obligation pursuant to Section 4.2.7, the Borrower shall prepay Loans outstanding in the outstanding principal amount equal to the lesser of (a) the total outstanding principal amount of all Loans then outstanding and (b) the Insurance Proceeds from any Insurance Event to the extent such Insurance Proceeds are not applied or committed to being applied (and in fact is so applied within the ensuing six (6) months of such commitment being made) to repair or replace the property compensated for within six (6) months of receipt of such Insurance Proceeds or, if committed to be reapplied within such six (6) month period, but not reinvested in the immediately following six (6) month period, on the tenth (10th) Business Day after the anniversary of receipt of such Insurance Proceeds.

4.2.6Extraordinary Receipts

.  Each time the Borrower receives any Extraordinary Receipt, the Borrower shall promptly notify the Agent of the amount of such Extraordinary Receipt (after deducting all reasonable out-of-pocket fees, costs and expenses paid to Unrelated Parties in connection with recovering such Extraordinary Receipt) and, except to the extent the Borrower is relieved of this obligation pursuant to Section 4.2.7 the Borrower shall prepay Loans outstanding within five (5) Business Days of the day such Extraordinary Receipt is so received to the extent of the outstanding principal amount of Loans equal to the amount (or Equivalent in Dollars) of such Extraordinary Receipt so received.  For the purposes of this Section 4.2.6, “Extraordinary Receipt” means any tax refund, indemnification payment or condemnation award, excluding any indemnification payment to the extent such indemnification payment is a reimbursement or will be used to pay any loss, cost or expense incurred giving rise to such right of indemnification.

4.2.7Exemption

.  The Borrower shall be relieved of its obligations to prepay Loans pursuant to Section 4.2.4, 4.2.5 or 4.2.6 in respect of the events described therein occurring during any Test Period until the aggregate total amount otherwise payable pursuant to any such Section exceeds $2,000,000 in that Test Period, and thereafter the Borrower shall have to prepay Loans pursuant to Section 4.2.4, 4.2.5 and 4.2.6 only for any amount exceeding such amount of $2,000,000.

4.2.8Application of Repayments

.  Each prepayment made pursuant to this Section 4.2 shall be applied until the Loan Facility is repaid in full, to (a) repay Loans outstanding, (b) permanently cancel and reduce the Total Commitment to the extent of the amount of such prepayment and (c) satisfy, to the extent of the amount of such prepayment, the Borrower repayment obligations under Section 4.1 in inverse chronological order.  All amounts prepaid may not be reborrowed.

4.3	Voluntary Repayments before the Maturity Date

On and after the date of the first principal repayment pursuant to Section 4.1 and subject to the terms and conditions of this Section 4.3, the Borrower shall have the right at any time and from time to time to prepay all or any portion of each Loan without penalty.  Such right may only be exercised if the Borrower delivers a Repayment Notice to the Agent specifying the proposed repayment date (which Repayment Notice must be received by the Agent before noon on the 30th day before the specified repayment date to be effective) and the amount of such Loan to be repaid (which must be in a principal amount of $2,000,000 or a whole number multiplier of $100,000 in excess thereof), provided that in the case of any prepayment of less than all outstanding Loans, no such prepayment shall be effective unless the Borrower delivers to the Agent a Costs to Complete Certificate and the Lenders are satisfied, and have received confirmation from the Independent Technical Consultant, that upon giving effect to such repayment, (a) no Funding Shortfall will exist or would arise therefrom which has not been cured and (b) such prepayment would not result in the Commercial Operation Date occurring on a date which is later than the Scheduled Commercial Operation Date.  The Borrower shall repay such Loan on such repayment date to the extent specified in such Repayment Notice.  Any voluntary repayment of any Loan shall be applied in the same manner as a mandatory prepayment under Section 4.2.8.

4.4	Voluntary Reductions of Loan Facility

The Borrower shall have the right at any time and from time to time to permanently cancel all or any unused portion of the Total Commitment; provided that no Default or Event of Default has occurred and is continuing or will result therefrom.  Such right may only be exercised by the Borrower delivering a Cancellation Notice to the Agent specifying the proposed effective date of cancellation (which must be no less than seven (7) days thereafter) and the amount of the Total Commitment to be cancelled (which must be in a principal amount of $2,000,000 or a multiple of $100,000 in excess thereof), provided that in the case of any cancellation of less than all of the Loan Facility, no such cancellation shall be effective unless the Borrower delivers to the Agent a Costs to Complete Certificate and the Lenders are satisfied, and have received confirmation from the Independent Technical Consultant, that upon giving effect to such cancellation, (a) no Funding Shortfall will exist or would arise therefrom which has not been cured and (b) such cancellation would not result in the Commercial Operation Date occurring on a date which is later than the Scheduled Commercial Operation Date.  The Total Commitment (and each component thereof affected by the cancellation) shall permanently reduce on the effective date of each such cancellation in the amount so cancelled.  Each reduction in Commitments under the Loan Facility pursuant to this Section 4.4 shall rateably reduce each Lender’s Commitment comprised therein based on such Lender’s Rateable Share.

4.5	Mandatory Repayments of Loan Facility

On the date of each reduction of each Lender’s Commitment pursuant to Section 4.1, 4.2, 4.3, 4.4 or 4.6, the Borrower shall repay to the Agent for the account of such Lender such amount on account of such Lender’s Rateable Share of Loans as may be required to ensure that the outstanding amount of such Lender’s Rateable Share of all Loans does not exceed its Commitment at that time after giving effect to that reduction.  Such Lender shall apply any such amount so repaid to repay its Rateable Share of any Loans outstanding.

4.6	Prepayment of Affected Lenders

The Borrower shall have the right to permanently cancel without premium or penalty all, but not part, of each Commitment of each Affected Lender; provided that no Default or Event of Default has occurred and is continuing or will result therefrom.  Such right may only be exercised by the Borrower delivering a notice to the Agent advising of such cancellation and specifying the effective date of cancellation which must be no less than five (5) Business Days after and no later than ninety (90) days after the Relevant Lender became an Affected Lender.  The Borrower shall prepay the Affected Lender’s Rateable Share of all outstanding Loans on such effective date of cancellation, the Affected Lender’s Commitments shall be reduced to nil and such Affected Lender shall be released from its obligations to lend hereunder.  Unless such Affected Lender is replaced pursuant to Section 12.10.10, the Total Commitment shall reduce by the amount of the reduction in such Affected Lender’s Commitment.

4.7	Place of Payment of Principal, Interest and Fees

4.7.1Payments to Agent and the Lenders Generally

.  Each payment of principal of, or interest or Fees computed on, any Loan and each other amount owing by the Borrower under or otherwise in respect of any Loan Document shall be made by the Borrower to the Agent for the account of the Agent and the Lenders entitled thereto in Dollars no later than 11:00 a.m. in immediately available, freely transferable, cleared funds for value on the due date to the credit of the Agent’s Accounts.

Article 5
ACCOUNTS

5.1	Project Revenue Account
(a)

Prior to the Initial Funding Date the Borrower shall establish and maintain with the Agent, at the Borrower’s sole expense, a Project Revenue Account which shall be opened in the name of the Borrower.  The Project Revenue Account shall be subject to the Security in favour of the Agent, for its own benefit and for the benefit of the Secured Parties.  The Project Revenue Account shall at all times be subject to the Blocked Accounts Agreement and, prior to the Initial Funding Date, subject to control of the Borrower (subject to the terms of this Agreement and the Blocked Accounts Agreement), except upon the occurrence, and during the continuance, of a Default or an Event of Default when the Project Revenue Account shall be subject to the control of the Agent.  In order to give effect to the purpose and intent of the Blocked Accounts Agreement, the Borrower authorizes and directs the Agent to deliver an activation notice under the Blocked Accounts Agreement upon the occurrence of a Default or an Event of Default.  On and after the Initial Funding Date the Borrower shall cease to have control over the Project Revenue Account and the Project Revenue Account shall at all times thereafter be subject to the control of the Agent, both before and after a Default or an Event of Default.

(b)	Prior to the Initial Funding Date, the Borrower shall deposit or cause to be deposited directly upon receipt into the Project Revenue Account:
(i)	the proceeds of the Sponsors Contributions and any other capital contributions made by the Sponsors (directly or indirectly);
(ii)	the proceeds of all Government Funds remaining available to the Borrower;
(iii)	all Cash Revenues;
(iv)	all amounts under any Project Document;
(v)	all Net Disposal Amounts of any asset of the Borrower;
(vi)	all Net Disposal Amounts or other enforcement action (net of the costs and expenses of such action) taken pursuant to Article 10; and
(vii)

all other funds and amounts of any kind received by or on behalf of the Borrower from any source, including amounts pursuant to an equity contribution by the Sponsors, Insurance Proceeds and amounts in respect of warranty proceeds received by the Borrower,

(c)

On and after the date of the Initial Funding Date, the proceeds of each Drawdown shall, subject to Article 6, be advanced by the Agent to the Borrower by bank transfer to the credit of the Project Revenue Account.

5.2	Debt Service Reserve Account (DSRA)
(a)

The Borrower shall create on or prior to the Initial Funding Date a segregated account with the Agent which shall be designated the debt service reserve account (the “Debt Service Reserve Account” or “DSRA”).  The DSRA shall be subject to the control of the Agent under the Blocked Accounts Agreement or another blocked account agreement which shall be substantially in the form of the Blocked Accounts Agreement and which shall be delivered to the Agent along with such legal opinions and corporate and other supporting documents in connection therewith as the Agent may require, acting reasonably, both before and after a Default or an Event of Default and shall be subject to the Security in favour of the Agent.

(b)

On or prior to the earlier to occur of (i) the Commercial Operation Date and (ii) the Scheduled Commercial Operation Date, the Borrower shall deposit into the DSRA an amount in cash representing the then applicable Debt Service Reserve Requirement.  Thereafter, the Borrower shall fund the DSRA from the Project Revenue Account in accordance with the Priority of Payments.  The Borrower shall at all times from and including the Commercial Operation Date until payment in full of all the Secured Obligations, maintain the balance in the Debt Service Reserve Account in cash equal to or greater than the Debt Service Reserve Requirement.

(c)

If the amount deposited in the DSRA pursuant to this Section 5.2 exceeds the then applicable Debt Service Reserve Requirement, the excess shall be transferred to the Project Revenue Account and disbursed in accordance with the Priority of Payments.

(d)

The Debt Service Reserve Account will be used exclusively for Debt Service in respect of the Loan Facility and for partial prepayment of the Loan Facility upon a non-cured Default.  The Agent may from time to time apply any monies in the Debt Service Reserve Account to a payment of interest, fees, charges or principal under the Loan Documents that is then due or overdue.

5.3	Maintenance Reserve Account (MRA)
(a)

The Borrower shall create on or prior to the Initial Funding Date a segregated account with the Agent which shall be designated the maintenance reserve account (the “MRA” or “Maintenance Reserve Account”).  The MRA shall be subject to the control of the Agent under the Blocked Accounts Agreement or another blocked account agreement which shall be substantially in the form of the Blocked Accounts Agreement and which shall be delivered to the Agent along with such legal opinions and corporate and other supporting documents in connection therewith as the Agent may require, acting reasonably, both before and after a Default or an Event of Default and shall be subject to the Security in favour of the Agent.
(b)

The Borrower shall commence funding of the Maintenance Reserve Requirement on and after the Commercial Operation Date by depositing cash into the MRA provided that on or before the date which falls six (6) months after the Commercial Operation Date the Borrower shall have deposited into the MRA an amount in cash representing the then applicable Maintenance Reserve Requirement.  Thereafter the Borrower shall fund the MRA from the Project Revenue Account in accordance with the Priority of Payments.  The Borrower shall at all times from and including the date which falls six (6) months after the Commercial Operation Date until payment in full of all the Secured Obligations, maintain the balance in the Maintenance Reserve Account in cash equal to or greater than the Maintenance Reserve Requirement.

(c)

Subject to (i), the Borrower providing the Agent and the Independent Technical Consultant with prior written notice of its intention to withdraw amounts from the MRA for the purpose of funding normal and routine operation and maintenance expenditures and/or major maintenance expenditures of the Project, (ii) receipt by the Agent of a confirmation from the Independent Technical Consultant with respect to any notice to withdraw amounts regarding major maintenance expenditures of the Project that such amounts are required for that purpose and such withdrawal request is in a form satisfactory to the Agent, and (iii) no Default or Event of Default has occurred and is continuing or would result as a consequence of such withdrawal, the Borrower may withdraw amounts from the MRA to pay for costs, fees and other amounts due in connection with normal and routine operation and maintenance expenditures and/or major maintenance expenditures of the Project, as applicable which exceed the amount otherwise budgeted therefor to be paid from Project Revenues.

(d)

To the extent the Borrower maintains a service and maintenance agreement which is in full force and effect and in form and substance acceptable to the Agent, as confirmed by the Independent Technical Consultant from time to time, such agreement will be taken into account by the Independent Technical Consultant in determining the Maintenance Reserve Requirement.

(e)	To the extent from time to time amounts on deposit in the MRA exceed the then applicable Maintenance Reserve Requirement, such excess shall be released to the Project Revenue Account.
5.4	Cost Overrun Account
(a)

The Borrower shall create on or prior to the Initial Funding Date a segregated account with the Agent which shall be designated the cost overrun reserve account (the “COA” or “Cost Overrun Account”).  The COA shall be subject to the control of the Agent under the Blocked Accounts Agreement or another blocked account agreement which shall be substantially in the form of the Blocked Accounts Agreement and which shall be delivered to the Agent along with such legal opinions and corporate and other supporting documents in connection therewith as the Agent may require, acting reasonably, both before and after an Event of Default and shall be subject to the Security in favour of the Agent.

(b)	On or prior to the Initial Funding Date the Borrower shall deposit into the COA, an amount in cash representing the Cost Overrun Reserve Requirement.
(c)

Unless a Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower shall, prior to the Commercial Operation Date, be entitled to withdraw amounts from the COA in connection with any Drawdown and subject to the satisfaction of the conditions set out in Section 6.2 or Section 6.3, as applicable, to (i) satisfy Project Costs that are scheduled to be incurred prior to the Commercial Operation Date and that represent Cost Overruns provided that the Independent Technical Consultant has previously verified that the Cost Overruns in question are required at that time or (ii) cure a Funding Shortfall that exists after the Initial Funding Date provided that such amounts are forthwith applied towards curing the Funding Shortfall.

(d)

Unless a Default or Event of Default has occurred and is continuing or would result therefrom the Borrower shall, on a Business Day that is not less than five (5) Business Days after the Proof of Capacity Date, direct the Agent to transfer from the COA to the Project Revenue Account all amounts then standing to the credit of the COA.

5.5	Punch List Reserve Sub-Account
(a)

The Borrower shall create on or prior to the Commercial Operation Date a segregated sub-account of the Project Revenue Account which shall be designated the punch list reserve sub-account (“Punch List Reserve Sub-Account”).  The Punch List Reserve Sub-Account shall be subject to the control of the Agent under the Blocked Accounts Agreement or another blocked account agreement which shall be substantially in the form of the Blocked Accounts Agreement and which shall be delivered to the Agent along with such legal opinions and corporate and other supporting documents in connection therewith as the Agent may require, acting reasonably, both before and after a Default or an Event of Default and shall be subject to the Security in favour of the Agent.

(b)

On the Commercial Operation Date, the Borrower shall deliver a Certificate to the Agent certifying the Punch List Amount and directing the Agent to transfer such Punch List Amount from the Project Revenue Account to the Punch List Reserve Sub-Account.  Upon payment in full of the Punch List Items as certified by the Borrower to the Agent and the Independent Technical Consultant and approved by the Independent Technical Consultant, any amounts remaining in the Punch List Reserve Sub-Account shall be transferred by the Agent to the Project Revenue Account.

5.6	Withdrawals from Project Revenue Account

5.6.1Withdrawals Prior to Initial Funding Date

.  Prior to the Initial Funding Date any and all amounts standing to the credit of the Project Revenue Account may be withdrawn at the sole and absolute discretion of the Borrower to fund Project Costs.

5.6.2Withdrawals After Initial Funding Date and Prior to Commercial Operation Date

.  On and after the date of Initial Funding Date and prior to the Commercial Operation Date, no withdrawals may be made from the Project Revenue Account except for the withdrawal of amounts required for the sole purpose to pay the items set out in paragraphs (a), (b), (c), (d) and (f) of Section 5.6.3 and in the order or priority set out therein (and no payment at any such priority level shall be made on any day if any payment remains to be made on such day at any higher priority level provided that no Default or Event of Default has occurred and is continuing or would result therefrom.

5.6.3Withdrawals After Commercial Operation Date - Priority of Payments

.  On and after the date of Commercial Operation Date, no withdrawals may be made from the Project Revenue Account except to pay the items set out in the payment waterfall outlined below (the “Priority of Payments”), provided that no Default or Event of Default has occurred and is continuing or would result therefrom.  On and after the Commercial Operation Date, the Borrower shall pay or cause to be paid, on each date which the applicable Priority of Payments set forth below are due and payable, from the cash held in the Project Revenue Accounts all amounts from time to time due and payable by the Borrower in the following order of priority (and no payment at any such priority level shall be made on any day if any payment remains to be made on such day at any higher priority level):

(a)

first, Approved Operating Costs (excluding (i) management or service fees and bonus payments and other payments under the Joint Venture Agreement and (ii) royalties payable to BioAmber Luxco pursuant to the License Agreement) then due and payable or anticipated to become due and payable within the following thirty (30) days, as certified to such effect by the Borrower;

(b)

second, Approved Capital Expenditures relating to normal and routine maintenance expenditures (excluding for greater certainty capital expenditures described in Section 5.6.3(i)) then due and payable or anticipated to become due and payable within the following thirty (30) days, as the case may be), as certified to such effect by the Borrower;

(c)

third, fees, costs, charges and expenses payable or anticipated to become due and payable within thirty (30) days to the Agent and the Independent Technical Consultant under or otherwise in connection with any of the Transaction Documents, as certified to such effect by the Agent and Independent Technical Consultant;

(d)

fourth, interest (including interest on overdue interest and on other amounts), fees, costs and expenses, and any other amount (other than principal payments, mandatory prepayments or fees and costs and expenses paid under paragraph (c) above) then due and payable under or in connection with the Loan Facility;

(e)	fifth, scheduled principal repayments under the Loan Facility then due and payable;
(f)

sixth, scheduled principal repayments and interest payments under the Government Funding Agreements then due and payable, such amount then due and payable or anticipated to become due and payable (or payable, as the case may be), as certified to such effect by the Borrower;

(g)	seventh, on and after the Commercial Operation Date, in accordance with Section 5.2 to the Debt Service Reserve Account, the amount of any Debt Service Reserve Deficiency;
(h)	eighth, on and after the Commercial Operation Date, in accordance with Section 5.3 to the Maintenance Reserve Account, the amount of any Maintenance Reserve Deficiency;
(i)	ninth, major capital expenditures for work associated with the upgrading and improvement of the Project identified in the Base Financial Model as approved by the Lenders annually;
(j)

tenth, the royalties then due and payable or anticipated to become due and payable within the following thirty (30) days to BioAmber Luxco pursuant to the License Agreement, as certified to such effect by the Borrower provided that the aggregate amount of such royalties shall not exceed the amount payable under the License Agreement in any Fiscal Year (a “Permitted Royalty Payment”);

(k)

eleventh, at any time any of the Permitted Distribution Conditions are not met, the Borrower shall apply the balance of the funds in the Project Revenue Account towards prepayment of the outstanding Loans pursuant to Section 4.2.3;

(l)

twelfth, at any time all of the Permitted Distribution Conditions are met, the Borrower shall on each applicable Quarterly Date apply the balance of the funds in the Project Revenue Account as follows:

(i)

during the period commencing on the Commercial Operation Date and ending on the second anniversary thereof (A) 50% of the balance of the funds in the Project Revenue Account shall be applied towards prepayment of the outstanding Loans pursuant to Section 4.2.3; and (B) 50% of the balance of the funds in the Project Revenue Account may be applied towards payment of Permitted Distributions; and

(ii)

at any time after the second anniversary date of the Commercial Operation Date (A) 20% of the balance of the funds in the Project Revenue Account shall be applied towards prepayment of the outstanding Loans pursuant to Section 4.2.3; and (B) 80% of the balance of the funds in the Project Revenue Account may be applied towards payment of Permitted Distributions.

Amounts not allocated, or not permitted to be distributed pursuant to the Priority of Payments shall be retained in the Project Revenue Account and shall be disbursed or retained in accordance with the Priority of Payments on the next application of the Priority of Payments.

5.7	Accounts Generally
(a)

Each Account shall form part of a segregated securities account, and each separately established and maintained by the Borrower with the Agent and in the name of the Borrower.  The Agent shall act as securities intermediary with respect to each Account.  Words and expressions defined in the STA shall have the same respective defined meanings attributed to them in the STA where used in this Article 5.

(b)

All credit balances, Cash Equivalents and other assets credited to or carried in the Accounts shall be financial assets held by the Agent in trust for the benefit of the Secured Parties and the Borrower for the purpose of making payments therefrom in accordance with this Agreement; and, except as otherwise specifically provided for hereunder, only the Agent shall have the right to make withdrawals and payments therefrom, upon instruction or direction, as provided in this Agreement.  Each Account (including all security entitlements relating thereto) shall be governed by the laws of the Province of Ontario, including the federal laws of Canada applicable therein, but excluding conflict of law rules.  Regardless of any provision in any other agreement, for purposes of the STA, the securities intermediary’s jurisdiction with respect to the Accounts shall be the Province of Ontario.

(c)

The Borrower hereby agrees with and confirms to each of the Agent and the Lenders that (i) the Agent for the benefit of the Secured Parties will be the sole and exclusive person entitled to give entitlement orders to the Agent (except with respect to the Project Revenue Account, for which the Borrower shall also be entitled to give entitlement orders to the Agent in accordance with the terms and conditions of this Agreement prior to the occurrence of a Default or Event of Default) in respect of the financial assets credited to the Accounts and any instruction or direction from the Agent with respect to the Accounts as described in this Article 5 or elsewhere in this Agreement shall constitute an entitlement order without further consent of the Borrower, (ii) all assets delivered to the Agent (in such capacity) pursuant to this Agreement or any other Loan Document for deposit in the Accounts will be held by the Agent and promptly credited to an Account by an appropriate entry in its records in accordance with this Agreement, (iii) all financial assets in registered form or payable to or to the order of and credited to any such Account shall be registered in the name of, payable to or to the order of, or endorsed to, the Agent or in blank, or credited to another securities account maintained in the name of the Agent, and in no case will any financial asset credited to any such Account be registered in the name of, payable to or to the order of, or endorsed to, the Borrower, except to the extent the foregoing has been subsequently endorsed by the Borrower to the Agent or in blank, and (iv) each asset (including any security or other asset whatsoever) credited to any

Account shall be a financial asset and the right to them shall constitute a security entitlement.
5.8	Transfers from Accounts After a Default
(a)

At any time that a Default or Event of Default has occurred and is continuing, the Agent may not and at the direction of the Required Lenders shall not accept the direction of the Borrower for the transfer or withdrawal of funds or investments in the Accounts.

(b)

At any time that a Default or Event of Default has occurred and is continuing, the Agent may and at the direction of the Required Lenders shall transfer (or cause to be transferred) and apply (or cause to be applied) the then current aggregate outstanding credit balances of the Accounts in the manner and the order prescribed by this Agreement.

(c)

At any time that a Default or Event of Default has occurred and is continuing, the Agent shall thereafter make transfers (or shall cause to be transferred) from the then current outstanding credit balance of the Debt Service Reserve Account only as the Required Lenders shall direct.

5.9	Directions for Withdrawal and Transfer

Notwithstanding Section 12.8, any direction or instruction required or authorized to be given hereunder to the Agent for the withdrawal or transfer of moneys in or to an Account shall be given in writing, by facsimile or other form of written communication signed by an authorized officer of the Borrower, and in any other manner that the Agent may agree to accept (subject to normal and customary verification requirements), in each case from persons designated and identified to the Agent by the Borrower for such purpose (under reasonable procedures and conditions established from time to time by the Agent).

5.10	Investment of Funds in Accounts
(a)

Unless a Default or an Event of Default has occurred and is continuing, the Agent shall invest the funds, cash or cash equivalents credited to each Account (and vary and redeem such investments) in the name of the Agent, as directed by the Borrower; provided that, in each case that the designated investment is a Cash Equivalent.  After the occurrence and during the continuance of a Default or Event of Default, investments in Cash Equivalents shall be made solely as directed by the Agent.  It is understood and agreed that the Agent and its affiliates are permitted to receive additional compensation from third parties that could be deemed to be in the respective economic self-interest of the Agent for (i) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (ii) using affiliates to effect transactions in certain investments and (iii) effecting transactions in investments.

(b)

Whenever the Agent is directed or authorized in accordance with the terms hereof to make a transfer of funds from the Accounts, if, after application of all other available funds, liquidation of Cash Equivalents is necessary to make any such transfer, the Agent is authorized to liquidate such Cash Equivalents.  The Agent shall liquidate all those Cash Equivalents which can be liquidated without interest costs or penalty before it shall liquidate any Cash Equivalents the liquidation of which would involve an interest cost or penalty.  The Agent shall have no liability with respect to any interest cost or penalty on the liquidation of any Cash Equivalents pursuant to this Section 5.10(b).

(c)

The Agent shall have no liability with respect to Cash Equivalents (or any losses resulting therefrom) made at the direction of the Borrower pursuant to clause (a) or (b) of this Section 5.10.  All investment of funds in the Accounts shall be made in the name of and on behalf of the Agent and shall be reflected as such on the books and records of the Agent at the expense of the Borrower.

(d)	All references in this Agreement to the Accounts and to cash, Cash Equivalents, monies or funds therein or balances thereof shall include the investments in which such monies are then invested.
5.11	Interest

Any interest or other earnings accrued on any balances in any Account, or on any investment thereof, shall be credited to and accumulated in such Account and thereafter be applied without differentiation from other funds in such Account; provided, however, that in the event that the funds in the Debt Service Reserve Account are not sufficient to meet the required balances in accordance with Section 5.2, then the Agent may transfer (or cause to be transferred) and apply the interest or other earnings accrued in any of the Accounts to such shortfall.

5.12	Borrower Direction

Each time the Borrower requests or directs that a transfer or withdrawal be made from an Account, the Borrower will be deemed to represent and warrant for the benefit of the Secured Parties that such transfer or withdrawal is being made in an amount, and will be applied solely for the purposes permitted by this Article 5.

5.13	Books and Records

The Agent shall maintain all such accounts, books and records as may be necessary properly to record all transactions carried out by it under this Agreement.  The Agent shall permit the Borrower and each Lender to examine such accounts, books and records; provided that, any such examination shall occur upon reasonable notice and during normal business hours.

Article 6
CONDITIONS PRECEDENT

6.1	Conditions Precedent to the Financial Closing

The Borrower agrees to satisfy each of the following conditions precedent to Financial Closing on or before the Financial Closing Date.  Financial Closing shall not occur, unless and until the Agent provides written notice to the Borrower and the Lenders (a “Financial Closing Notice”) that each of the following conditions precedent to Financial Closing has been satisfied or waived by the Lenders:

(a)	The Agent has received each of the following in form and substance satisfactory to the Secured Parties (in original or, at the Agent’s discretion, pdf, facsimile or other copy):
(i)

a Certificate of each Obligor (A) attaching true copies of (I) such Obligor’s Constitutional Documents and in addition, in respect of Mitsui the Board Regulations (torishimariyakukai kisoku) (or any equivalent thereof) and (II) documents evidencing all necessary internal corporate and/or other management action taken by such Obligor to authorize the execution, delivery and performance by it of each Secured Document to which it is a party and the consummation of the transactions contemplated thereby and (B) certifying (I) as to incumbency and true signatures of its Responsible Officers signatory to the Loan Documents, (II) no Material Adverse Change has occurred since January 31, 2014, (III) in the case of the Borrower only, each of the representations and warranties under Section 8.1 is true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it must be true and correct in all respects) as of the Financial Closing Date, and (IV) no Default or Material Adverse Change exists on the Financial Closing Date;

(ii)

an original certificate of good standing, or equivalent, with respect to each Obligor (other than Mitsui) for its jurisdiction of incorporation and in respect of the Borrower a certified corporate profile report from the Province of Ontario and in respect of Mitsui an original certificate of the commercial registration (rireki jikou zenbu shomeisho) and an original certificate of the seal impression of the registered seal (inkan shomeisho);

(iii)	each of the Secured Documents to which each Obligor is party duly executed by each party thereto;
(iv)	the SJIF Intercreditor Agreement duly executed by each party thereto;
(v)	the Lanxess Subordination Agreement duly executed by each party thereto;
(vi)	the Sponsors Consent Agreement duly executed by each party thereto;

(vii)

an amendment agreement executed by Luxco, the Borrower and BioAmber relating to the IP License Agreement, in form and substance satisfactory to the Agent (acting on instructions from the Required Lenders);

(viii)	the Government Funding Agreements duly executed by each party thereto;
(ix)	all Consents relating to the Material Project Documents listed in Schedule 13 duly executed by each party thereto;
(x)	[Intentionally deleted];
(xi)

all documentation and other information for each Obligor, required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations or other checks, including the USA Patriot Act; and

(xii)	such other agreements, documents and instruments as any of the Agent and the Lenders may, in their judgment, require.
(b)	The Agent and Lenders shall have received a duly completed Costs to Complete Certificate, which, inter alia, certifies that there is no Funding Shortfall.
(c)	The sources and uses of funds necessary to achieve Commercial Operation are set out in Schedule 24.
(d)

All registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and first priority of the Liens created by the Security (subject only to Permitted Liens) shall have been completed, all satisfactory in form and substance to the Agent and the Lenders’ Counsel and in connection therewith, the Agent shall have received evidence satisfactory to it of each such registration, filing or recording and that any registration, filing or recording fees have been paid in full, and all such Security shall be acknowledged and consented to (with appropriate covenants) by contract counterparties and third parties as determined to be necessary by the Agent and the Lenders’ Counsel.  Any other actions necessary or desirable to preserve, protect or perfect the enforceability and first priority of the Liens created by the Security (subject only to Permitted Liens) shall have been taken and evidence thereof provided to the Agent.

(e)

The Agent and Lenders shall have received the final report satisfactory to the Lenders, of the Independent Technical Consultant, with respect to technical and commercial viability matters, confirming Project compliance with good engineering and operating practices, the Material Project Documents and the Loan Documents.

(f)

The Agent and the Lenders shall have received the Base Financial Model.  The Base Financial Model (including the accuracy of the financial inputs and assumptions), shall be acceptable to the Lenders.  The Base Financial Model shall demonstrate that the underlying economics of the Material Project Documents are able to satisfy at all times on and after the Commercial Operation Date a Debt Service Coverage Ratio equal to or greater than 1.90:1.

(g)

All insurance required to be maintained pursuant to this Agreement including all insurance required to be maintained pursuant to the Material Project Documents, shall be in place and in full force and effect and the Agent shall have received, all in form and substance satisfactory to the Lenders:

(i)	the Insurance Broker’s Certificate attaching true and complete copies of the certificates of insurance evidencing all such insurance;
(ii)	confirmation and a copy of a waiver of subrogation from the various insurers in favour of the Secured Parties;
(iii)

evidence of clauses within and/or endorsements to the applicable policies evidencing the applicable insurance establishing the Secured Parties any other additional insured, as applicable, required by the Material Transaction Documents, as additional insureds and for all policies covering real property including any time element insurance and any marine transit insurance, as sole loss payee, accompanied with a satisfactory mortgagee clause and/or provisions; and

(iv)	all such other evidence as may be required by the Agent and the Lenders, including all such evidence in respect of insurance not placed by the Borrower’s insurance broker.
(h)

The Agent shall have received a Certificate of the Borrower, in form and substance satisfactory to the Lenders, certifying that the Borrower has good, valid, marketable and freehold title to the Project Assets not subject to any Lien, other than Permitted Liens, and all Easements, rights of way and other real property rights required for legal access to and from the Project Assets and for the construction and operation of the Project shall be in place and:

(i)

the Agent shall have received the final and binding commitment of the title insurer, FCT Insurance Company Ltd. and First American Title Insurance Company, to issue a title insurance policy together with endorsements, satisfactory in form and substance to all of the Lenders, insuring the Mortgage as a valid first Lien, together with an undertaking from the Borrower to pay all title insurance premiums thereunder and provide satisfactory evidence of payment of same to the Agent, in each case, within 10 days following registration of the Mortgage;

(ii)

the Borrower shall have delivered to the Agent an up to date site survey with respect to the Site Lands together with any licence agreements and/or use agreements and such licence agreements and/or use agreements shall be valid and in full force and effect;

(iii)	the Borrower shall have delivered evidence in form and substance satisfactory to the Agent that all Taxes and utilities in respect of the Site Lands, the Project and Project Assets are paid;
(iv)

the Borrower shall have delivered a statutory declaration to the Agent in support of the title insurance policy and with respect to certain Permitted Liens for which compliance responses have not be obtained from the requisite Governmental Authority or other relevant party, along with off-title responses from those Governmental Authorities and public offices that the Agent deems necessary or advisable, acting reasonably;

(v)	the Borrower shall have delivered a receipted copy of a registered Application (General) deleting reference to Instrument No. LA112249 from title to the Site Lands by reason of its expiry; and
(vi)	the Agent shall have received the following registrations:
(A)

Postponement of Interest by Lanxess Inc. whereby it postpones its interest in Notice of Option to Purchase No. LA112242 in favour of the Mortgage to be registered against title to the Site Lands in favour of the Agent; and

(B)

Postponement of Interest by Her Majesty the Queen in Right of the Province of Ontario, as Represented by the Ministry of Economic Development and Innovation whereby it postpones its interest in Charge No. LA112243 and Notice of Assignment of Rents-General No. LA112244 in favour of the Mortgage to be registered against title to the Site Lands in favour of the Agent.

(i)

The Lenders shall have completed, to their satisfaction and in their sole discretion, a due diligence investigation of the Project, the Borrower and the Sponsors, such investigation being in scope, and with results, satisfactory to each of the Lenders in all respects and without limiting the generality of the foregoing, technical, financial, environmental and insurance matters, the business and Project Assets of the Borrower, the Material Project Documents and the Base Financial Model, and the Lenders shall have received such technical, financial, environmental, insurance, business and other information regarding the Project and the Obligors as the Lenders or the Independent Technical Consultant shall have requested.

(j)

With respect to each Material Project Document (i) the Borrower shall have delivered to the Agent (A) certified true and complete copies of each such Material Project Document and (B) a certificate of the Borrower in form and substance satisfactory to the Agent (I) certifying that each such Material Project Document is valid and in full force and effect, (II) certifying that no default or dispute exists or adverse notice has been delivered under each such Material Project Document and (III) confirming that all Material Project Documents which are required under the Transaction Documents and/or Applicable Law to be in effect after the Financial Closing Date will be entered and obtained in the normal course by the applicable date in accordance with the Transaction Documents and/or Applicable Law, and (ii) the Lenders have confirmed to the Borrower they are satisfied with such Material Project Documents in all respects.

(k)

Confirmation from the Lenders that they are satisfied (i) with the form and substance of the Material Project Documents being required to be executed and delivered only as a condition precedent to the first Drawdown (as previously furnished by the Borrower to the Lenders), (ii) all requisite Consents and tripartite agreements with counterparties to such Material Project Documents for the purpose of obtaining the consent of such parties to the Obligors’ grant of security (as otherwise specified herein) in its rights and benefits under such Material Project Documents and to provide for such third parties to make all payments payable to the Obligors pursuant to such Material Project Documents directly to the Project Revenue Account and (iii) Intercreditor Agreements, subordination agreements and/or standstill agreements reasonably required by the Lenders.

(l)

(i) With respect to each Project Authorization set out in Part A of Schedule 14 or required under the Transaction Documents and/or Applicable law to be in effect on the Financial Closing Date (A) the Borrower shall have delivered to the Agent (I) certified true and complete copies of each such Project Authorization and (II) a certificate of the Borrower in form and substance satisfactory to the Agent and the Independent Technical Consultant (x) certifying that each such Project Authorization is valid and in full force and effect, and the Borrower is in compliance with each such Project Authorization in all material respects and (B) the Lenders have confirmed to the Borrower they are satisfied with such Project Authorizations in all respects. (ii) With respect to each Future Project Authorization, the Borrower shall have delivered to the Agent a certificate of the Borrower in form and substance satisfactory to the Agent and the Independent Technical Consultant confirming that each Future Project Authorization is expected to be obtained in the normal course by the time it is required under the Transaction Documents and/or Applicable Law.  (iii) Evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the Project Authorizations have been paid in full (to the extent the obligation to make such payment then exists) by or on behalf of the Borrower.

(m)	[Intentionally deleted].
(n)	The Lenders shall be satisfied that the Project is in conformance with all Environmental Laws.
(o)

Each of the representations and warranties made under Section 8.1 is true, accurate and complete in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it must be true and correct in all respects).

(p)	No Default or Event of Default has occurred and is continuing.

(q)

There shall not exist on the Financial Closing Date any injunction or temporary restraining order which, in the judgment of the Agent and the Lenders, would prohibit the extension of the Loans or the transactions contemplated under any of the Transaction Documents, or any litigation, proceedings or investigations against the Project or any Obligor which would reasonably be expected to result in a Material Adverse Effect and the Agent shall have received a certificate of the Borrower so certifying to the Secured Parties.

(r)	No Material Adverse Change shall have occurred since January 31, 2014.
(s)	A certified copy of the most recent audited financial statements of each of BioAmber and Mitsui and the most recent unaudited financial statements of each of the Borrower and BioAmber Luxco.
(t)	An up-to-date corporate organization chart of the Borrower.
(u)	The following legal opinions, each dated the Financial Closing Date:
(i)

opinions from the Borrower’s Counsel addressed to the Secured Parties and the Lenders’ Counsel, in respect of the laws of such applicable jurisdictions, the Secured Documents, and as to such matters and in such form as the Agent (acting on the advice of Lenders’ Counsel) may reasonably require, including that no authorizations are required to enable each Obligor to execute, deliver, incur and perform its obligations under each Secured Document to which it is a party and to incur the obligations and consummate the transactions contemplated thereby;

(ii)

if requested by the Agent, opinions from counsel to the counterparties to the Material Project Documents addressed to the Secured Parties and the Lenders’ Counsel as to such matters and in such form as the Agent (acting on the advice of Lenders’ Counsel) may reasonably require; and

(iii)	opinions from Lenders’ Counsel addressed to the Secured Parties relating to such matters as the Secured Parties may reasonably require.
(v)	The Agent and Lenders shall have received a final report, in form and substance satisfactory to the Agent and Lenders, of the Lenders’ Counsel, with respect to certain legal matters.
(w)

The Borrower shall have paid (or made arrangements satisfactory to the Agent) to pay to the Agents and the Lenders all fees and expenses (including, reasonable and documented fees of Lenders’ Counsel and fees and expenses of the Independent Technical Consultant required to be paid on or before the Financial Closing Date.

(x)	The Lenders shall be satisfied with the third party contractors party to the Material Project Documents.

(y)

A Certificate of the Borrower, in form and substance satisfactory to the Lenders, dated the Financial Closing Date addressed to the Agent and the Lenders certifying certain matters set out in this Section 6.1 and confirming that each of the conditions precedent set out in this Section 6.1 have been satisfied or waived.

6.2	Conditions Precedent to First Drawdown

The Lenders shall not be obliged to make or allow, and the Borrower shall not be entitled to request or receive the first Drawdown unless the conditions precedent set out below in respect of such first Drawdown have been and remain satisfied (or waived by the Required Lenders to permit such first Drawdown to take place):

(a)	The conditions precedent set forth in Sections 6.1 and 6.3 have been satisfied or waived.
(b)

The Agent and the Lenders shall be satisfied that (i) each of the Project Revenue Account has been established, (ii) the Cost Overrun Account has been established and is fully funded in cash with the required Cost Overrun Reserve Requirement and (iii) the Maintenance Reserve Account has been established.

(c)

(i) The Sponsors Contributions shall have been made in their entirety and the proceeds of the Sponsors Contributions shall have been either (A) spent to fund Project Costs in accordance with the Base Financial Model or (B) deposited into and standing to the credit of the Project Revenue Account.  (ii) The Agent shall have received a written report from the Borrower with respect to the matters set out in Clause (i) above in form and substance satisfactory to the Lenders and verified and certified by the Independent Technical Consultant.

(d)

(i) All Government Funds have been received by the Borrower and shall have been either (A) spent to fund Project Costs in accordance with the Base Financial Model or (B) deposited into and standing to the credit of the Project Revenue Account.  (ii) The Agent shall have received a written report from the Borrower with respect to the matters set out in Clause (i) above in form and substance satisfactory to the Lenders and verified and certified by the Independent Technical Consultant.

(e)

In the event that, prior to the first Drawdown there exists a Funding Shortfall, then, immediately prior to any request for such Drawdown, the Borrower shall have caused such Funding Shortfall to be cured solely with the proceeds of additional capital contributions from the Sponsors, such cure to be deemed effected by a deposit into the Project Revenue Account of an amount equal to or greater than the amount of such Funding Shortfall and any such monies so deposited shall be deployed pursuant to Section 5.6.2 prior to the first Drawdown being disbursed.

(f)

The Agent has received certified true copies of the Feed Stock Supply Agreements duly executed by each party thereto, each in form and substance satisfactory to the Required Lenders, together with certified true copies of the

Consents in respect of such Feed Stock Supply Agreements duly executed by each party thereto, each in form and substance satisfactory to the Required Lenders.
(g)	Satisfactory appraisal of the Plant to be completed by the Independent Technical Consultant. Estimated sale value as an operating facility to be a minimum of $25,000,000 prior to first Drawdown.
(h)

The Agent shall have received the results of searches of public record by the Borrower’s Counsel under Applicable Laws of such jurisdictions which the Agent deems appropriate, relating to Lien filings and registrations which may have been made with respect to the Borrower and the Project Assets and the results of such searches shall be as current to the date of the first Drawdown as reasonably practicable (other than the updated subsearch of title and executions, which must be current to the date of the first Drawdown) and shall reveal no Liens other than Permitted Liens and Liens for which releases and discharges are referred to in Section 6.2(i), together with a clear Execution Certificate against the Borrower and evidence of payment of realty taxes in full as of the first Drawdown.

(i)

The Agent shall have received evidence, in form and substance satisfactory to all of the Lenders, that concurrently with the making of the first Drawdown hereunder, it shall receive releases and discharges, registered or filed, as the case may be, with respect to all Liens, other than Permitted Liens, affecting the Borrower or the Project Assets, duly executed by all persons who benefit from such Liens or have been granted security on the Project Assets.

(j)

A certificate from the Borrower, in form and substance satisfactory to the Lenders, dated the date of the first Drawdown addressed to the Agent and the Lenders certifying certain matters set out in this Section 6.2 and confirming that each of the conditions precedent set out in this Section 6.2 have been satisfied or waived.

6.3	Conditions Precedent to Each Disbursement of Loans

The Lenders shall not be obliged to make or allow, and the Borrower shall not be entitled to request or receive any Drawdown unless the conditions precedent set out below in respect of such Drawdown have been and remain satisfied (or waived by the Required Lenders to permit such Drawdown to take place):

(a)	The conditions precedent set out in Sections 6.1 and 6.2 have been satisfied or waived.
(b)

The Agent has received a duly completed Drawdown Request for such Drawdown complying with the applicable provisions of Article 2 together with a duly completed Drawdown Certificate and Costs to Complete Certificate each bearing the same date as the Drawdown Request.

(c)	Each of the representations and warranties under Section 8.1 and set out in each of the other Secured Documents is true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it must be true and correct in all respects) as of the date such Drawdown is requested and as of the proposed Drawdown Date as though made on and as of each such date.

(d)

No Default or Event of Default or Material Adverse Change has occurred that is continuing on the date such Drawdown is requested or on the proposed Drawdown Date, nor would any Default or Event of Default or Material Adverse Change result after giving effect to the requested Drawdown.

(e)

In the event that, subsequent to the Initial Drawdown Date there exists a Funding Shortfall, then, immediately prior to any request for such a Drawdown, the Borrower shall have caused such Funding Shortfall to be cured either with (i) the proceeds of additional capital contributions from the Sponsors or (ii) proceeds transferred from the Cost Overrun Account, such cure to be deemed effected by a deposit into the Project Revenue Account of an amount equal to or greater than the amount of such Funding Shortfall and any such monies so deposited shall be deployed pursuant to Section 5.6.2 prior to such Drawdown being disbursed.

(f)

The Borrower shall have delivered to the Agent and the Independent Technical Consultant a Costs to Complete Certificate, bearing the same date as the Drawdown Request, certifying, inter alia, that no Funding Shortfall exists.

(g)	The Lenders and the Independent Technical Consultant shall have had the opportunity to physically inspect the Project if requested by the Lenders and/or the Independent Technical Consultant.
(h)

With respect to each Material Project Document (i) the Borrower shall have delivered to the Agent (A) without duplication of any item already received hereunder, certified true and complete copies of each such Material Project Document and (B) a certificate of the Borrower in form and substance satisfactory to the Agent and the Independent Technical Consultant (I) certifying that each such Material Project Document is valid and in full force and effect, (II) certifying that no default or dispute exists or adverse notice has been delivered under each such Material Project Document and (III) confirming that all Material Project Documents which are required under the Transaction Documents to be in effect after the date of the applicable Drawdown will be entered and obtained in the normal course by the applicable date in accordance with the Transaction Documents and/or Applicable Law, and (ii) the Lenders have confirmed to the Borrower they are satisfied with such Material Project Documents in all respects.

(i)

(i) With respect to each Project Authorization set out in Part A of Schedule 14 or required under the Transaction Documents and/or Applicable law to then be in effect (A) the Borrower shall have delivered to the Agent (I) without duplication of any item already received hereunder, certified true and complete copies of each such Project Authorization and (II) a certificate of the Borrower in form and substance satisfactory to the Agent and the Independent Technical Consultant certifying that each such Project Authorization is valid and in full force and effect and the Borrower is in compliance with each such Project Authorization in all material respects and (B) the Lenders have confirmed to the Borrower they are satisfied with such Project Authorizations in all respects.  (ii) With respect to each Future Project Authorization, the Borrower shall have delivered to the Agent a certificate of the Borrower in form and substance satisfactory to the Agent and the Independent Technical Consultant confirming that each Future Project Authorization is expected to be obtained in the normal course by the time it is required under the Transaction Documents and/or Applicable Law.  (iii) Evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the Project Authorizations have been paid in full (to the extent the obligation to make such payment then exists) by or on behalf of the Borrower.

(j)	The Drawdown Certificate shall be in form and substance satisfactory to the Lenders, and shall certify and confirm the matters stated therein, including the following:
(i)

a summary of the Project Costs incurred or to be incurred by the Borrower which will be funded (within thirty (30) days) from proceeds of the Drawdown Request, including, identification of the holdback amounts required under the Construction Lien Act (Ontario) for such Project Costs;

(ii)	identification of any holdback amount which, pursuant to Applicable Law, may be released and paid to the applicable contractors or subcontractors;
(iii)	confirmation that any holdback amounts required under Applicable Law or under Material Project Contracts to be held back by the Borrower have in fact been held back by the Borrower;
(iv)	confirmation that the full amount of the immediately preceding Drawdown (if any) received by the Borrower has been applied in respect of payment of Project Costs; and
(v)

a search report and title subsearch indicating that no Liens or encumbrances (other than customary Permitted Liens) have been registered against the Project Assets, the Collateral or the Site Lands forming part of the Borrower’s assets, except where any such Liens have been vacated or discharged.

(k)

The Independent Technical Consultant will review each Drawdown Certificate and each Costs to Complete Certificate and as a condition to the Drawdown relating to such Drawdown Certificate and Costs to Complete Certificate, deliver a Certificate of the Independent Technical Consultant to the Agent, in form and substance satisfactory to the Agent, certifying the matters addressed therein based on its periodic review of the progress of construction of the Project (including site visits and documentation furnished to the Independent Technical Consultant by the Borrower and the Contractor to support milestone payments).

(l)

(i) Each Drawdown Request, Drawdown Certificate and Costs to Complete Certificate shall be provided to the Agent and the Independent Technical Consultant at least five (5) Business Days prior to the requested Drawdown date and the Agent shall provide a copy of such Drawdown Request, Drawdown Certificate and Costs to Complete Certificate to each Lender at least three (3) Business Days’ prior to the requested date for Drawdown under the applicable Drawdown Request.  (ii)  On or before 12:00 noon on the Business Day after the Drawdown Certificate and Costs to Complete Certificate has been provided, the Independent Technical Consultant will confirm that it has received the Drawdown Certificate and Costs to Complete Certificate in the absence of such confirmation, the Borrower will notify the Agent and they will both use reasonable efforts to contact the Independent Technical Consultant to attempt to obtain confirmation of receipt of the Drawdown Certificate and Costs to Complete Certificate by the Independent Technical Consultant.  (iii) The Independent Technical Consultant will advise the Borrower and the Agent on or before 12:00 noon on the second Business Day following receipt of the Drawdown Certificate and Costs to Complete Certificate, if such Drawdown Certificate and Costs to Complete Certificate, including all supporting documentation reasonably requested by the Independent Technical Consultant, is complete, and, if not, what is missing from such Drawdown Certificate and Costs to Complete Certificate.  (iv) On or before 12:00 noon on the third Business Day following receipt of the Drawdown Certificate and Costs to Complete Certificate, the Independent Technical Consultant will, if pursuant to clause (iii) above, it has advised the Lenders that the documents referred to therein are complete, advise the Agent and the Borrower of its opinion as to whether the requirements of Section 6.3(k) have been met; and if such conditions have not been met it will provide reasonable details of such deficiencies and of the basis for its determination.

(m)

No Liens have been registered in accordance with the Construction Lien Act (Ontario) against any of the Project Assets, the Real Property Interests, the Collateral or the Site Lands forming part of the Borrower’s assets by any person who is a contractor or supplier of equipment, property or services in connection with the construction of the Project, which have not been discharged or vacated nor has the Borrower received notice of a claim for lien in accordance with the Construction Lien Act (Ontario) against any of the Project Assets, the Collateral or the Site Lands forming part of the Borrower’s assets.

(n)

All registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and first priority of the Liens created by the Security (subject only to Permitted Liens) shall have been completed and remain in effect.

(o)

The Agent shall have received an opinion of the Borrower’s Counsel of a time and date satisfactory to the Lenders (including updated searches) confirming continued registration of the Security, that no Liens, other than Permitted Liens, are registered against or charge the Project Assets, the Collateral or the Site Lands, that there are no executions filed against the Borrower in the jurisdiction where the Site Lands are located, that all realty taxes have been fully paid to the due date and confirming that any information required in order for the title insurer, FCT Insurance Company Ltd. and First American Title Insurance Company, to move the date of the title insurance policy forward has been delivered to FCT Insurance Company Ltd. and First American Title Insurance Company.

(p)

Arrangements satisfactory to the Agent have been made to ensure that (i) all fees then due and owing to the Agent and the Lenders under or in connection with any Loan Document have been or will contemporaneously with the Drawdown be paid in full and (ii) all reasonable out-of-pocket fees, costs and expenses incurred by the Agent and the Lenders (including those payable to the Lenders’ Counsel and the Independent Technical Consultant and) reimbursable hereunder have been or will contemporaneously with the Drawdown.

(q)	Each of the other terms and conditions applicable to such Drawdown contained in this Agreement shall have been fully complied with in all material respects.
(r)

A Certificate of the Borrower, in form and substance satisfactory to the Lenders, dated the date of the Drawdown Request addressed to the Agent and the Lenders certifying certain matters set out in this Section 6.3 and confirming that each of the conditions precedent set out in this Section 6.3 have been satisfied or waived.

6.4	Conditions Precedent to Commercial Operation

The Borrower agrees to satisfy each of the following conditions precedent to Commercial Operation on or before the Commercial Operation Date.  Commercial Operation shall not occur unless and until the Agent provides written notice to the Borrower and the Lenders (a “Commercial Operation Notice”) that each of the following conditions precedent to Commercial Operation has been satisfied or waived by the Lenders:

(a)	The conditions precedent set out in Sections 6.1 and 6.2 have been satisfied or waived.
(b)

The Completion Tests have been successfully achieved and the receipt by the Lenders of a Certificate of the Independent Technical Consultant confirming the Independent Technical Consultant’s satisfaction with the achievement of the Completion Tests.

(c)

The Completion Certificates have been delivered to the Agent and the Independent Technical Consultant in the manner set forth in Schedule 18 and confirmed by the Independent Technical Consultant and approved and accepted by all the Lenders.

(d)

The successful completion of the design, development, construction, commissioning, start-up and operation of the Project under and in compliance in all material respects with all of the Material Project Documents, and in accordance with Applicable Law and good industry practices, as certified by the Independent Technical Consultant.

(e)

The Consultant (as defined in the Construction Management & Procurement Agreement) has certified that Contractor’s application for final payment is valid and the Consultant has issued a final certificate for payment in accordance with clause 5.8.3 of the Construction Management & Procurement Agreement.

(f)

The Borrower shall have delivered to the Agent an updated Base Financial Model (reflecting the results of the Completion Tests) reviewed and approved by the Lenders and demonstrating compliance with the Debt Service Coverage Ratio equal to or greater than 1.90:1.  The updated Base Financial Model shall be adjusted for any performance shortfalls as demonstrated by the applicable performance test results, and the actual annualized operating expenses incurred, including the updated estimate for all Taxes, if any, and forecasted major maintenance requirements which will be based on that actual operating availability through the commissioning period as confirmed by the Independent Technical Consultant.

(g)	All Project Costs have been paid in full and the Project and Project Assets shall be free and clear of any Lien, other than Permitted Liens.
(h)

The Borrower shall have delivered to the Agent a Certificate of the Borrower in form and substance satisfactory to the Agent and the Independent Technical Consultant certifying that (i) each Material Project Document is valid and in full force and effect and (ii) no default or dispute exists or adverse notice has been delivered under any Material Project Document.

(i)

(i) All Project Authorisations necessary or required, whether set out in Schedule 14 or under the Transaction Documents or Applicable Law, to permit the Project to commence operation and for the continuous operation of the Project, have been obtained, (ii) the Borrower shall have delivered to the Agent (A) without duplication of any item already received hereunder, certified true and complete copies of each such Project Authorization and (B) a certificate of the Borrower in form and substance satisfactory to the Agent and the Independent Technical Consultant certifying that each such Project Authorization has been obtained and is valid and in full force and effect and the Borrower is in compliance with each such Project Authorization in all material respects and (iii) the Lenders have confirmed to the Borrower they are satisfied with such Project Authorizations in all respects.  The Borrower shall have provided to the Agent evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the Project Authorizations have been paid in full (to the extent the obligation to make such payment then exists) by or on behalf of the Borrower.

(j)	No Material Adverse Change has occurred.
(k)	No Default or Event of Default has occurred and is continuing at the Commercial Operation Date.

(l)

Each of the representations and warranties made under Section 8.1 and set out in each of the other Secured Documents is true, accurate and complete in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it must be true and correct in all respects).

(m)	Arrangements satisfactory to the Required Lenders are in effect to ensure that all Project revenues are directly deposited into the Project Revenue Account.
(n)	The Debt Service Reserve Account has been fully funded in the amount of the Debt Service Reserve Requirement.
(o)	A Certificate of the Borrower, in form and substance satisfactory to the Lenders, attesting, inter alia:
(i)	Cost Overruns, if any;
(ii)	that the Project has been constructed in accordance with Project plans and good industry practice;
(iii)	all Project Costs have been paid or, if not paid, sufficient funds have been set aside for the payment of such Project Costs in the Project Revenue Account;
(iv)	the Project is serviced with all utilities necessary to permit the Project to operate in the manner contemplated by the Material Project Documents and the Base Financial Model; and
(v)

the Borrower has not received notice of any claims asserted by any party against the Borrower which remain unresolved and which could reasonably be expected to have a Material Adverse Effect and no such claims have been threatened, and shall be accompanied with all such supporting documentation and information as will permit the Lenders and the Independent Technical Consultant, in their judgement, to verify the information and calculations given and made in such certificate.

(p)

A Certificate of the Independent Technical Consultant, in form and substance satisfactory to the Lenders, certifying, inter alia, that (i) the Completion Tests have been successfully achieved and (ii) providing its opinion that Commercial Operation has been achieved.

(q)

The Agent shall have received satisfactory subsearch and execution search reports of the Borrower’s Counsel addressed, inter alia, to the Lenders, the Agent and the Lenders’ Counsel which shall indicate, among other things, that since the effective date of the most recent title subsearch report delivered hereunder no Liens other than Permitted Liens have been registered against the Project Assets, the Collateral or the Site Lands, confirming continued registration of the Security along with written confirmation or such other evidence, in form and substance satisfactory to the Lenders, that all realty taxes have been fully paid to the due date therefor as well as confirming that any information required in order for the title insurer, FCT Insurance Company Ltd. and First American Title Insurance Company, to move the date of the title insurance policy forward has been delivered to FCT Insurance Company Ltd. and First American Title Insurance Company.

(r)

Evidence that all contractors and subcontractors and other persons working on the construction or towards the Completion of the Project have been paid in all amounts owing to them other than Punch List Items have been paid in full.

(s)

All insurance required to be maintained pursuant to this Agreement including all insurance required to be maintained pursuant to the Material Project Documents shall be in place and in full force and effect and the Agent shall have received, all in form and substance satisfactory to the Agent:

(i)	the Insurance Broker’s Certificate attaching true and complete copies of the certificates of insurance evidencing all such insurance;
(ii)	confirmation and a copy of a waiver of subrogation from the various insurers in favour of the Secured Parties;
(iii)

evidence of clauses within and/or endorsements to the applicable policies evidencing the applicable insurance establishing the Secured Parties and any other additional insured, as applicable, required by this Agreement and other Material Project Documents, as additional insureds and for all policies covering real property including any time element insurance and any marine transit insurance, as sole loss payee, accompanied with a satisfactory mortgagee clause and/or provisions; and

(iv)	all such other evidence as may be required by the Secured Parties, acting reasonably, including all such evidence in respect of insurance not placed by the Borrower’s insurance broker.
(t)

Evidence satisfactory to the Lenders that all work on the Project requiring inspection as of such date by any Governmental Authority having jurisdiction has been duly inspected and approved by such authorities and that any certificates or notices required to be issued in connection (including occupancy permits) therewith have been issued by such Governmental Authorities, that all parties performing such work have been or will be paid for such work and that no Liens or application therefor have been filed.

(u)

The Permitted Liens are complied with and the Borrower has not received notice that it or the Project, the Site Lands or Project Assets are in breach of the Permitted Liens, and the Agent shall have received a certificate of a Responsible Officer of the Borrower, in form and substance satisfactory to the Secured Parties, certifying the foregoing.

(v)

Without duplication of any item already received hereunder, a certified true copy of Material Project Documents listed in Schedule 11 and evidence that each such Material Project Document is in full force and effect (which contracts are certified by the Borrower as being in material conformity with the description of such Material Project Document Schedule 11 and if prior drafts of same were provided to the Secured Parties, they are in material conformity with such drafts) and any of the Secured Parties unresolved comments thereon have been resolved to the satisfaction of the Secured Parties, acting reasonably.

(w)

All Consents in respect of Material Project Documents required by the Agent have been obtained in form and substance satisfactory to the Agent and without duplication of any item already received hereunder, a certified true copy of each such Consent shall have been delivered to the Agent.

(x)

Without duplication of any item already received hereunder, the Agent and the Lenders shall have received payment of all fees which each of them is entitled to receive on or prior to the Commercial Operation Date under any agreement with the Borrower entered into in connection herewith, including any Secured Document, together with reimbursement of all expenses and costs (including reasonable fees, costs and expenses of Lenders’ Counsel and the Independent Technical Consultant) which the Lenders and/or the Agent have incurred up to and on the Commercial Operation Date in connection with this Agreement and the other Secured Documents and the transactions contemplated thereunder.

(y)

Without duplication of any item already received hereunder, the Agent shall have received a certificate of compliance issued by the Workplace Safety and Insurance Board certifying compliance with the Workplace Safety and Insurance Act (Ontario) including payments due, if any, thereunder.

(z)

Evidence all of the Material Project Documents (or any permitted replacement thereof) set out in Schedule 11 in accordance herewith continue to be in full force and effect (except where fully performed in accordance with the terms thereof) and no default has occurred and is continuing, dispute under any such other Material Project Document (or any permitted replacement thereof) which could reasonably be expected to have a Material Adverse Effect.

(aa)

No Liens have been registered in accordance with the Construction Lien Act (Ontario) against any of the Project Assets, the Real Property Interests, the Collateral or the Site Lands forming part of the Borrower’s assets by any person who is a contractor or supplier of equipment, property or services in connection with the construction of the Project, which have not been discharged or vacated nor has the Borrower received notice of a claim for lien in accordance with the Construction Lien Act (Ontario) against any of the Project Assets, the Collateral or the Site Lands forming part of the Borrower’s assets.

(bb)	The Agent and the Lenders shall be satisfied that the Punch List Reserve Sub-Account has been established and is fully funded in cash with the required Punch List Amount.

(cc)

A Certificate of the Borrower, in form and substance satisfactory to the Lenders, dated the Commercial Operation Date addressed to the Agent and the Lenders certifying certain matters set out in this Section 6.4 and confirming that each of the conditions precedent set out in this Section 6.4 have been satisfied or waived.

6.5	Conditions Precedent to Proof of Capacity

The Borrower agrees to satisfy each of the following conditions precedent to Proof of Capacity on or before the Proof of Capacity Date.  Proof of Capacity shall not occur unless and until the Agent provides written notice to the Borrower and the Lenders (a “Proof of Capacity Notice”) that each of the following conditions precedent to Proof of Capacity has been satisfied or waived by the Lenders

(a)	The conditions precedent set out in Sections 6.1, 6.2 and 6.4 have been satisfied or waived.
(b)	The Proof of Capacity Certificate has been delivered to the Agent and the Lenders and approved and accepted by all the Lenders.

Article 7
Security

7.1	Security

As continuing collateral security for the payment and performance of the Secured Obligations, there shall be executed and delivered to the Agent the documents listed on Schedule 12, each of which documents shall be in form and substance satisfactory to the Secured Parties.

7.2	Continued Perfection of Security

The Borrower shall take such action and execute and deliver to the Agent such agreements, conveyances, deeds and other documents and instruments as the Agent shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the Security and the Liens of the Security, in each case promptly upon request therefor by the Agent and in form and substance satisfactory to the Secured Parties acting reasonably.

7.3	Registration

Unless the Agent notifies the Borrower otherwise, the Borrower shall cause the Borrower’s Counsel and their respective agents to register the Security (or a financing statement, notice or other document in respect thereof) on behalf of the Agent in all offices where (a) such registration is necessary to create, preserve, protect and perfect the Security and its validity, effect, priority and perfection at all times, including any land registry or land titles office and/or (b) the Agent or the Lenders’ Counsel specifically requests.

7.4	Extensions, Etc.

The Secured Parties may grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower or any other persons, sureties or securities as the Secured Parties, in their sole discretion, may see fit, all without prejudice to the liability of the Borrower under the Secured Documents or the rights of the Secured Parties or the Agent under the Secured Documents.

7.5	Security Effective Notwithstanding Date of Loan

The Liens constituted by any of the Security or required to be created hereby or thereby shall be effective, and the undertakings as to Liens herein or in any other Loan Document shall be continuing, whether the monies and other credit hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Liens or before or after or upon the date of execution of this Agreement, and shall not be affected by the Secured Obligations fluctuating from time to time or the accounts established by the Agent ceasing to be in debit balance.

7.6	No Merger

The taking of any Liens as provided under this Agreement or any other Secured Document shall not operate by way of merger of any of the obligations of the Borrower or any successor of the Borrower under this Agreement or any other Secured Document, or of any Lien, guarantee, indemnity, contract, promissory note, bill of exchange or security in any other form, whether or not similar to the foregoing, and no judgment recovered by the Secured Parties shall operate by way of merger or in any way affect the Liens provided for in this Agreement and the other Secured Documents, which shall be in addition to and not in substitution for any other security now or hereafter held by the Secured Parties whether for Secured Obligations hereunder or under any other Secured Document.  For greater certainty, no judgment recovered by the Secured Parties shall operate by way of merger or in any way affect the obligation of the Borrower to pay interest, fees and other amounts at the rates, times and manner as provided in this Agreement.

7.7	Survival of Security

The Borrower and the Agent hereby acknowledge and agree that, notwithstanding the repayment of the Loan Facility, none of the Liens created pursuant to the Security shall be released until all the Borrower’s Secured Obligations have been irrevocably and unconditionally paid in full provided that the Agent shall at the sole cost and expense of the Borrower and without recourse to or any representation or warranty of any kind by the Agent release the Sponsors Security Documents as soon as practicable after the Commercial Operation Date.

7.8	Lien Matters

If a Lien is registered against any of the Project Assets and is not discharged within ten (10) Business Days thereafter, the Secured Parties (directly or through the Agent) shall be entitled, in their sole discretion, to pay into court the amount required to effect removal of such Lien out of the Project Revenue Account or, if such account has not been funded, as an

Drawdown and the amount so paid (or, if such payment is made in a currency other than Dollars, the Equivalent Amount in Dollars) shall be treated in like manner as amounts paid by the Agent under Section 9.5.

7.9	Security Further Assurances

The Borrower shall, forthwith and from time to time on request from the Agent, execute or cause to be executed, all such documents (including any change to any Secured  Document) and do or cause to be done all such other matters and things which in the reasonable opinion of the Agent or the Lenders’ Counsel may be necessary or of advantage to give the Secured Parties (so far as may be possible under any Applicable Law) the Liens and priority intended to be created by the Secured Documents or, upon the occurrence and during the continuation of an Event of Default, to facilitate realization under such Liens.  It is the intention of the parties that the Secured Parties will, among other things, have (a) a first priority Lien, subject to Permitted Liens, over all assets of the Borrower comprised of personal property and real property, (b) a first priority Lien, subject only to Permitted Liens referred to in paragraph (a) of Section 9.4.8, over all Capital Stock of the Borrower owned (directly or indirectly) by each Sponsor Shareholder and (c) such other Liens over the assets of the Borrower that are consistent with the Liens described in Clauses (a) and (b) above as the Required Lenders may from time to time reasonably require.

7.10	Termination of Sponsor Guarantees

On and after the Proof of Capacity Date, the Agent shall promptly (and the Required Lenders hereby authorize the Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to terminate each Guarantor’s obligations under its Sponsor Guarantee provided that: (a) no Default or Event of Default is continuing or would result from the termination of the Sponsor Guarantees and (b) no payment is due from the Guarantors under either of the Sponsor Guarantees.

Article 8
REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties of the Borrower

To induce the Lenders and the Agent to enter into this Agreement and to induce the Secured Parties to extend credit hereunder and under the other Loan Documents, the Borrower hereby represents and warrants for and on its own behalf and on behalf of each other Obligor to the Secured Parties, as follows and acknowledges and confirms that the Secured Parties are relying upon such representations and warranties in entering into this Agreement and in extending credit hereunder and under the other Loan Documents:

8.1.1Existence and Good Standing

.  The Borrower has been incorporated and is existing under the Canada Business Corporations Act.  Each Sponsor is a corporation duly and validly incorporated or formed, organized and existing under the laws of its jurisdiction of incorporation or formation.  Each Obligor has the legal capacity and right to own its assets and to carry on its business in each jurisdiction in which its assets are located or it carries on business excluding jurisdictions (other than the Province of Ontario) in which the failure to have such legal capacity would not have or be reasonably likely to have a Material Adverse Effect.  The Borrower has all requisite capacity (corporate or otherwise), power and authority to own, hold under licence or lease its assets, including the Project Assets, to develop, construct, own and operate the Project, to carry on the business of the Project and to otherwise enter into, and carry out the transactions contemplated by, the Transaction Documents to which it is a party.  Each Sponsor has all requisite capacity (corporate or otherwise), power and authority to own, hold under licence or lease its assets, to carry on its business and to otherwise enter into, and carry out the transactions contemplated by, the Transaction Documents to which it is a party.

8.1.2Authority

.  Each Obligor has the legal capacity and right to enter into each Transaction Document to which it is a party and do all acts and things and execute and deliver all documents as are required thereunder to be done, observed or performed by it in accordance with the terms and conditions thereof.

8.1.3Due Authorization

.  Each Obligor has taken all necessary action to authorize the execution and delivery of each Transaction Document to which it is a party, the creation and performance of its obligations thereunder and the creation of the Liens over its assets and the consummation of the transactions contemplated thereby.

8.1.4Due Execution

.  Each Obligor has duly executed and delivered each Transaction Document to which it is a party.

8.1.5Validity of Transaction Documents - Non-Conflict

.  None of the authorization, execution, delivery or performance of the Transaction Documents to which it is a party, nor the creation of any Liens over the assets of any Obligor nor the consummation of any of the transactions contemplated thereby (a) requires any Authorization to be obtained or registration to be made (except such as have already been obtained or made and are now in full force and effect and each Obligor is in compliance with the requirements of all such Authorizations and no event has occurred, and no state or condition exists, which could reasonably be expected to result in the revocation, cancellation, suspension or any adverse modification of any such Authorizations), (b) conflicts with, contravenes or gives rise to any default under (i) any of the Constitutional Documents or internal corporate, partnership, trust and/or other management resolutions of any Obligor, (ii) the provisions of any indenture, instrument, agreement or undertaking to which any Obligor is a party or by which any Obligor or any of its assets is or may become bound the consequences of which could be material or affect the legality, validity, effect, perfection or priority of the Security or (iii) any Applicable Law or (c) has resulted or will result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral except as contemplated herein.

8.1.6Enforceability

.  Each Transaction Document to which each Obligor is a party constitutes a valid and legally binding obligation enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, winding-up, dissolution, administration reorganization, arrangement or other statutes or judicial decisions affecting the enforcement of creditors’ rights in general and to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion.

8.1.7Absence of proceeding

.  There is no existing, pending or, to its knowledge, threatened proceeding against any Obligor or its respective assets, including the Project Assets or the Project, which, if adversely determined to any Obligor or the Secured Parties, could reasonably be expected to result in a Material Adverse Effect or, except for any proceeding notified to the Agent pursuant to Section 9.1, could reasonably be expected to result in any one or more judgments, orders or awards ordering any Obligor to pay more than the Threshold Amount.  No event has occurred, and no state or condition exists, which could reasonably be expected to give rise to any such proceeding, except for the subject matter of any proceeding notified to the Agent pursuant to Section 9.1, and there is no judgment, order or award outstanding against any Obligor, the Project or the Project Assets which could reasonably be expected to have a Material Adverse Effect.

8.1.8Financial Statements

.  Each financial report and financial statement of each Obligor delivered to the Lenders pursuant to or in connection with this Agreement have been prepared in accordance with Applicable Accounting Principles (subject to year-end audit adjustments and the absence of notes, where applicable), does not contain (or, if audited, would not contain) any Impermissible Qualification and fairly and accurately presents in all material respects the financial information and the financial condition and results of operations of such person contained therein as at their respective preparation dates.  Except to the extent fully disclosed or reserved against in accordance with Applicable Accounting Principles in the financial statements delivered to the Lenders pursuant to this Agreement, as of the date of such financial statements, no Obligor has any outstanding liabilities or obligations (whether accrued, absolute, contingent or otherwise) of any material nature.

8.1.9Base Financial Model

.

(a)

The most recent Base Financial Model delivered to the Lenders has been prepared in accordance and compliance with the requirements of this Agreement.  The statements of opinion or belief, projections and forecasts in the Base Financial Model, and the assumptions on which they are based and the values given to those assumptions, were arrived at in good faith by the Borrower, after due and careful consideration and enquiry and based on reasonable grounds consistent with the proposal submitted by or on behalf of the Borrower to the Lenders in respect of the Project, and were fair and reasonable in the circumstances prevailing at the time of preparation.

(b)

No Obligor is aware of any fact, event or circumstance the inclusion or omission of which makes or would be reasonably expected to make the Base Financial Model inaccurate or misleading in any material respect.

(c)

The Base Financial Model takes into account all the provisions of the Transaction Documents and contains the Borrower’s reasonable estimate of the projected receipts and expenditures and costs required to achieve Commercial Operation.

(d)

To the best of the Borrower’s knowledge and belief, there are no errors in the Base Financial Model which would materially adversely affect the estimate operating results and cash flows set out in the Base Financial Model.

8.1.10Material Project Documents

.  The Material Project Documents represent all of the agreements and documents material and necessary to own, design, develop, construct,

commission, start-up, operate, maintain and carry out the Project and to fully perform all obligations of each of the Major Project Parties under the Material Project Documents (other than financing the Project), including, the construction of the Plant; there are no other agreements or documents in existence which replace or relate to any Material Project Documents which would materially affect the interpretation or application of, or which waive or release any rights or obligations under, any such Material Project Documents and, upon the execution and delivery of enforceable Consents that are contemplated hereunder, there are no provisions within the corresponding Material Project Documents restricting assignment thereof to the Agent.  Each of the Material Project Documents is in full force and effect, and except as disclosed to the Agent, no written notice or claim of a default or breach thereunder, or of the occurrence of any condition entitling any party to terminate its obligations thereunder, has been delivered to any of the Major Project Parties.  Except as disclosed to the Agent, no default or event which, with the passing of time or the giving of notice (or both) or a determination being made under the relevant provision would constitute an event of default on the part of any Major Project Party exists under any of the Material Project Documents.  Except as disclosed to the Agent, to the best of the knowledge of the Borrower after due enquiry, no default or event which with the passing of time and/or giving of notice (or both) and/or a determination being made under the relevant provision would constitute an event of default on the part of any of the other contracting parties to any of the Material Project Documents exists under any of the Material Project Documents.  As of the date of this Agreement, all conditions to be satisfied by each Major Project Party under or pursuant to each Material Project Document to which it is a party prior to Financial Closing have been satisfied and fulfilled by the Major Project Parties or waived.  There are no material agreements to which any Major Project Party is a party which relate to the Project or the Secured Property, true and complete copies of which have not been delivered to the Agent.  As of the date hereof, Schedule 11 constitutes an accurate list of all Material Project Documents.  All Additional Project Documents are expected to be obtained in the normal course (without the expenditure of previously non-budgeted amounts) by the date such Additional Project Documents are required for the Project.

8.1.11Project Authorizations

.  All Project Authorizations (other than Future Project Authorizations) have been obtained and are in full force and effect and the Future Project Authorizations will be obtained when required and/or necessary and will be in full force and effect at such time, except, in each case, where failure to obtain individually or in the aggregate, would not, now or at any time while any Loan is outstanding, reasonably be expected to have a material adverse effect on the design, development, engineering construction, commissioning, start-up, management or operation of the Project.  The Project and Project Assets comply in all material respects with the specifications, plans and drawings submitted to obtain the Project Authorizations except, in each case, where failure to obtain individually or in the aggregate, would not, now or at any time while any Loan is outstanding hereunder, reasonably be expected to have a material adverse effect on the Project Assets or the design, development, engineering, construction, commissioning, start-up, management or operation of the Project. No Obligor has received any written notification, of any pending or threatened non-issuance, non-renewal, revocation, cancellation, suspension, adverse change or refusal of, or taken any steps for, and no event has occurred, and no state or condition exists, which could reasonably be expected to result in, the non-issuance, non-renewal, revocation, cancellation, suspension, adverse change or refusal of any Project Authorizations (except to the extent that any such non-issuance, non-renewal, revocation, cancellation, suspension, adverse change or refusal would not reasonably be expected to have a material adverse effect on the design, development, engineering, construction, commission, start-up, management or operation of the Project).  Each Obligor is in compliance with all Project Authorizations then required for the Project and with all Applicable Laws and the performance of their respective obligations under the Loan Documents to which they are a party, in each case except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect.

8.1.12Other Authorizations

.  All Authorizations and registrations necessary to permit each Obligor to execute, deliver and perform each Transaction Document to which it is party, grant any Security and consummate the transactions contemplated thereby and own its assets and carry on its business have been obtained or effected and are in full force and effect, save and except for those authorizations that have not been obtained and could not reasonably be expected to have a Material Adverse Effect.  The Borrower is in compliance with the requirements of all such Authorizations and registrations and there is no judgment, order or award outstanding or proceeding existing, pending or, to its knowledge, threatened which could reasonably be expected to result in the non-issuance, non-renewal, revocation, cancellation, suspension, adverse change or refusal of any of such Authorizations and registrations, except for any such authorization or registration the absence of which could not reasonably be expected to have a Material Adverse Effect.

8.1.13Easements

.  All Easements and rights-of-way required by the Project and Project Assets pursuant to Applicable Law and all Easements and rights-of-way required to own, develop, construct, operate, legally access and maintain the Project Assets:

(a)	have been obtained and are in full force and effect if they are in Part I of Schedule 15;
(b)	are expected to be obtained in the normal course by the applicable date required by the Transaction Documents and/or Applicable Law if they are in Part II of Schedule 15;
(c)	have been obtained if they are in Part II of Schedule 15 and were to be obtained by the applicable date required by the Transaction Documents and/or Applicable Law where such date has passed; and
(d)	if not yet obtained (in respect of material Easements), are expected to be obtained in the normal course (without the expenditure of previously non-budgeted amounts).

8.1.14Utilities

.  All utility services necessary for the construction and the operation of the Project for its intended purposes are available or will be so available as and when required upon commercially reasonable terms.

8.1.15Title to Assets

.  The Borrower owns or will acquire in the ordinary course all assets, property and property rights (real or personal, tangible or intangible) necessary to complete, operate and maintain the Project as contemplated by the Transaction Documents.  The Borrower is the legal and beneficial owner of the Site Lands, Project Assets, Collateral and Real Property Interests and has good, valid, marketable and freehold title to the Site Lands, Project

Assets, Collateral and Real Property Interests and has or will have good title to all other Project Assets necessary to complete, operate and maintain the Project as contemplated by the Transaction Documents and the Base Financial Model, as applicable, in each case subject only to Permitted Liens.  The Site Lands are the only real property owned by the Borrower.

8.1.16Sufficiency of Rights

.

(a)

The services to be performed, the materials to be supplied and the property interests and contractual rights (including rights of way and licences of occupation) and other rights granted to or held by the Borrower pursuant to the Material Project Documents, the Real Property Interests and the Project Authorizations:

(i)

comprise all of the property interests and contractual rights necessary or desirable to continue the construction, installation, ownership, operation and maintenance of the Project by or for the Borrower as contemplated by the Material Project Documents and the Base Financial Model; and

(ii)

provide adequate ingress and egress from and to the Project for any reasonable purpose in connection with the construction, installation, ownership, operation or maintenance of the Project by or for the Borrower, as contemplated by the Material Project Documents and the Base Financial Model.

(b)

There are no material services, materials or rights which may reasonably be expected to be required for the construction, installation, ownership, operation and maintenance of the Project by or for the Borrower, as contemplated by the Material Project Documents and the Base Financial Model, as applicable, other than those granted by, or to be provided through, the Material Project Documents.

8.1.17Location of the Borrower and Tangible Assets

.  The registered office, places of business, chief executive office, principal place of residence and location of the Borrower (within the meaning assigned in Section 7(3) of the PPSA and regulations issued thereunder) is 1086 Modeland Road, 1010 Building, Room 251, Sarnia, Ontario, Canada N7S 6L2.  The locations of the Project Assets are on or within the Site Lands and all tangible Project Assets have been constructed and are being constructed within the Site Lands or, in the case of incidental pipes, lines, wires and related equipment only, within the boundaries of municipal rights of way or Easements benefiting the Site Lands.

8.1.18Intellectual Property

.

(a)	Ownership.
(i)

The Borrower is the sole legal and beneficial owner of the applied for or registered Intellectual Property Rights listed in Schedule 27 (the “Borrower IP”) free and clear of all Liens whatsoever, except for Permitted Liens.

(ii)

The Borrower IP is valid and subsisting, and is in good standing, all required filings with any relevant governmental intellectual property office have been made and all required filing fees have been paid.

(iii)

The Borrower has used the Borrower IP in such manner as to preserve its rights therein including the use of proper notices indicating ownership of and/or rights to use the Borrower IP, to the extent reasonably necessary for the protection of the Borrower IP.

(iv)

The Borrower is not aware of any claim having been made that the use of any Intellectual Property Rights of the Borrower, the use of any Intellectual Property Rights used by the Borrower in the Project or the sale or licensing of any of the products produced by the Borrower does or may violate the rights of any other person, which, if determined adversely to the Borrower could reasonably be expected to result in a Material Adverse Effect.

(v)

There is no proceeding in progress or, to the knowledge of the Borrower, pending or threatened in writing against or relating to the Borrower or affecting the Intellectual Property Rights of the Borrower or the Intellectual Property Rights used by the Borrower in the Project which, if determined adversely to the Borrower, could reasonably be expected to result in a Material Adverse Effect.

(vi)	The Borrower is not aware of any third-party presently infringing the Borrower IP or that has infringed the Borrower IP in the past three years.
(b)

Licensing.  All IP Licences relating to or used or intended to be used for the Project, including the IP Licence under the License Agreement, are in full force and effect, the Borrower has duly observed and performed in all material respects all of its covenants and obligations under all such IP Licenses and, to the knowledge of the Borrower, there has not been any default under or breach of any of such IP Licenses by the other parties thereto.

8.1.19Insurance

.  Each policy of insurance required to be maintained by the Borrower pursuant to Section 9.3.24 has been obtained and is in full force and effect and all premiums due and payable in relation thereto have been paid.

8.1.20Taxes

.  The Borrower has (a) delivered or caused to be delivered all Tax returns which are now due to the appropriate Governmental Authority, (b) paid and discharged all Taxes payable by it when due, (c) made provision for appropriate amounts in respect of any Taxes likely to be exigible in accordance with Applicable Accounting Principles, (d) withheld and collected all Taxes required to be withheld and collected by it and remitted such Taxes to the appropriate Governmental Authority when due and (e) paid and discharged all Statutory Prior Claims when due; and no assessment or appeal is, to its knowledge, being asserted or processed with respect to such returns, Taxes or Statutory Prior Claims, except for (i) those subject to Contested Tax Proceedings respecting an aggregate Tax liability for the Borrower not exceeding the Threshold Amount after the date of this Agreement and (ii) those which could not reasonably be expected to result in any sale, forfeiture or loss of the Project, Site Lands, the Project Assets or the other Collateral.

8.1.21No Material Adverse Change

.  Since January 31, 2014, no Material Adverse Change has occurred.

8.1.22No Default

.  No Default or Event of Default has occurred which has not been either remedied (or otherwise ceased to be continuing) or expressly waived by the Lenders in writing.

8.1.23Compliance with Laws

.

(a)

The Borrower is in compliance with all Applicable Laws, save (except in the case of Applicable Laws relating to bribery and corruption) for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(b)

The Borrower is in compliance with all requirements of Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the employees of the Borrower and as amended from time to time, save for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

8.1.24Contracts

.  The Borrower is in compliance with all agreements material to its business, save for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

8.1.25Type of Business

.  The business activity directly relating to the Project is the only business activity in which the Borrower engages and the Borrower does not engage in any other business activity.  The Borrower does not own, lease or otherwise hold any assets other than the Project Assets which are used or intended to be used in connection with the Project.  The Borrower does not engage in any business activity that relates to Sanctioned Activities.

8.1.26Name, Entity and Group Organization

.  The full correct legal name of the Borrower is BioAmber Sarnia Inc. and the Borrower has not adopted a French form of name, a combined English and French form of name or a combined French and English form of name.  The Borrower is a single purpose entity and does not have any Subsidiaries.  The Borrower is not, directly or indirectly, a member of or a participant in any partnership, joint venture or syndicate.  As of the date hereof, the owners, beneficially and of record, of the issued Capital Stock of the Borrower and, the issued Capital Stock of any person other than the Sponsors who owns, beneficially and of record, directly or indirectly, the issued Capital Stock of the Borrower are depicted in the organization chart set out in Schedule 17.  No person other than Mitsui and BioAmber Luxco has any option or right to acquire any Capital Stock in the Borrower.  The Borrower shall promptly deliver to the Agent an updated organization chart set out in Schedule 17 following any sale, transfer or issue of shares permitted under this Agreement.

8.1.27Solvency

.  No Insolvency Event has occurred in respect of any Obligor.  Each Obligor is Solvent.

8.1.28General Environmental Representations and Warranties

.  With respect to the Environment (a) Project Assets, including the Plant and the Site Lands (including the buildings, erections and facilities constructed thereon) and appurtenances comprising or used in connection therewith, are and have at all times been owned, leased, managed, controlled or operated in compliance with all Environmental Laws for the period they have been owned, leased, managed, controlled or operated by the Borrower (including its predecessors by amalgamation or merger) and (b) (to the knowledge of the Borrower) all real estate (including the buildings, erections and facilities constructed thereon) and appurtenances comprising or used in connection therewith were at all times owned, leased, managed, controlled or operated by the predecessors in title to such real estate in compliance with all Environmental Laws; with the exception of any non-compliance referred to in Clauses (a) and (b) above (i) which could not reasonably be expected to result in Environmental Liabilities of the Borrower in an aggregate amount for the Borrower exceeding the Threshold Amount on the date of this Agreement and the Threshold Amount thereafter and (ii) those which could not reasonably be expected to give rise to a Material Adverse Effect.  The Borrower has not been convicted of an offence for non-compliance with any Environmental Law or has been fined or otherwise sentenced or settled a prosecution in respect of such an offence short of conviction.  The Borrower has provided full details to the Independent Technical Consultant and the Agent of all inspections, investigations, studies, audits, tests, reviews and other analyses carried out by it, or on its behalf, in relation to any environmental matters pursuant to any Environmental Laws in respect of the Project Assets and the Site Lands or any adjoining property over which the Site Lands enjoy any rights or amenities.

8.1.29Specific Environmental Representations and Warranties

.  Without limiting the generality of Section 8.1.28, with respect to the Environment:  (a) there are no existing, pending or (to the knowledge of the Borrower) threatened in writing: (i) claims, complaints, notices or requests for information received by it or of which it has knowledge with respect to any alleged violation by it of or alleged Environmental Liability relating to any of the Project Assets, Plant, the Site Lands, the Project or any operations on the Site Lands, or (ii) governmental or court orders, including stop, Clean-Up or preventative orders, directions or action requests which have been received by it relating to the Environment requiring any works, repairs, remediation, Clean-Up, construction or capital expenditures by it with respect to any of the Project Assets which remains outstanding; (b) except in compliance with Environmental Law, no Hazardous Materials have been generated, received, handled, used, stored, treated or shipped at or from, and there has been no discharge or release of Hazardous Materials at, on, from or under any of the Project Assets and none of the Project Assets has concentrations of Hazardous Materials that exceed standards published by the relevant Governmental Authorities; (c) no property now or previously owned, leased, managed, controlled or operated by the Borrower (including its predecessors by amalgamation, merger or other business combination) is listed or, to the knowledge of the Borrower, is proposed for listing on any similar list of sites under any other Applicable Law requiring investigation, remediation or Clean-Up or giving rise to claims or losses and expenses imposed under Environmental Laws; (d) except in compliance with Environmental Law, (to the knowledge of the Borrower) none of the lands and premises comprising any of the Project or Project Assets (including the Plant and the Site Lands) has been used for the disposal of Waste or as a landfill or Waste disposal site; and (e) the Borrower has not directly transported or directly arranged for the transportation of any Hazardous Materials to any location, except in compliance with Environmental Law; with the exception of (i) any matter referred to in Clauses (a) to (e) above which collectively could not reasonably be expected to result in Environmental Liabilities of the Borrower in an aggregate amount for the Borrower exceeding the Threshold Amount on the date of this Agreement and the Threshold Amount thereafter and (ii) those which could not reasonably be expected to give rise to a Material Adverse Effect.

8.1.30Employee Relations

.  There are no strikes, work stoppages or controversies pending or (to the knowledge of the Borrower) threatened between the Borrower and any of its employees (including unions representing employees), other than employee grievances arising in the ordinary course of business which could not reasonably be expected to result in work stoppages, and other than those disclosed in writing to the Agent which could not reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of the Borrower have not been in violation of any Applicable Law dealing with such matters, other than those which could not reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or for which any claim may be made against the Borrower on account of wages or employee related assessments, premiums, fees, taxes, penalties or fines and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower, with the exception of (a) payments in an aggregate amount for the Borrower not exceeding the Threshold Amount (or Equivalent in other currency) and (b) those which could not reasonably be expected to have a Material Adverse Effect.

8.1.31Collective Bargaining

.  The Borrower is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees of the Borrower. The Borrower is not a party to any application, complaint, grievance, arbitration, or other proceeding under any statute or under any collective agreement related to any employee of the Borrower or the termination of any employee of the Borrower except as would not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower, there is no open complaint, inquiry or other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any employee of the Borrower or the termination of any employee of the Borrower except as would not reasonably be expected to have a Material Adverse Effect.

8.1.32Employee Benefit Matters

.

(a)

Contributions to each Pension Plan and Employee Benefit Plan maintained or contributed to by the Borrower are being made in accordance with Applicable Law and the terms of such Pension Plan or Employee Benefit Plan.  The Borrower has remitted all Pension Plan contributions, provincial pension plan contributions, workers’ compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes and other taxes payable under Applicable Law by it, and, furthermore, have withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, including all payroll deductions required to be withheld and has remitted such amounts to the proper Governmental Authority within the time required under applicable law. The

Borrower does not administer, maintain or contribute to a Defined Benefit Plan or has any liability in respect of any Defined Benefit Plan.
(b)

All obligations regarding the Pension Plans and the Employee Benefit Plans (including current service contributions) have been satisfied, there are no outstanding defaults or violations by any party to any Pension Plan and any Employee Benefit Plan and no taxes, penalties or fees are owing or exigible under any of the Employee Benefit Plan, except which could not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in Schedule 23 (as updated from time to time), each Pension Plan and each Employee Benefit Plan is fully funded or fully insured pursuant to the actuarial assumptions and methodology set out in Schedule 23 (as updated from time to time) and, in the case of a Pension Plan, as required under the most recent actuarial valuation filed with the applicable Governmental Authority pursuant to generally accepted actuarial practices and principles.  To the best knowledge of the Borrower, no fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan or Employee Benefit Plan.

8.1.33Pensions

.

(a)

The Unfunded Liabilities of all Pension Plans do not in the aggregate exceed the Threshold Amount.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No Pension Event has occurred or is reasonably expected to occur that could result in material liability to the Borrower and no equivalent or analogous action or liability under the laws of any jurisdiction outside Canada with respect to any Canadian Pension Plan or other Pension Plan has occurred or is reasonably expected to occur.

(b)

Full payment when due has been made of all amounts which the Borrower is required under the terms of each Pension Plan or Applicable Law to have paid as contributions to such Pension Plan and no Unfunded Liability in excess of the Threshold Amount in the aggregate exists with respect to all Pension Plans of the Borrower.  There is no order outstanding and no pending or, to the knowledge of the Borrower, threatened proceeding against any such Pension Plan, any fiduciary thereof, or the Borrower with respect thereto which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in an order ordering the Borrower to pay more than the Threshold Amount.  Each Pension Plan is administered in compliance in all material respects with all Applicable Laws and the respective requirements of the governing documents for such plan.  There is no proceeding or claim other than routine claims for benefits pending or, to the knowledge of the Borrower, threatened against the Borrower with respect to any Pension Plan.

(c)

Schedule 23 (as updated from time to time) lists all the Pension Plans and Employee Benefit Plans applicable to the employees of the Borrower in respect of employment in Canada and which are currently maintained or sponsored by the Borrower or to which the Borrower contributes or has an obligation to contribute, except, for greater certainty, any statutory plans to which the Borrower is obligated to contribute to or comply with under Applicable Law.

8.1.34No Changes

.  As of the date hereof, there have been no material changes to the design, erection or commissioning of the Project, except for changes thereto which do not in the aggregate impair satisfaction of the requirements for the Commercial Operation Date, reduce the design capacity or otherwise adversely affect the economic viability or performance of the Project.

8.1.35Completion

.  The Borrower is not aware of any existing act, matter, thing or circumstance which will prevent or materially prejudice the Commercial Operation Date occurring before the Scheduled Commercial Operation Date.

8.1.36Information Supplied

.

(a)

Each Obligor has disclosed to the Agent and Lenders all agreements, instruments and corporate or other restrictions to which it, the Project or the Project Assets is subject, and all other matters known to it, including all matters pertaining to the Obligors, the Project and the Project Assets, that, individually or in the aggregate, could reasonably be expected to be material to a Lender.

(b)

All information (other than Projections) furnished to the Agent or the Lenders by or on behalf of any Obligor in connection with any of the Transaction Documents is correct in all material respect on the date hereof and no such information contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made and as of the date made.  No representation or warranty is or shall be deemed made in this Section 8.1.36(b) or (c) as to the actual date of Commercial Operation, Approved Operating Costs or Approved Capital Expenditures, exchange or interest rates, rates of inflation, transportation costs, the Project’s actual rate of production or the actual cash flows or actual financial results to be achieved by the Project will turn out to be.

(c)

Each financial forecast and projection (“Projections”) prepared and furnished by or on behalf of any Obligor to the Lenders pursuant to or in connection with any Transaction Document was based upon assumptions believed to be reasonable by each Obligor as of the date of preparation.

(d)

The Borrower has provided to the Independent Technical Consultant all of the material information in its possession or to which it has access relating to the Project and the design, development, engineering, construction, commissioning, start-up, operation and maintenance thereof (other than the unit operation design and operating condition details relating to the Project) and the Borrower has reviewed the report of the Independent Technical Consultant delivered pursuant to Section 6.1(e) and such report, based on the Borrower’s review, (excluding any information with respect to any opinions contained therein), is not materially incorrect.

8.1.37Copies of Transaction Documents

.  The copies of each Transaction Document and of any changes to any Transaction Document provided or to be provided by the Borrower to the Agent and each Lender are, or when delivered will be, true and complete copies of such agreements and no consent or other further action is required for the effectiveness and enforceability of any of such agreements heretofore provided and each such agreement is, or when executed and delivered will be, in full force and effect.  No default under any Material Project Agreement has occurred and is continuing.

8.1.38Existing Debt

.  Set forth on Schedule 21 is a true and complete list of all Debt of the Borrower outstanding as of the date set out in Schedule 21, other than unsecured Debt of the Borrower which in the aggregate is less than $100,000, and indicating whether such Debt is secured or unsecured.  All such Debt is in good standing and, no default or event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of such Debt.

8.1.39Ranking

.  The obligations of the Borrower hereunder and the Loans made hereunder, will at all times rank in right and priority of payment at least pari passu with all other unsecured non-subordinated Debt of and claims against the Borrower.  None of the assets of the Borrower are subject to any purchase-money security interests or other Liens ranking or purporting to rank pari passu or in priority to any and all Security, other than Permitted Liens.

8.1.40No Immunity

.  No Obligor nor any of its assets is entitled to claim or has any immunity from jurisdiction of any court or from set-off, claim, execution, attachment or any other legal process (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

8.1.41Broker Fees

.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Transaction Documents.

8.1.42Sanctioned Activities

.  None of the transactions contemplated by the Transaction Documents violates any Sanctioned Activities.  The Borrower has not used any of the proceeds under the Loan Facility for business activities in any Sanctioned Countries.  No Obligor is a Sanctioned Person and the Borrower does not engage in any business activities or transactions, or is otherwise associated, with a Sanctioned Person.

8.1.43Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada)

.  The Borrower does not operate in countries that are members of the Financial Action Task Force.  The Borrower is not a charity registered with the Canada Revenue Agency nor does it solicit charitable financial donations from the public.

8.2	Repetition of Representations and Warranties

The representations and warranties made in Section 8.1 shall be made as of the date of this Agreement and shall be deemed to be repeated by the Borrower (a) on each date a Drawdown Request is delivered to the Agent and on the corresponding Drawdown Date, (b) as of the last day of each calendar month, (c) as of the Financial Closing Date, (d) on the Commercial Operation Date and (e) on the Proof of Capacity Date, in each case by reference to the facts and circumstances then existing, it being understood that to the extent such representations and warranties relate solely to a specifically identified earlier date they need only be true and correct in all material respects as of such earlier date.

8.3	Survival of Representations and Warranties

The representations and warranties made in Section 8.1 and each of the other Loan Documents or deemed repeated in Section 8.2 shall survive the execution and delivery of this Agreement and the making of each Drawdown notwithstanding any investigations or examinations which may be made by any Secured Party or Lenders’ Counsel, and the Secured Parties shall be deemed to have relied on such representations and warranties in the making of each Drawdown.

Article 9
COVENANTS

The Borrower covenants and agrees with the Secured Parties that until the Loan Obligations have been paid in full:

9.1	Reporting Covenants

Until all Secured Obligations are paid in full, the Borrower covenants and agrees with the Secured Parties for and on its own behalf and on behalf of the other Obligors that it will duly perform and comply with each of the following reporting covenants:

9.1.1Financial and Other Reporting

.  The Borrower shall furnish to (or cause to be furnished to) (by e-mail in pdf format or by such other method of delivery as the Agent may reasonably request) the Agent the following statements and reports, each such statement and report to be in form and substance satisfactory to the Lenders (with sufficient copies for all of the Lenders):

(a)

as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, (i) the annual financial statements of each of BioAmber and Mitsui and, for the Fiscal Year ending December 31, 2015 and thereafter, the Borrower, in each case audited by its Auditors (with no Impermissible Qualification) for such Fiscal Year, each prepared in accordance with Applicable Accounting Principles and, if prepared, such Auditors’ letter to management, (ii) the unaudited annual financial statements of BioAmber Luxco and, for the Fiscal Year ending December 31, 2014, the Borrower and (iii) a Compliance Certificate from the Borrower prepared as at such Fiscal Year end;

(b)

as soon as practicable and in any event within forty-five (45) days after the end of each calendar month of each Fiscal Year, (i) the unaudited monthly financial statements of each Obligor (other than Mitsui) prepared in accordance with Applicable Accounting Principles (subject to annual audit adjustments and the absence of notes) consisting of a balance sheet and statements of income and retained earnings (or deficit) and of changes in cash position, together with (A) a comparison to the prior period and year, and (B) a corresponding discussion and analysis of results from management, and (ii) a Compliance Certificate from the Borrower prepared as at such calendar month end;
(c)

as soon as practicable and in any event within forty-five (45) days after the end of each three-month accounting period of each Fiscal Year of Mitsui, the unaudited quarterly financial statements of Mitsui prepared in accordance with Applicable Accounting Principles (subject to annual audit adjustments and the absence of notes) consisting of a balance sheet and statements of income and retained earnings (or deficit) and of changes in cash position, together with (i) a comparison to the prior period and year, and (ii) a corresponding discussion and analysis of results from management;

(d)

at least sixty (60) days prior to the start of each Fiscal Year, a proposed updated operating, maintenance and capital budget (the “Proposed OMC Budget”) for the Borrower for the upcoming Fiscal Year on a monthly basis, which Proposed OMC Budget shall be subject to review and approval by the Lenders in consultation with the Independent Technical Consultant and shall be revised to include changes required by the Lenders or the Independent Technical Consultant, acting reasonably until the Lenders, in consultation with the Independent Technical Consultant have indicated that they are satisfied with and have approved such Proposed OMC Budget (such approved Proposed OMC Budget, the “OMC Budget”), provided that if during any Fiscal Year the Plant does not fail at any time to produce sixty-six (66) metric tonnes of Product per day for any five (5) consecutive day period, then the Independent Technical Consultant shall not be involved with the approval process of the Proposed OMC Budget and the OMC Budget for the immediately following Fiscal Year.

(e)	[intentionally deleted];
(f)	without duplication, all material notifications, information, certificates and reports under the Material Project Documents;
(g)	prior to the Commercial Operation Date, copies of any material reports received from the Contractor or any other reports that the Agent may request from time to time, acting reasonably; and
(h)	from time to time, such other reports and additional information regarding the Project or any of the assets of the Borrower as Agent or any Lender may reasonably request.

9.1.2Pre-COD Reports.  From and after the Financial Closing Date until the Commercial Operation Date the Borrower shall furnish to (or cause to be furnished to) (by e-mail in pdf format or by such other method of delivery as the Agent may reasonably request) the Agent a Project progress report of the Borrower (in form and substance satisfactory to the Lenders) by the 15th day of each calendar month attesting to all matters of Project status customary for such reports including:

(a)	Project Costs incurred in such prior month by major expense category and compared as against the Project Budget;
(b)	a statement of all amounts paid under the Material Project Documents during such month;
(c)	Project Costs anticipated to be payable in the next succeeding month;
(d)	the Costs to Complete;
(e)	a description of any Cost Overruns detailing any variances from the Project Budget;
(f)	the estimated Commercial Operation Date detailing any variances from the Project Schedule;
(g)	certification that no Funding Shortfall exists;
(h)

a narrative report describing in reasonable detail the progress of the construction of the Project since the last report, and compared as against the originally established milestones set out in the Project Schedule;

(i)	that the Project is being built substantially in all material respects in accordance with the Material Project Documents and good industry practices;
(j)	that the Commercial Operation Date is expected to occur on or before the Scheduled Commercial Operation Date;
(k)	identification of all Material Project Documents, if any, entered into by the Borrower since the last such report or the Financial Closing Date, as the case may be;
(l)

that all Project Authorizations which are at the time necessary in connection with the Project have been obtained and are in full force and effect and with respect to any changes in Project Authorizations since the last report;

(m)	the reconciliation of amounts disbursed from the Project Revenue Account to amounts sets forth and approved in any Drawdown Requests; and
(n)	any fact, occurrence, condition, circumstance or event that have had or could reasonably be expected to:
(i)	delay the Commercial Operation Date;
(ii)

have an adverse effect on or otherwise impair (A) the design or engineering of the Plant and the Project, (B) the procurement in connection with the Project, (C) the planned operation and maintenance of the Plant and Project; and/or (D) any other aspect of the Project;

(iii)	render unreasonable or inappropriate any material assumption, prospect or forecast on which the Base Financial Model is based,

and in each case an explanation of the anticipated manner timing and actions proposed to be taken by the Borrower in reaction to any such fact, occurrence, condition, circumstance or event.

9.1.3Post COD Reports.

  From and after the Commercial Operation Date the Borrower shall furnish to (or cause to be furnished to) (by e-mail in pdf format or by such other method of delivery as the Agent may reasonably request) the Agent a Project operating report of the Borrower (in form and substance satisfactory to the Lenders) for each Fiscal Quarter by the 15th day of each Fiscal Quarter attesting to all matters of Project status customary for such reports including:

(a)	operating performance of the Plant and Project;
(b)

details of the financial performance of the Plant and Project in such calendar month including the year to date revenues, expenses and costs in comparison with the OMC Budget.  Without limiting the generality of the foregoing, such detail shall include a breakdown to align with the Base Financial Model revenue and expense line items as well as the various line items in the OMC Budget;

(c)	Product production and shipment during such period and variations from the related projections for such period reflected in the OMC Budget and current Base Financial Model;
(d)	the Borrower’s most recent cash planning forecast covering at least the next following month;
(e)	costs constituting capital expenditures during such period as compared to the Approved Capital Expenditures as reflected in the current Base Financial Model;
(f)

confirmation of compliance, in all respects, with each of the Material Project Documents during such calendar month and if any have not been complied with in all respects, details of all such non-compliance along with an explanation as to why such non-compliance is immaterial and does not and will not lead to an event of default under such Material Project Document or otherwise to termination or repudiation of such Material Project Document, along with details of activities under or pursuant to the Material Project Document, any issues arising out of any of the Material Project Documents or any amendments thereto;

(g)

details of any scheduled or forced interruptions or shutdowns of operations during such calendar month including all causes, effect (financial and otherwise) and activities during each interruptions or shutdowns (including a summary of all tests and inspections during each such interruptions or shutdowns), along with a description and details (including estimated length and financial impact) of all scheduled interruptions or shutdowns for the next four (4) Fiscal Quarters and a description of any tests and inspections to be run during each such scheduled interruptions or shutdowns;
(h)

confirmation that there have been no violations of any Project Authorizations in such calendar month, confirmation that all Project Authorizations in connection with the Project which are necessary for the current and subsequent calendar quarter remain in full force and effect and details of any changes (including changed conditions) or renewals to or in respect of the Project Authorizations since the last report;

(i)

details of current staff count of the Borrower, vacancies, number of new hires and terminations and details of any changes since the last report along with safety statistics in the calendar quarter and a description and details of any incidents that occurred in such calendar month;

(j)

details of all correspondence from or with any Governmental Authority in such calendar month including details of any complaints made to or disputes with any Governmental Authority about the Borrower, Plant or its operations;

(k)	details of any material technical problems or the discovery of any material defects in the physical facilities of the Project; and
(l)	details of any fact, occurrence, condition, circumstance or event that have had or could reasonably be expected to
(i)	have an adverse effect on or otherwise impair (A) the operation, maintenance and management of the Plant and Project; and/or (B) any other aspect of the Project;
(ii)	render unreasonable or inappropriate any material assumption, prospect or forecast on which the Base Financial Model is based,

and in each case an explanation of the anticipated manner timing and actions proposed to be taken by the Borrower in reaction to any such fact, occurrence, condition, circumstance or event.

9.1.4Independent Technical Consultant Reports

.  The Borrower shall cooperate with the Independent Technical Consultant in order to allow the Independent Technical Consultant to carry out the investigations and provide the certificates and reports of the Independent Technical Consultant contemplated by the Loan Documents or as may be requested by the Lenders.

9.1.5Notice of Environmental Claims.  The Borrower will promptly give notice to the Agent as soon as a Responsible Officer of it obtains knowledge of any Environmental Liability, any claim in writing, or the commencement of any proceeding or dispute affecting the Borrower, any of its assets or the Project relating to Environmental Liabilities which, either alone or when aggregated with all other such Environmental Liabilities, has resulted or could reasonably be expected to result in Environmental Liabilities in an aggregate amount exceeding the Threshold

Amount in the aggregate or more than the Threshold Amount individually or which could reasonably be expected to give rise to a Material Adverse Effect.

9.1.6Environmental Matters

.

(a)

Environmental Compliance Orders.  The Borrower shall promptly (but in no event later than three (3) Business Days after the Borrower obtains knowledge thereof) notify the Agent and, on request by the Agent, make available for inspection and review on a confidential basis by representatives of the Agent, copies of all written orders, control orders, directions, action requests, claims or notices issued by any Governmental Authority to the Borrower (i) relating to the Environmental condition of the Project or Project Assets or (ii) relating to non-compliance with any Environmental Law; and proceed diligently to resolve any such orders, claims or notices relating to compliance with Environmental Law where the failure to resolve the same could reasonably be expected to (A) result in an Environmental Liability of the Borrower exceeding the Threshold Amount in the aggregate or more than the Threshold Amount individually, or (B) have a Material Adverse Effect.

(b)

Environmental Information Requests.  On the reasonable request by the Agent, the Borrower shall promptly make available for inspection and review on a confidential basis by representatives of the Agent such information in the possession or control of the Borrower as the Agent may reasonably request from time to time to evidence compliance with the representations and warranties contained in Sections 8.1.28 and 8.1.29 and the covenants contained in Section 9.3.26.

(c)

Environmental Reports.  The Borrower shall promptly notify the Agent of and (i) provide copies of each Environmental report prepared by or on behalf of the Borrower in respect of any of the Project or Project Assets which is filed with any Governmental Authority, other than those that are not material, and (ii) make available for inspection and review on a confidential basis by representatives of the Agent each Environmental report and Environmental audit concerning any of the Project or Project Assets prepared by or on behalf of the Borrower in accordance with any request of any Governmental Authority relating to Environmental matters, in each case, promptly upon filing thereof.

9.1.7Employee Benefits and Analogous Notices

.  The Borrower shall deliver or cause to be delivered to the Agent the following information and notices as soon as reasonably possible, and in any event within ten (10) Business Days (a) after the Borrower knows or has reason to know that a Pension Event has occurred which is reasonably likely to result in a material liability to the Borrower, deliver to the Lender a certificate of a Responsible Officer of the Borrower setting forth the details of such Pension Event, the action that the Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by any Governmental Authority, (b) upon request of the Lender made from time to time, deliver to the Lender a copy of the most recent actuarial report, funding waiver request, and annual report filed with respect to any Pension Plan or Employee Benefit Plan, (c) with respect to a Canadian Pension Plan, after the Borrower fails to make a required instalment or other payment in accordance with a schedule of contributions, according to the terms of such Canadian Pension Plan or as otherwise required by a Governmental Authority, a notification of such failure and (d) after the Borrower receives reasonable advance written notice from the Lender requesting the same, copies of any Pension Plan or Employee Benefit Plan and related documents, reports and correspondence specified in such notice.

9.1.8Interest Holders

.  If the Agent or any Lender reasonably believes it requires information concerning the identity of any direct or indirect holder of any legal or beneficial owner of any Capital Stock in the Borrower to comply with Applicable Law, the Agent (of its own volition or at the request of such Lender, as the case may be) may request the Borrower to deliver, and the Borrower agrees (to the extent, it is within its ability to do so) to deliver, to the Agent such information as the Agent or such Lender reasonably believes is required to permit it to comply with such Applicable Law.

9.1.9Forecasts

.  If the Borrower determines that any forecast, projection or estimate for the Borrower to the Lenders no longer reflects its current assumptions of future economic conditions and the Borrower’s planned courses of action and that its current forecast, projections or estimates which are materially different than those reflected in those earlier forecasts, projections or estimates, then the Borrower will promptly notify the Agent of such fact, accompanied by appropriate details thereof.

9.1.10Notices pursuant to the Government Funding Agreements

.  The Borrower will, promptly, but in any event within five (5) Business Days after receipt or knowledge thereof, provide to the Agent: (a) copies of any notice of a default or event of default under any Government Funding Agreement, (b) notice of the acceleration of any portion of the Government Funding Debt, (c) notice of the delivery by any of the Government Funding Entities of any reservation of rights letter in connection with the Government Funding Debt, and (d) notice of the exercise of any remedies by any of the Government Funding Entities pursuant to the Government Funding Documents.

9.1.11Notice of Certain Events

.  The Borrower shall promptly (but in no event later than three (3) Business Days after the Borrower obtains knowledge thereof) notify the Agent upon its discovery of the occurrence of any of the following, including a description of the nature and duration thereof and the action the Borrower proposes to take with respect thereto:

(a)	any Default or Event of Default;
(b)	any default, event of default or dispute under, or termination of, or any notice of default, event of default, dispute under or termination of any Material Project Document;
(c)	any Material Adverse Change or any anticipated change in circumstance, fact, law or condition or development or effect that could reasonably be expected to result in a Material Adverse Change;
(d)

any order or the commencement of any proceeding or dispute affecting the Borrower, its assets, the Project, any material Project Authorization which, either alone or when aggregated with all other such proceeding, will, or if adversely determined to the Borrower could reasonably be expected to, (i) prejudice, restrict or render unenforceable or ineffective, in a material adverse way, any legal rights intended or purported to be granted under or pursuant to (A) any Secured Document to or for the benefit of the Secured Parties or to (B) any Material Project Document to or for the benefit of the Borrower, or (ii) result in any single order ordering the Borrower to pay more than the Threshold Amount in the aggregate or more than the Threshold Amount in any single order or which could reasonably be expected to give rise to a Material Adverse Effect;

(e)	any event of Force Majeure or any force majeure under or as defined in any Material Project Document;
(f)	any actual or threatened strikes or work stoppages;
(g)	the Borrower shall notify the Agent, promptly following the occurrence thereof, of any material disputes between the Borrower and any Governmental Authority relating to Taxes;
(h)

any fact, development, circumstance, condition or event which has or could reasonably be expected to affect the ability of the Borrower to achieve the Commercial Operation Date by the Scheduled Commercial Operation Date;

(i)	the occurrence of any unplanned interruption of access to the Project, blockade of access to the Project or material insurance claim relating to the Project Assets;
(j)

(i) any other fact, development, circumstance, condition or event relating to or in connection with the design, development, engineering, construction, commissioning, start-up, maintenance, operation and management of the Project which could reasonably be expected to materially and adversely affect the Borrower’s rights in the Project, or in the Project Assets, Liens granted or purported to be granted by or pursuant to any Security Document, the ability of the Borrower to achieve the Commercial Operation Date by the Scheduled Commercial Operation Date or to pay Secured Obligations when due or (ii) any other fact, development, circumstance, condition or event that could reasonably be expected to materially increase the total capital cost of the Project or have a material adverse effect on the performance or operations of the Project following the Commercial Operation Date.

9.1.12Additional Information.  The Borrower will deliver or cause to be delivered to the Agent (either in paper or electronic (pdf) form as the Agent may request): from time to time, such additional information regarding the Project, Project Assets or the Obligors as any Secured Party may reasonably request.

9.2	Financial Covenant

Until all Secured Obligations are paid in full, the Borrower covenants and agrees with the Secured Parties that it will ensure that the following financial test is complied with at all times on and after the Commercial Operation Date.

9.2.1Debt Service Coverage Ratio

.  The Debt Service Coverage Ratio shall be equal to or greater than 1.75:1, to be certified on a quarterly basis in each Compliance Certificate.

9.3	Affirmative Covenants

Until all Secured Obligations are paid in full, the Borrower covenants and agrees with the Secured Parties that it will, and (where the context so admits) it will ensure that each other Obligor will, duly perform and comply with each of the following affirmative covenants:

9.3.1Punctual Payment

.  Each Obligor will duly and punctually pay each sum payable by it under each Secured Document to which it is a party at the time and place and in the manner provided for in such Secured Document.

9.3.2Use of Proceeds

.  The Borrower agrees to use the proceeds of the Loans solely to pay, finance or refinance that portion of the Project Costs not paid, financed or refinanced by other sources in each case, (a) in accordance with the Transaction Documents and in a manner consistent with the Base Financial Model, and (b) for no other purpose.  The Borrower undertakes not to use any of the proceeds under the Loan Facility for Sanctioned Activities, which includes, in particular, business activities involving Sanctioned Persons.

9.3.3Conduct of Business - General

.  Each Obligor will maintain in good standing (except with respect to Mitsui so long as it is not relevant under Japanese law) and full force and effect its legal existence in its present jurisdiction of incorporation or formation and the Authorizations, registrations, legal capacity, rights and qualifications necessary to carry on its business and own its assets in each jurisdiction in which it carries on business or owns any assets except for the failure to maintain qualifications that would not be reasonably likely to cause a Material Adverse Effect.

9.3.4Conduct of Business - Project

.  The Borrower maintains, manages and operates the Project in all material respects in accordance with prudent industry practice.

9.3.5Single Purpose Entity Matters

.  The Borrower will do or cause to be done all things necessary or desirable to preserve and keep in full force and effect its rights and powers and, in particular, to maintain its existence as a single purpose entity and will conduct its business as an entity separate and distinct from any other person.  The Borrower will not cease to be a single purpose entity.  The Borrower will not amend its Constitutional Documents without the prior written consent of the Agent.

9.3.6Completion of Project

.  Each Obligor shall fully perform all of its covenants and obligations under each of the Transaction Documents to which it is a party including, with respect to the Borrower, the construction of the Plant and the obtaining of all necessary Authorizations therefor for which it is responsible, all in accordance with Applicable Law and in accordance with the requirements of the Transaction Documents.  The physical facilities, including the Plant, to be engineered, designed, constructed, commissioned, started-up and owned by the Borrower shall be engineered, designed, constructed, commissioned and started-up in accordance with the Transaction Documents and good industry practices no later than the Limit Commercial Operation Date.

9.3.7Warranty Rights

.  The Borrower shall enforce against the other parties to the Construction Management & Procurement Agreement and the Engineering & Construction Support Agreement any warranty rights under the Construction Management & Procurement Agreement and the Engineering & Construction Support Agreement, except to the extent non-enforcement thereof could not reasonably be expected to result in a Material Adverse Change.

9.3.8Financial Closing Date

.  The Financial Closing Date shall occur on or before July 31, 2014 or such other date consented to by the Lenders.

9.3.9Commercial Operation Date

.  The Borrower will continuously and diligently pursue the Commercial Operation Date so that the Commercial Operation Date is achieved on or before the Scheduled Commercial Operation Date, but in no event shall the Commercial Operation Date occur later than the Limit Commercial Operation Date.

9.3.10Punch List

.  The Borrower shall at the commencement of the Completion Tests deliver to the Independent Technical Consultant and the Agent the Punch List Items and a certificate certifying the Punch List Amount.

9.3.11Mitigation Plans

.

(a)

The Borrower shall promptly notify the Agent as soon as it becomes aware or it is reasonably expected that Commercial Operation will not occur by the Commercial Operation Date.  Within ten (10) Business Days of the date of such notice, the Borrower shall provide to the Agent and the Independent Technical Consultant a proposed plan to mitigate the delay or anticipated delay and achieve Commercial Operation prior to the Limit Commercial Operation Date (the “Proposed Mitigation Plan”).  Notwithstanding the foregoing, if the Agent becomes aware or it is reasonably expected that Commercial Operation will not occur by the Commercial Operation Date the Agent may give notice to the Borrower requiring the Borrower to provide the Agent and the Independent Technical Consultant with the Proposed Mitigation Plan and the Borrower shall within ten (10) Business Days of the date of such notice provide the Agent and the Independent Technical Consultant with the Proposed Mitigation Plan.  The Proposed Mitigation Plan will be subject to review and approval by the Agent in consultation with the Independent Technical Consultant and shall be revised to include any changes required by the Independent Technical Consultant (the “Mitigation Plan”).  The Mitigation Plan shall be finalized and implemented by no later than the earlier of (i) the fifteenth (15th) day from the date on which the Proposed Mitigation Plan is delivered to the Agent and (ii) the Commercial Operation Date.  The Borrower shall forthwith carry out the Mitigation Plan to ensure the Commercial Operation shall occur on or prior to the Limit Commercial Operation Date.

(b)	If the Borrower is required to deliver a Proposed Mitigation Plan pursuant to Section 9.3.11(a) and any of the following events or circumstances occur:

(i)	the Borrower fails to deliver a Proposed Mitigation Plan within the ten (10) Business Day period referred to in Section 9.3.11(a) (Mitigation Plans);
(ii)	the Borrower delivers a Proposed Mitigation Plan or Mitigation Plan which indicates that Commercial Operation will not occur by the Commercial Operation Date;
(iii)	the Borrower delivers a Mitigation Plan that is not approved by the Agent (acting reasonably on the advice of the Independent Technical Consultant);
(iv)

the Borrower fails to finalize and implement the Mitigation Plan on the earlier of (i) the fifteenth (15th) day from the date on which the Proposed Mitigation Plan is delivered to the Agent or (ii) the Commercial Operation Date; or

(v)	the Mitigation Plan is not at any time being implemented in accordance with its terms in any material respect,
(c)	then, such event or circumstance shall constitute an Event of Default hereunder.

9.3.12Compliance with Applicable Laws

.  The Borrower will comply in all material respects with all Applicable Laws, including Environmental Laws.  The Borrower shall perform all obligations incidental to any trust imposed upon it by statute and shall ensure that any breaches of the said obligations and the consequences of any such breach shall be promptly remedied.

9.3.13Authorizations

.  Each Obligor shall obtain, renew, maintain in full force and effect and in good standing and comply with all Authorizations (including, in the case of the Borrower, Project Authorizations) when such Authorizations are required to be obtained pursuant to the Transaction Documents and/or Applicable Law which are necessary or required (a) for the design, engineering, construction, commission, start-up, maintenance and/or operation (as the case may be) of its business (including, in the case of the Borrower, (i) the Project and (ii) the completion of the Project as required by the Transaction Documents), (b) to comply with its obligations under the Transaction Documents and (c) to derive all material benefits from the Transaction Documents.  The Borrower shall, with due diligence and in a reasonable and prudent manner, enforce the material rights granted to it under and in connection with all such Authorizations.

9.3.14Easements

.  It will obtain all Easements required to design, construct, commission, start-up, maintain and operate the Project.

9.3.15Material Project Documents

.

(a)	The Borrower shall enter into as and when required all Material Project Documents required to engineer, design, construct, commission, start-up, operate and maintain the Project.

(b)	The Borrower shall ensure that the Project is implemented and carried out in accordance with the Construction Management & Procurement Agreement and the Engineering & Construction Support Agreement.
(c)

The Borrower shall ensure that: (i) the appointments of the Contractor, E&C Support Provider and the Independent Technical Consultant are not terminated unless a replacement, as the case may be, has been appointed within thirty (30) Business Days and whose identity and terms of appointment are acceptable to the Required Lenders; or (ii) each such replacement Contractor and/or E&C Support Provider enters into such replacement agreements as the Required Lenders determine are necessary or appropriate, in form and substance satisfactory to the Required Lenders; and (iii) the replacement independent technical consultant shall execute an agreement in the form and substance satisfactory to the Agent.

(d)

The Borrower shall (i) perform and observe in all material respects all of its covenants and obligations contained in each of the Material Project Documents to which it is a party, (ii) take all reasonable and necessary action to prevent the early termination or cancellation of any Material Project Document in accordance with the terms thereof or otherwise and (iii) diligently enforce all of its rights under each Material Project Document against the other party or parties thereto.

(e)

Each Obligor shall perform and observe in all material respects all of its covenants and obligations set out in Sections 16.4.4 and 16.5 of the Joint Venture Agreement, including with respect to the Assignment Agreement and the Supply Contracts (as each such term is defined in the Joint Venture Agreement).

9.3.16New Project Documents and Replacements.

(a)

Each Material Project Document listed in Schedule 11, each replacement to an existing Material Project Document and each Additional Project Document (each a “New Document”) entered into by the Borrower on or after the date of this Agreement  shall be in form and substance satisfactory to the Required Lenders.

(b)

If the Borrower desires to enter into any New Document it shall provide a copy of the proposed New Document to the Agent prior to the execution thereof, and the execution and delivery of such proposed agreement shall be subject to the approval of the Required Lenders that such New Document is in form and substance satisfactory to them.

(c)

Forthwith upon entering into a New Document, the Borrower shall provide a certified true copy of such executed New Document to the Agent together with (i) if requested by the Agent, except with respect to any Supply Agreement or Government Funding Agreement, a Consent or such other acknowledgement and consent as the Agent may reasonably require executed by the counterpart to such New Document and the Borrower and (ii) such legal opinions and corporate and other supporting documents in connection therewith as the Agent may require, acting reasonably.  The Borrower shall comply with, and diligently enforce, all obligations under the Material Project Documents, save where failure to do so neither has, nor could reasonably be expected to have, a Material Adverse Effect.

9.3.17Changes to Documents

.  Promptly after the execution and delivery thereof, the Borrower shall furnish the Agent with certified copies of all changes to any Material Project Document.

9.3.18Construction Documents

.  The Borrower shall not change, unless such change is administrative or not otherwise material in nature, or terminate the Construction Management & Procurement Agreement or the Engineering & Construction Support Agreement.

9.3.19Adherence to Permitted Liens

.  The Borrower shall do, observe and perform, or cause to be done, observed and performed, all obligations and things necessary or expedient to be done, observed or performed by the Borrower under or in connection with its obligations under any of the Permitted Liens, within the time limitations and in the manner and to the extent therein respectively provided, in order to preserve, protect and maintain all of its material rights thereunder and shall take all steps necessary to remedy any material non-compliance of which it becomes aware, and the Borrower will not suffer or permit any default under any such Permitted Lien that could be reasonably expected to have a Material Adverse Effect.

9.3.20Financial Records

.  The Borrower will maintain proper and complete records and books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from their earnings all such proper reserves as required by Applicable Accounting Principles.

9.3.21Rights of Inspection; Appraisals

.  The Borrower shall, and shall cause the Contractor to permit and provide, during normal business hours and from time to time upon reasonable notice as frequently as the Agent reasonably determines to be appropriate, to the Agent, the Secured Parties and the Independent Technical Consultant, and any of their respective representatives, at the expense of the Borrower, access to the Plant, the Project and the Site Lands and to the technical and statistical data, accounting books, records and other data with respect to the Project and to discuss its affairs, finances and accounts with any of its Responsible Officers and with any of its Auditors or other representatives.  If an Event of Default or Default shall have occurred and be continuing or if access is necessary to preserve or protect the Project as determined by the Agent or the Independent Technical Consultant, to conduct appraisals and valuations, the Borrower shall, and shall cause the Contractor to, provide such access to such persons at all times and without advance notice.  The Borrower will, and shall cause the Contractor to, also permit each Secured Party and the Independent Technical Consultant and their respective representatives to copy, make abstracts and audit relevant portions of their respective books, accounts and records and representatives of any Senior Party may accompany the Agent’s representatives on any regularly scheduled audits.  Without limiting the generality of the foregoing, the Borrower shall, and shall cause the Contractor to, permit the Independent Technical Consultant to access to the Site Lands, the Plant and the Project at all reasonable times to ensure that the technical requirements and specifications and the planning and design documents set out in the Transaction Documents are being implemented and followed as intended.  The Borrower will promptly reimburse each Secured Party and the Independent Technical Consultant for all reasonable out-of-pocket costs and expenses incurred in connection with such visits and inspections.

9.3.22Access to Officers

.  Upon the request of the Agent or the Independent Technical Consultant at reasonable intervals, the Borrower shall make available to the Agent and the Independent Technical Consultant any of its respective representatives (including its Responsible Officers) to answer questions concerning such Obligor’s business and affairs.

9.3.23Maintenance of Assets

.  The Borrower will at all times, maintain, operate, preserve, protect and keep the Project, the Plant and other Project Assets in good repair, working order and condition, ordinary wear and tear excepted, in accordance with good and prudent engineering, operating and business practices and will make any necessary and proper repairs, renewals and replacements to the Project, the Plant and other Project Assets (unless the continued maintenance of any of such Project Assets is no longer necessary or economically desirable for the operation of the Project) to ensure the Project, the Plant and other Project Assets are at all times maintained, operated, preserved, protected and kept in accordance with the foregoing.

9.3.24Maintenance of Insurance

.  The Borrower shall strictly observe each of the covenants and undertakings pertaining to insurance coverage set out in this Section 9.3.24:

(a)

General.  The Borrower will maintain or cause to be maintained with nationally recognized financially sound and reputable insurers authorized to do business in Canada with a credit rating of at least A-, and a size rating of at least X by A.M. Best or at least A- by S&P unless otherwise approved by the Required Lenders, acting reasonably, insurance with respect to its business and assets, in such amounts and against such liabilities, casualties, risks and contingencies existing from time to time as is typical for a similar facility as the Plant and a similar project as the Project, all as reasonably required by the Required Lenders.  Such policies shall be obtained, maintained and dealt with as set forth in this Section 9.3.24.

(b)	Policies. All policies of insurance referred to in Section 9.3.24 shall include:
(i)

additional insured status for the Secured Parties, and, in relation to any liability policies, also their respective Affiliates and the directors, officers, employees, agents and advisors of such Secured Party and of such Secured Party’s Affiliates (collectively, the “Additional Insureds”);

(ii)

waivers of subrogation from the insurers in favor of the Borrower and all named insureds and Additional Insureds.  The Borrower hereby waives any and every right of subrogation against the Secured Parties;

(iii)

policies either (A) non-cancellable; or (B) only cancellable after 30 days written notice from insurers to the Agent (or on ten (10) days prior written notice for non-payment and in accordance with prudent industry practice for war and similar risks under any marine transit policy).  Furthermore, the Borrower shall inform the Agent as soon a reasonably possible if it becomes aware of a cancellation, lapse, termination, suspension or material change in cover or of any reasonable prospect of such;

(iv)

the Agent shall have the right but not the obligation to pay premiums on behalf of the first named insured in case of non-payment, and all amounts so paid by or at the request or instruction of the Agent under this Section 9.3.24 shall be subject to Section 9.5;

(v)	policies shall be unaffected by any Insolvency Event or Insolvency Proceeding relating to or in connection with the Borrower or the Project;
(vi)

insurance shall be primary and not excess to or contributing with any other insurance or self-insurance maintained by the Borrower and any named and Additional Insureds.  However, policies can act in excess of underlying policies or such Project-specific policies provided by contractors in accordance with the terms of this Agreement;

(vii)

the Additional Insureds shall have no obligations or liability whatsoever towards insurers or in relation to any insurance policy including no obligation or liability to pay any premium and no obligation to pay any deductibles; and

(viii)	that the Agent shall be the sole loss payee.
(c)

Policy Terms.  All policies of insurance required to be maintained pursuant to Section 9.3.24 shall contain terms, conditions, deductibles, limits and exclusions reasonably acceptable to the Secured Parties.

(d)

Direct Agreements.  If the Borrower is not the first named insured on any of the insurances required to be maintained by this Agreement then the Borrower shall procure that the party that is first named insured shall enter into a direct agreement with the Secured Parties such that the Secured Parties can assert their rights under this Agreement in relation to such insurances.  Such agreement shall be in form and substance acceptable to the Secured Parties.

(e)

Annual Evidence.  Prior to policy replacement or renewal, the Borrower will deliver to the Agent certificates of insurance issued by its insurers or insurance broker(s), together with the Insurance Broker’s Certificate certifying, among other things that insurance policies have been obtained, premiums due have been paid, insurance cover in place complies with the requirements of this Section 9.3.24, the requirements of the then existing Material Project Documents and listing all such insurance policies, and in addition shall deliver the following to the Agent, all in form and substance satisfactory to the Secured Parties:

(i)	the Insurance Broker’s Certificate attaching true and complete copies of the certificates of insurance evidencing all such insurance;
(ii)	confirmation and a copy of a waiver of subrogation from the various insurers in favour of the Secured Parties;

(iii)

evidence of clauses within and/or endorsements to the applicable policies evidencing the applicable insurance establishing the Secured Parties and any other Additional Insured, as applicable, required by this Agreement and other Material Project Documents, as additional insureds and for all policies covering real property, as sole loss payee, accompanied with a satisfactory mortgagee clause and/or provisions; and

(iv)	all such other evidence as may be required by the Lenders, acting reasonably, including all such evidence in respect of insurance not placed by the Borrower’s insurance broker.

The insurance provided and maintained by the Borrower (or on its behalf) shall be at least that evidenced in any certificates or other evidence provided by or on behalf of the Borrower.

(f)

Renewal.  The Borrower shall cause its insurance broker to provide to the Agent evidence (which shall include “cover notes” or ‘binders’ and full policy wording) of the renewal of every policy of insurance referred to in this Section 9.3.24 (other than insurance where in accordance with prudent practices it is customary to allow such insurance to lapse having regard to the status of the Project) at least five (5) days prior to the expiry of such policies of insurance.  The Borrower shall provide to the Agent all such evidence at least five (5) days prior to the expiry of such policies of insurance.

(g)

Assignment.  The Borrower will assign, or cause to be assigned, to the Secured Parties by a specific assignment, pursuant to the provisions of the Security, all policies of insurance effected pursuant to this Section 9.3.24 and all claims thereunder, to be held by the Secured Parties as part of the Collateral.

9.3.25Payment of Taxes and Claims

.  The Borrower will (a) pay and discharge all lawful claims for labour, material and supplies, (b) deliver or cause to be delivered all Income Tax, Sales Tax and other Tax returns when they are due to the appropriate Governmental Authority, (c) punctually pay and discharge all Taxes payable by it when due, (d) withhold and collect all Taxes required to be withheld and collected by it and remit such Taxes to the appropriate Governmental Authority before they are past due in the manner required by Applicable Law and (e) pay and discharge all Statutory Prior Claims before they are past due; except that no such claims, obligations or Taxes referred to in Clause (c) above need be paid if (i) they are being actively and diligently contested in good faith by Contested Tax Proceedings, and (ii) the Tax liability contested does not exceed the Threshold Amount in the aggregate for all Contested Tax Proceedings.

9.3.26Comply with Environmental Laws

.  The Borrower will and will cause its representatives to (a) manage and operate the Project and its business and activities in compliance with all Environmental Laws, (b) maintain all Authorizations and make all registrations required under all Environmental Laws in relation to the Project and remain in compliance therewith and (c) store, treat, transport, generate, otherwise handle and dispose of all Hazardous Materials and Waste owned, managed or controlled by it in compliance with all Environmental Laws; provided that, it shall not constitute a Default where any such failure or non-compliance has not resulted in, and could not reasonably be expected to result in, (i) Environmental Liabilities to the Borrower in an aggregate amount exceeding the Threshold Amount or (ii) a Material Adverse Effect.  The Borrower will and will cause its representatives to maintain proper procedures to monitor compliance with Environmental Laws and Project Authorizations relating to the Environment and circumstances which may give rise to a claim or losses and expenses to a requirement of expenditure by the Borrower or of cessation or material alteration of their activity pursuant to Environmental Laws.  The Borrower shall diligently cure and have dismissed any actions and proceedings brought under Environmental Laws with respect to the Project and the Site Lands for which the Borrower is responsible at law or under any Transaction Document or with respect to the Borrower.

9.3.27Construction Lien Act (Ontario)

.  The Borrower shall comply with, or cause to be complied with, the provisions of the Construction Lien Act (Ontario) and shall pay or cause to be paid from time to time when the same shall be due all claims and demands of constructors, subcontractors, labourers, suppliers of materials, builders, workmen and others, which, if unpaid, might result in, or permit the creation of, a construction lien on the Site Lands or the Plant or any part thereof or on the revenues, income and profits arising therefrom.  If a construction lien, other than a Permitted Lien, is registered against title to the Site Lands or the interest of the Borrower, and the Borrower is liable for the satisfaction and removal of such construction lien under the Project Documents, the Borrower shall promptly pay and discharge same.  If the Borrower bona fide disputes the validity or correctness of a registered construction lien and the Borrower is liable for the satisfaction and removal of such construction lien under the Project Documents, it may contest such construction lien in any manner properly contemplated by the laws of the Province of Ontario, provided it promptly discharges or vacates, or cause to be discharged or vacated, the construction lien from the title to the Site Lands or the Plant or the interest of the Borrower therein, by posting of a bond, or by payment into court of such amount as is necessary to obtain such discharge and removal.

9.3.28Pension Plan and Employee Benefit Plan Compliance

.  The Borrower shall establish, maintain and operate (a) all Pension Plans in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Pension Plans, and (b) all Employee Benefit Plans to comply with the provisions of all Applicable Laws and the respective requirements of the governing documents for such Employee Benefit Plans; except, in the case of Clauses (a) and (b), to the extent any failure to do so is not reasonably expected to result in liability to the Borrower in an aggregate amount in excess of the Threshold Amount.

9.3.29Anti-Terrorism Laws

.  The Borrower shall not knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law to the extent relevant or applicable.

9.3.30Violations of Anti-Terrorism Laws

.  If the Borrower obtains actual knowledge that any holder of a direct or indirect equity or financial interest in the Borrower is the subject of any enforcement action or restriction under the Anti-Terrorism Laws, the Borrower shall promptly notify the Agent in writing thereof.  Upon the request of the Agent, the Borrower shall promptly provide any information the Agent believes is reasonably necessary to be delivered to comply with any Anti-Terrorism Laws.

9.3.31Anti-Money Laundering Laws

.  The Borrower shall adopt and maintain adequate policies, procedures and controls to ensure that it is in material compliance with all Anti-Money Laundering Laws applicable to it.  The Borrower acknowledges that, pursuant to Anti-Money Laundering Laws, each Lender may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct shareholders or other persons in Control of the Borrower, and the transactions contemplated hereby, and disclose such information to Governmental Authorities, subject to any restrictions that exist under local privacy or data protection laws.  The Borrower consents to such information being obtained, verified, recorded and disclosed to Governmental Authorities and agrees to promptly provide to the Agent all such information, including supporting documentation and other evidence, as may be reasonably requested by the Agent (which request will be made upon receipt from a Relevant Lender (or any Participant or prospective Transferee or Participant thereof) to do so, in order to comply with Anti-Money Laundering Laws.

9.3.32Canadian Economic Sanctions and Export Control Laws

.  The Borrower will comply, in all material respects with applicable Canadian Economic Sanctions and Export Control Laws, including those regarding activities involving Iran or Sudan.  The Borrower shall adopt and maintain adequate policies, procedures, and controls to ensure that it is in material compliance with applicable Canadian Economic Sanctions and Export Control Laws.

9.3.33Updated Scheduled.  At the request of the Agent from time to time the Borrower shall forthwith revise and provide to the Agent updates of the Schedules hereto in form and substance satisfactory to the Lender to ensure that the representations and warranties relative thereto made in this Agreement are true, accurate and complete at all times.

9.3.34Further Assurances.  Subject to the terms and conditions herein provided, the Borrower agrees to do all things that may be required by Applicable Laws or that the Agent may request that are reasonably necessary, proper or advisable under Applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by, and to carry out the purposes and intent of each Transaction Document.

9.4	Negative Covenants

9.4.1Nature of Business.  The Borrower shall not engage in any business activity other than the Project and shall not make any change to the nature of the Project.  The Borrower shall not engage in any business activity that relates to Sanctioned Activities.

9.4.2Base Financial Model.  The Borrower shall not change the Base Financial Model without the consent of the Agent (acting on the instructions of the Required Lenders) after consultation with and approval by the Independent Technical Consultant of such change, except for a change that is specifically contemplated in this Agreement.

9.4.3Material Project Agreements, Project Authorizations and Additional Project Documents.  The Borrower shall not:

(a)

cancel or terminate prior to the express expiry date of any Material Project Document to which it is a party or consent to or accept any such early cancellation or termination thereof except with the prior consent of the Agent

(acting on the instructions of the Required Lenders) after consultation with and approval by the Independent Technical Consultant;
(b)

fail to enforce, forgive, compromise, settle, adjust or release (collectively, a “failure to enforce”) any term of, obligation or right under, or in respect of, any Material Project Document except (i) with the prior consent of the Agent (acting on the instructions of the Required Lenders) after consultation with and approval by the Independent Technical Consultant or (ii) where (A) such failure to enforce (I) either is not material in nature or is not adverse to the Borrower or the Project (for certainty, but without limitation, a failure to enforce relating to assignment, economic terms and termination shall be amongst those provisions of the Material Project Documents that are considered to be material) and (II) does not materially impact the Borrower’s obligations to the Secured Parties and (B) the Borrower gives the Agent prompt notice of such failure to enforce;

(c)

change any Material Project Document or material Project Authorization except (i) with the prior consent of the Agent (acting on the instructions of the Required Lenders) after consultation with and approval by the Independent Technical Consultant or (ii) where (A) such change (I) either is not material in nature or is not adverse to the Borrower or the Project (for certainty, but without limitation, changes relating to assignment, economic terms and termination shall be amongst those provisions of the Material Project Documents and material Project Authorizations that are considered to be material) and (II) does not materially impact the Borrower’s obligations to the Secured Parties and (B) the Borrower gives the Agent prompt notice of such change;

(d)

petition, request or take any other legal or administrative action that seeks, or may reasonably be expected, to materially impair any Material Project Document or any material Project Authorization; and/or

(e)	enter into any Material Project Document which replaces an existing Material Project Document or enter into any Additional Project Documents except in accordance with Section 9.3.16.

9.4.4No Disposition or Assignment of Material Project Documents.  The Borrower will not dispose, by operation of law or otherwise, all or any part of its rights in any Material Project Document or material Project Authorization. The Borrower will not, consent or agree to any assignment (other than by way of security to the Agent) or transfer of any Material Project Document or any material Project Authorization.

9.4.5Limitation on Debt.  The Borrower will not create, assume, incur, otherwise become liable upon or permit to exist any Debt, other than:

(a)	Debt secured by Permitted Liens;
(b)	Debt under the Secured Documents;
(c)	Debt under the Government Funding Agreements;

(d)	Permitted Derivatives;
(e)	such other Debt as the Required Lenders may consent to from time to time.

9.4.6Financial Assistance

.  The Borrower will not provide any financial assistance by means of Investment, guarantee or otherwise to any person, other than Permitted Investments.

9.4.7Sale of Assets

.  The Borrower will not dispose of any of its assets, except for disposals of:

(a)	Product made in the ordinary course of business;
(b)	obsolete, redundant, damaged or otherwise unusable goods, machinery and equipment;
(c)	defaulted accounts in order to realize on them in a commercially reasonable manner; and
(d)

disposals of defaulted accounts by subrogation or assignment to any export credit guarantee department or other Governmental Authority, in order to collect on them from that export credit guarantee department or other Governmental Authority;

in each case, provided that (i) no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur after such disposal takes place and (ii) the proceeds of any such disposal shall be directly deposited into the Project Revenue Account and thereafter applied in accordance with Article 5.

9.4.8Negative Pledge

.  The Borrower will not create, incur, assume or otherwise become liable upon or permit to exist any Lien on, against or with respect to any of its assets, except for:

(a)	Liens in respect of Statutory Prior Claims, but only if the obligations secured by such Liens are paid when due;
(b)

Liens for assessments or governmental charges or levies which are paid when due or, if overdue, the validity or amount of which is being contested in good faith by appropriate proceedings and in respect of which adequate steps have been taken (which may include cash being paid to or pledged with the relevant Governmental Authority) to prevent penalties from being imposed, interest from accruing and the commencement or continuation of enforcement proceedings and adequate reserves in accordance with Applicable Accounting Principles have been recorded on the consolidated balance sheet of the Borrower;

(c)

construction, mechanics’, carriers’, warehousemen’s, storage, repairers’ and materialmen’s Liens; provided that the obligations secured by such liens are paid when due and no Lien has been registered against any assets of the Borrower or if a Lien has been registered, same is being diligently defended in good faith by appropriate proceedings and appropriate steps have been taken to prevent any disposal of such assets;
(d)

Liens arising from court or arbitral proceedings; provided that the claims secured thereby are being contested in good faith by appropriate proceedings by the Borrower, execution thereon has been stayed and continues to be stayed and such Liens do not, in the aggregate, detract from the value of any asset of the Borrower or impair the use thereof in the conduct of business of the Borrower, other than in a manner that is immaterial;

(e)	deposits of cash securities in connection with any appeal, review or contestation of any security or lien, or any matter giving rise to any security or lien, described in paragraph (d) above;
(f)

any pledge of cash by the Borrower to any insurer, guarantor, third party contractor, public utility or Governmental Authority made in the ordinary and usual course of business to secure the performance of bids, tenders, contracts (other than contracts of Debt), leases, customs duties and other similar obligations;

(g)

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of combination of accounts or similar rights in the ordinary course of conducting day-to-day banking business in relation to deposit accounts or other funds maintained with a financial institution;

(h)

Liens over specific items of property (as opposed to Liens over all or any substantial part of the assets of the Borrower) in favour of Unrelated Parties securing purchase-money Debt (including capital leases) outstanding at any time in an aggregate outstanding amount which does not exceed $2,000,000 (or Equivalent in other currency);

(i)	the Liens created by the Security and any other Liens created in favour of the Secured Parties;
(j)	the Liens created by the SJIF Security but only prior to (and not on or after) the Financial Closing Date;
(k)	on and after the Financial Closing Date the Liens created by the SJIF Security provided that the SJIF Security is at all times subject to the SJIF Intercreditor Agreement;
(l)

Liens not referred to elsewhere in this definition over specific items of property securing not more than $2,000,000 (or Equivalent in other currency) in the aggregate for all such Liens at any time subject to an Intercreditor Agreement;

(m)

Liens on real property which consist of (i) reservations, limitations, provisos and conditions expressed in the original grant from the Crown, (ii) any general qualifications to title imposed under the land titles registry system in which any real property is situate, (iii) any encroachments, variations in description or by-law infractions which might be revealed by an up-to-date survey of the real property which do not detract in any material way from the use or intended use of the property, (iv) any agreement with a municipality with respect to the development of the buildings, fixtures and improvements on the real property which do not create material obligations, (v) restrictions or restrictive covenants disclosed by registered title which do not detract in any material way from the use or intended use of the property, (vi) any easement or right-of-way disclosed by registered title which do not detract in any material way from the use or intended use of the property, (vii) any easement for the supply of utilities or telephone services to the real property and for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services, (viii) registered easements or rights of way for passage, ingress and egress of persons and vehicles over parts of the real property, (ix) facility cost sharing, servicing, parking, reciprocal and other similar agreements with neighbouring land owners and/or Governmental Authorities, (x) the provisions of Applicable Laws including by-laws, regulations, airport zoning regulations, ordinances and similar instruments relating to development and zoning, and (xi) the Liens set out in Schedule 20;

(n)

the option to purchase/right of first refusal with respect to the Site Lands in favour of Lanxess Inc. registered on September 28, 2012 under number LA112242 but only prior to (and not on or after) the Financial Closing Date;

(o)

on and after the Financial Closing Date the option to purchase/right of first refusal with respect to the Site Lands in favour of Lanxess Inc. registered on September 28, 2012 under number LA112242 provided that such option to purchase/right of first refusal is at all times subject to the Lanxess Subordination Agreement;

(p)

the option to purchase/right of first refusal of the Site Lands in favour of Lanxess Inc. set out in Sections 16 and 22.10 of the Land Purchase Agreement and Section 14.5 of the Steam Supply Agreement but only prior to (and not on or after) the Financial Closing Date;

(q)

on and after the Financial Closing Date the option to purchase/right of first refusal of the Site Lands in favour of Lanxess Inc. set out in Sections 16 and 22.10 of the Land Purchase Agreement and Section 14.5 of the Steam Supply Agreement provided that such option to purchase/right of first refusal is at all times subject to the Lanxess Subordination Agreement; and

(r)	such other Liens securing such obligations as may be approved by the Required Lenders from time to time.

For greater certainty, no Liens shall be permitted on any Capital Stock of the Borrower, other than Liens created by the Security and any other Liens created in favour of the Secured Parties, subject however to the Intercreditor Agreement.

9.4.9No Subsidiaries

.  The Borrower shall not own or otherwise have any rights in, (directly or indirectly), or make any Acquisition of, or create or form any Subsidiaries.

9.4.10No Partnerships.  The Borrower shall not, directly or indirectly, be a member of, or a partner or participant in, any limited or general partnership, association, joint venture or syndicate.

9.4.11No Merger, Amalgamation, etc

.  The Borrower shall not enter into any Business Combination, liquidation, winding-up, dissolution, administration or similar transaction.

9.4.12Limitation on Investments

.  The Borrower shall not make any Investments, other than (a) Investments in Cash Equivalents held in the Accounts and (b) Investments in the form of equity in the Borrower made by the Sponsors in excess of the Sponsor Contributions.

9.4.13Limitations on Acquisitions

.  The Borrower shall not make any Acquisition.

9.4.14Ownership of Project.  The Borrower shall not permit any other person to own, Acquire or otherwise become entitled to any legal, beneficial or participating ownership interest or other rights in the Project or Project Assets.

9.4.15Change in Control.  The Borrower shall not permit any Change in Control to occur.

9.4.16Distributions

.

(a)

Permitted Distributions.  Subject to Section 9.4.16(c), the Borrower will not declare, set apart for payment, make or pay any Distributions, except for a Permitted Distribution provided that on the date of such Permitted Distribution (the “Permitted Distribution Date”) each of the following conditions (the “Permitted Distribution Conditions”) is satisfied:

(i)

no Default or Event of Default has occurred and is continuing at the time of and no Default or Event of Default could reasonably be expected to occur after giving effect to such proposed Permitted Distribution;

(ii)	Commercial Operation has been achieved;
(iii)	the Debt Service Coverage Ratio equals or exceeds 1.90:1;
(iv)	there are sufficient cash reserves on the balance sheet of the Borrower and in the Project Revenue Account to meet the next sixty (60) days of projected Operating Costs;
(v)	the Borrower has paid at least the first Scheduled Principal Repayment Instalment;
(vi)	such payment is made within thirty (30) days after the most recent Scheduled Principal Repayment Date;

(vii)	there is, and immediately following the making thereof would be, no Debt Service Reserve Deficiency;
(viii)	the DSRA, MRA and Cost Overrun Account are fully funded to the extent required pursuant to Sections 5.2, 5.3 and 5.4; and
(ix)	the Agent shall have received the notice set out in Section 9.4.16(b) with respect to such Permitted Distribution.
(b)

Permitted Distribution Notices.  If the Borrower proposes to make a Permitted Distribution, it shall, not less than 10 Business Days prior to the proposed Permitted Distribution Date, give the Agent notice thereof.  The notice shall (i) certify compliance with the conditions to the Permitted Distribution set forth in Section 9.4.16(a), on the date of such notice and as of the proposed Permitted Distribution Date and (ii) set forth the information and computations demonstrating compliance with such conditions.

(c)	Permitted Royalty Payment. Notwithstanding Section 9.4.16(a), the Borrower may make a Permitted Royalty Payment in accordance with the terms and conditions of Section 5.6.3(j).

9.4.17Issue or Transfer of Capital Stock

.  The Borrower shall not issue or agree to issue, any Capital Stock of the Borrower to any person other than the Sponsor Shareholders.  The Borrower shall not consent to or approve or agree to consent to or approve any direct or indirect transfer of any Capital Stock of the Borrower to any person other than the Sponsor Shareholders.

9.4.18Derivatives

.  The Borrower will not enter into any Derivative except for Permitted Derivatives.

9.4.19Fiscal Year

.  The Borrower will not change its Fiscal Year.

9.4.20Securitizations

.  The Borrower will not dispose of any account, note receivable or accounts receivable, with or without recourse, except for a disposal permitted under Section 9.4.7(c).

9.4.21Arm’s Length Arrangements

.  The Borrower will not enter into an agreement, transaction or other arrangement with an Affiliate of the Borrower, or any other person with whom it is not dealing at arm’s length, unless such agreement, transaction or arrangement is made on commercially reasonable terms (including normal trade terms, but excluding for certainty deferred payment terms) at fair market value and consistent with commercial relations between Unrelated Parties.

9.4.22No Continuance

.  The Borrower will not continue under the laws of any other jurisdiction.

9.4.23Constitutional Documents

.  The Borrower shall not change its Constitutional Documents except with the consent of the Required Lenders.

9.4.24Location.  The Borrower shall not change its location for the purposes of Section 7(4) of the PPSA.

9.4.25Pension Plans.  With respect to any Pension Plan, the Borrower shall not incur any Unfunded Liability which, when aggregated with the Unfunded Liabilities under all other Pension Plans, would exceed the Threshold Amount.

9.4.26Benefit Plans

.  Any other term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the Borrower shall not (a) adopt, establish, maintain, contribute or be obligated to contribute to, or otherwise have liability for, a Defined Benefit Plan, (b) permit any further Unfunded Liabilities with respect to any Pension Plan which would trigger a requirement to make a material increase in contributions to fund any such liabilities, (c) acquire an interest in any person if such person sponsors, administers, maintains or contributes to, or has any liability in respect of, any Defined Benefit Plan, or (d) fail to pay any required contributions or payments to a Pension Plan on or before the due date for such required instalment or payment; save where any such failure or non-compliance is immaterial and does not and could not reasonably be expected to result in a loss and expense to the Borrower in an aggregate amount for all such failures exceeding the Threshold Amount.

9.4.27Bank Accounts

.  On and after the Initial Funding Date, the Borrower shall not maintain any cash balance or deposit account with any bank or other financial institution other than the Accounts.

9.4.28Securities Accounts

.  On and after the Initial Funding Date, the Borrower shall not maintain any securities account other than the Accounts.

9.5	Performance of Covenants by Agent

Upon the occurrence and during the continuance of a Default, the Agent, on the instructions of the Required Lenders and following reasonable notice by the Agent to the Borrower, may (unless the Borrower has provided the Agent with a reasonably detailed remediation plan acceptable to the Required Lenders with respect to such Default and is pursuing such remediation) perform any covenant of the Borrower under this Agreement which the Borrower fails to perform or cause to be performed and which the Agent is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Agent shall not be obligated to perform any such covenant on behalf of the Borrower and no such performance by the Agent shall require the Agent to further perform such covenants or shall operate as a derogation of the rights and remedies of the Agent and the Lenders under this Agreement or as a waiver of such covenant by the Agent.  Any amounts paid by the Agent as aforesaid shall be reimbursed by the Lenders in their Rateable Shares and shall be repaid by the Borrower to the Agent on behalf of the Lenders on demand.

Article 10
EVENTS OF DEFAULT AND REMEDIES

10.1	Events of Default

The occurrence of any one or more of the following events, defaults, breaches, failures, states or conditions (each such event being herein referred to as an “Event of Default”) shall constitute a default by the Borrower under this Agreement:

10.1.1Non-Payment of Principal

.  The Borrower fails to pay any principal amount payable under any Loan Document or under any Cash Management Agreement, or any early termination amount payable under any Permitted Derivative with any Secured Party, when due.

10.1.2Non-Payment of Interest and Other Amounts

.  The Borrower fails to pay any interest, Fee or other amount (excluding principal) payable hereunder when due and such failure is caused by administrative or technical error and continues unremedied for more than three (3) Business Days after such due date.

10.1.3Misrepresentation

.  Any representation or warranty made or deemed made by any Obligor in any Secured Document is found to have been false, incorrect, inaccurate, incomplete or misleading in any material respect.

10.1.4Financial Test

.  Any financial test contained in Section 9.2 is not complied with.

10.1.5Negative Covenants

.  Any negative covenant contained in Section 9.4 is not complied with.

10.1.6Maintain Existence

.  Any Obligor fails to comply with Section 9.3.3.

10.1.7Breach of Other Covenants

.  Any Obligor fails to perform or comply with any provision or obligation contained in any Secured Document to which it is a party (other than those referred to in Subsections 10.1.1, 10.1.2, 10.1.3, 10.1.4, 10.1.5 and 10.1.6 above) and such failure continues unremedied for a period of thirty (30) days after the occurrence thereof.

10.1.8Cross-Default

.  The Borrower defaults under any one or more agreements, documents or instruments relating to Debt in an aggregate amount exceeding the Threshold Amount and such default has not been waived by the persons to whom the Debt is owed or, if there is any cure period applicable to such default, such cure period lapses without the default being cured.

10.1.9Cross Acceleration

.  The Borrower becomes obligated to repay, prepay, offer to prepay, pay, purchase or otherwise retire or acquire any Debt (other than Debt under this Agreement) in an aggregate amount exceeding the Threshold Amount before its scheduled maturity date by reason of an event or circumstance that could reasonably be expected to be treated as a default or event of default in the context of a commercial or Governmental Authority lending transaction (including an event equivalent or analogous to a Default), although it may not be described as such in the agreement governing such Debt.

10.1.10Unsatisfied Judgments

.  Any one or more judgments for the payment of money in an aggregate amount exceeding the Threshold Amount are rendered against the Borrower and the Borrower does not discharge same in accordance with their respective terms, or procure a stay of execution thereof, within thirty (30) days from the date of the entry of each such judgments and in any event at least five (5) Business Days before any such judgment may be executed upon.

10.1.11Enforcement of Liens

.  Any one or more persons entitled to any Liens on any assets of the Borrower take possession of any such assets valued in excess of the Threshold Amount or any one or more seizures, executions, garnishments, sequestrations, distresses, attachments or other equivalent processes in respect of claims against the Borrower are issued or levied against any assets of the Borrower valued in excess of the Threshold Amount and such Borrower does not discharge the same or provide for the discharge in accordance with their respective terms, or procure a stay of execution thereof, within thirty (30) days from the date such possession or process first takes effect and in any event at least five (5) Business Days before such assets are capable of being disposed of thereunder.  Any one or more persons entitled to any Liens on the Capital Stock of the Borrower takes possession of such Capital Stock.

10.1.12Insolvency Event

.  Any Insolvency Event with respect to any Obligor occurs.

10.1.13Cessation of Business

.  The Borrower ceases or suspends or threatens to cease or suspend all or a substantial portion of its business, save for (a) any temporary cessation or suspension of business arising from employee lock-outs or strikes (b) any temporary plant closures arising in the ordinary course of day-to-day business operations of the Borrower or (c) any other cessation or suspension of business that could not reasonably be expected to result in a Material Adverse Effect.

10.1.14Security Imperilled

.  If (a) any proceeding is commenced which, if determined adversely to any Obligor or to the rights of the Secured Parties contemplated under the Loan Documents, would result in (i) any material impairment of any Obligor’s ability to perform any of its Loan Obligations or (ii) any prejudice to, restriction on or rendering unenforceable or ineffective, any Sponsor Guarantee or Security or any rights intended to be granted under or pursuant to any Loan Document by any Obligor to or for the benefit of the Secured Parties which the Required Lenders in good faith determine is materially adverse to their rights or interests, (b) any Loan Document or any material right thereunder becomes or is determined by a court of competent jurisdiction to be invalid, unenforceable or ineffective, (c) the Lien of any Security over any Capital Stock of the Borrower or any Material asset is determined by a court of competent jurisdiction to be or ceases to be valid and perfected ranking in priority in the manner contemplated herein or in the Security Documents, other than by reason of the direct act or omission of any Secured Party or (d) any Obligor denies that it has any or further obligations under any Loan Document or challenges the validity of any provision thereof or of the Security.

10.1.15Unfunded Pension Liabilities and Pension Event

.  The aggregate Unfunded Liability under all Pension Plans exceeds in the aggregate the Threshold Amount.  A Pension Event shall have occurred that when taken either alone or together with all other Pension Events (a) could reasonably be expected to result in a Material Adverse Effect or (b) causes any Lien to arise in respect of the Borrower in connection with any Pension Plan (other than for contributions not yet due) which could reasonably be expected to secure assets of the Borrower exceeding the Threshold Amount in value.

10.1.16Environmental Liabilities

.  Should the aggregate Environmental Liabilities of the Borrower which has become payable as well as the aggregate of all actual losses and expenses paid or reasonably expected to be incurred by the Borrower in order to comply with any Environmental Liabilities at any time, not fully funded by insurance, exceed $1,000,000 (or Equivalent in other currency).

10.1.17Change in Applicable Law

.  The introduction of or change in the interpretation or application of, or any revocation or replacement of any Applicable Law has occurred which, in any case is likely to materially adversely affect the ability of the Borrower to meet its obligations under (a) any Loan Document or which might reasonably be expected to result in a Default or Event of Default thereunder or (b) any Material Project Document or which might reasonably be expected to result in a default or event of default thereunder.

10.1.18Material Adverse Change

.  Any Material Adverse Change occurs.

10.1.19Change in Control

.  Any Change in Control occurs or, at any time, is expected to occur within ten (10) Business Days, in either case, without the consent of the Required Lenders.

10.1.20Change in Project Ownership or Control

.  The Borrower shall cease (a) to own, legally and beneficially a 100% undivided ownership interest in the Project Assets or (b) to have sole control of the Project Asset.

10.1.21Failure to Achieve Commercial Operation

.  Commercial Operation has not occurred on or before the Limit Commercial Operation Date or the Independent Technical Consultant certifies to the Agent that, in the Independent Technical Consultant’s judgment, Commercial Operation cannot reasonably be expected to be achieved by the Limit Commercial Operation Date.

10.1.22Expropriation

.  If (a) any action or series of actions that is taken, authorized or ratified by any Governmental Authority for the appropriation, requisition, seizure, confiscation, expropriation or nationalization (by intervention, condemnation, custody or other form of taking), whether with or without compensation, of (i) any portion of the equity ownership of the Borrower or (ii) any portion of the right, title, interest, ownership or control of the Project; or any Governmental Authority under colour of legal authority takes and holds possession of any substantial part of the Project Assets, (b) the Borrower disposes of itself of all or a material part of its property because it is required to do so by a binding order from a Governmental Authority or (c) the Borrower is otherwise prevented from exercising normal control over all or a material part of its assets or loses any of the rights or privileges necessary to maintain its existence or to carry on its business.

10.1.23Cessation of Activities

.  If (a) there is a voluntary cessation of construction, commissioning, start-up, operation, maintenance or production of the Project, (b) the Project Assets are placed on a “care and maintenance basis”, (c) the Project is abandoned, cancelled or terminated or (d) any other cessation of construction, commissioning, operation or production activities of the Project occurs for thirty (30) days without interruption.

10.1.24Project Authorizations

.  The failure to obtain any Project Authorization required to be held at that time or to comply with any terms or conditions to which any such Project Authorization is subject and such failure could reasonably be expected to materially adversely affect the Project.  The suspension, revocation, cancellation, material change, unenforceability or expiration of any Project Authorization while it is still required for the Project and the suspension, revocation, cancellation, material change, unenforceability or expiration of which would reasonably be expected to materially adversely affect the Project and such Project Authorization has not been renewed or replaced within thirty (30) days of such suspension, revocation, cancellation, material change, unenforceability or expiration , provided, however, that such grace period shall only be provided if the Borrower is diligently pursuing such renewal or replacement.

10.1.25Funding Shortfall

.  If at any time prior to the Commercial Operation Date, (a) there shall exist a Funding Shortfall and such Funding Shortfall has not been remedied (through proceeds of drawdowns under the Cost Overrun Account (only in respect of a Funding Shortfall that exists after the First Drawdown) or additional capital contributions by a Sponsor) within ten (10) Business Days after written notice thereof to the Borrower by the Agent, or (b) the Independent Technical Consultant is unable to certify that there is no Funding Shortfall (or certifies that there is a Funding Shortfall and such Funding Shortfall has not been remedied (through proceeds of drawdowns under the Cost Overrun Account (only in respect of a Funding Shortfall that exists after the Initial Drawdown Date) or additional capital contributions by a Sponsor) within ten (10) Business Days after receipt by the Borrower of such certificate of the Independent Technical Consultant.

10.1.26DSRA

.  At any time after the Commercial Operation Date, the balance of the Debt Service Reserve Account is less than the Debt Service Reserve Requirement then applicable for more than 90 days.

10.1.27Compliance with Material Project Documents

.  The Borrower fails in any material respect to observe or perform any material obligation to be performed or observed by it under any Material Project Document to which it is a party which failure could reasonably be expected to result in a Material Adverse Change.

10.1.28Loan Documents, Material Project Documents Unenforceable or Breaches

.  (a) any one or more of the Transaction Documents is determined by a court of competent jurisdiction to be void, voidable or illegal, or not to be a legal, valid, binding and enforceable obligation of any party thereto, (b) any one or more of the Transaction Documents is repudiated by any party thereto (other than any Secured Party which is a party thereto), (c) any one or more Obligor or, to the Borrower’s knowledge, any counterparty to a Material Project Document, is in default of, or in beach under or in respect of, any one or more Material Project Document to which it is a party or (d) any party to a Transaction Document (other than any Secured Party which is a party thereto) denies to any material extent, its obligations under any Transaction Document or claims any of the Transaction Documents to be rescinded, terminated, at an end, spent, invalid or withdrawn in whole or in part.

10.1.29Suspension of banking transactions in Japan. Any clearing house, densai.net Co., Ltd. or any other similar institution takes procedures for the suspension of any transactions of any Obligor (which maintains any account in Japan) with banks or similar financial institutions.

10.2	Termination and Acceleration

Upon the occurrence of an Event of Default, the Agent may (or, subject to Section 11.9, at the direction of the Required Lenders shall) do any one or more of the following:

(a)

declare the whole or any item or part of the Total Commitment or the unutilized portion (if any) of any Loan Facility to be cancelled, terminated or reduced, whereupon the Relevant Lenders (to the extent applicable) shall not be required to make any further Drawdown hereunder in respect of such portion of the Total Commitment or each Loan Facility cancelled, terminated or reduced;

(b)

accelerate the maturity of all or any item or part of the Loan Obligations of the Borrower hereunder and declare them to be payable on demand or immediately due and payable, whereupon they shall be so accelerated and become so due and payable;

(c)	suspend any rights of the Borrower under any Loan Document, whereupon such rights shall be so suspended;
(d)	demand payment under any Sponsor Guarantee and/or enforce any Security;
(e)

demand that the Borrower pay (i) its Out-of-the-Money Derivative Exposure, if any, to each Secured Party and (ii) its Cash Management Obligations, if any, owing to each Lender and each Secured Party that has requested the Agent to make such demand, whereupon the Borrower shall be obliged to pay immediately to the Agent for the account of (A) each applicable Secured Party such Out-of-the-Money Derivative Exposure under all Permitted Derivatives entered into by it with each Secured Party and (B) each applicable Secured Party the amount of the Cash Management Obligations owing to that Secured Party; and

(f)

take any other action, commence any other proceeding or exercise such other rights as may be permitted by applicable law (whether or not provided for in any Secured Document) at such times and in such manner as the Agent may consider expedient, all without any additional notice, demand, presentment for payment, protest, noting of protest, dishonour, notice of dishonour or any other action being required. If an Event of Default referred to in Section 10.1 occurs, unless the Required Lenders otherwise agree, the Total Commitment shall be cancelled and the Loan Obligations shall be accelerated and become immediately due and payable automatically without any action on the part of any other Secured Party being required.

10.3	Waiver

The Agent (on the instructions of the Required Lenders) may waive any Default.  No waiver, however, shall be deemed to extend to a subsequent Default, whether or not the same as or similar to the Default waived, and no act or omission by the Agent and the Lenders shall extend to, or be taken in any manner whatsoever to affect, any subsequent Default or the rights of the Agent and the Lenders arising therefrom.  Any such waiver must be in writing and signed by the Agent to be effective.  No failure on the part of the Agent and the Lenders to exercise, and no delay by the Agent and the Lenders in exercising, any rights under any Loan Document shall operate as a waiver of such rights.  No single or partial exercise of any such rights shall preclude any other or further exercise of such rights or the exercise of any other rights.

Article 11
THE AGENT AND LOAN FACILITY ADMINISTRATION

11.1	Appointment and Authorization

Each Secured Party irrevocably appoints and authorizes the Agent to execute, deliver and take such actions as its agent under each Loan Document to which the Agent is party and to exercise such rights under each such Loan Document as are specifically delegated to the Agent by the terms thereof, together with such rights as are reasonably incidental thereto.  The Agent accepts such appointment and agrees to perform its obligations as the Agent under each Loan Document in accordance with the provisions thereof.

11.2	Declaration of Agency

The Agent declares that it shall hold the Security entrusted to it and the rights granted to it under each Loan Document, for its own benefit and as agent for the rateable benefit of each Secured Party.  The rights vested in the Agent by any Loan Document shall be performed by the Agent in accordance with this Article 11.

11.3	Protection of Agent

The Agent shall not be liable for any action taken or omitted to be taken by it under any Loan Document or in connection therewith, except to the extent of any losses and expenses that are determined by a final judgment that is binding on the Agent to have directly resulted from the wilful misconduct or gross negligence of the Agent.  In no event shall the Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit, goodwill, reputation, business opportunity or anticipated saving), even if the Agent has been advised as to the likelihood of such loss or damage and regardless of the form of action.

11.4	Interest Holders

The Agent may treat each Relevant Lender as the holder of all rights of such Relevant Lender in respect of the Loan Facility until a duly executed and delivered Loan Transfer Agreement signed by such Relevant Lender and the Transferee, completed in form and substance satisfactory to the Agent, has been delivered to the Agent and the Agent has been paid its required processing fee for such loan transfer.  The Agent may treat each Secured Party as the holder of all rights of such Secured Party under Cash Management Agreements and Permitted Derivatives stated by such Secured Party to have been entered into by it until a duly executed and delivered assignment and assumption agreement signed by the Borrower party to each such Cash Management Agreement and Permitted Derivative, such Secured Party and the proposed assignee, in form and substance satisfactory to the Agent, signed and executed by all such parties has been delivered to the Agent and the Agent has been paid such processing fee for such assignment as the Agent shall reasonably require together with payment of all fees, costs and expenses of the Lenders’ Counsel incurred or anticipated being incurred in completing such assignment.

11.5	Consultation with Professionals

The Agent may engage and consult with the Lenders’ Counsel, accountants, consultants, financial advisors and other experts and the Agent shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of the Lenders’ Counsel or such accountants, consultants, financial advisors or other experts.

11.6	Documents

The Agent shall not be under any duty or obligation to examine, enquire into or pass upon the validity, effectiveness or genuineness of any Secured Document or any other document or communication furnished pursuant to or in connection with any Secured Document, and the Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

11.7	Agent and their Subsidiaries and Affiliates

With respect to its Commitments, those portions of the Loan Facility made available by it and each Permitted Derivative and Cash Management Agreement entered into by it, the Agent shall have the same rights hereunder as any other Secured Party and may exercise the same as though it were not the Agent and the Agent and its Subsidiaries and Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its Affiliates and persons doing business with the Borrower or any of its Affiliates as if it were not the Agent and without any obligation to account therefor.

11.8	Responsibility of the Agent

The obligations of the Agent to the Secured Parties under each Loan Document to which the Agent is party are only those expressly set forth in such Loan Document, subject as otherwise provided in this Article 11.  The Agent shall have no fiduciary obligation to any Secured Party.  The Agent shall only have those contractual obligations expressly set forth in each Loan Document to which the Agent is party and no other duties, responsibilities, covenants or obligations shall be inferred or implied against the Agent.  The Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.  The Agent shall have no duty or obligation to investigate whether any Default has occurred or is continuing.  The Agent shall be entitled to assume that no Default has occurred and is continuing, unless any officer of the Agent charged with the administration of the Loan Documents has actual knowledge or has been notified by a Borrower of such fact or has been notified by a Lender that such Lender considers that a Default has occurred and is continuing, such notification to specify in detail the nature thereof.

11.9	Action by the Agent

11.9.1Exercise of Discretion

.  The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action which it may be able to take under or in respect of, any Loan Document, unless the Agent has been instructed by the Required Lenders to exercise such rights or to take or refrain from taking such action, unless expressly permitted or required to do so by the provisions of any Loan Document.  The Agent shall not incur any obligations under or in respect of any Secured Document with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except to the extent of any losses and expenses that are determined by a final judgment that is binding on the Agent to have directly resulted from the wilful misconduct or gross negligence of the Agent.

11.9.2Instructions from Required Lenders

.  The Agent shall in all cases be fully protected in acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders, and any action taken or refrained from being taken pursuant to such instructions shall be binding on all Secured Parties.

11.9.3Convening Meetings

.  The Majority Lenders (or if there are only two (2) Lenders, either Lender) may request the Agent to convene a meeting of Lenders to discuss any matter pertaining to the Loan Documents and specify the matters to be discussed.  Upon receipt of any such request the Agent will promptly notify each of the Lenders of its receipt of such request and request the Lenders to meet at its offices or that of Lenders’ Counsel within five (5) Business Days thereafter or such other time as the Agent and the Lenders may agree upon.

11.9.4Compliance with Applicable Law

.  Notwithstanding anything else herein contained, the Agent may refrain from doing anything which would or might in its opinion be contrary to any Applicable Law or which would or might otherwise render it liable to any person and may do anything which is, in its opinion, necessary to comply with any Applicable Law.

11.9.5Insurance

.  Without prejudice to the provisions of any other Loan Document, the Agent shall have the right, but not the obligation, to insure any of the Collateral or to require any other person to maintain any such insurance and it shall not be responsible for any losses and expenses which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance.

11.9.6Proceedings

.  The Agent shall have the right to institute, prosecute and defend any proceeding affecting the Agent or any rights of the Secured Parties arising under any Loan Documents and, subject to Section 11.18, to compromise any matter or difference or submit any such matter or difference to arbitration and to compromise or compound any debts owing to the Agent as agent or any other claims against it as the agent upon being provided with such evidence as shall seem sufficient to the Agent.

11.9.7New Obligations

.  The Agent shall have the right to give or enter into any obligation as it shall, with the approval of the Required Lenders and subject to all of the provisions of the Loan Documents to which it is party, think fit in relation to the Secured Documents.

11.9.8Agent May Require Security

.  Notwithstanding Section 11.9.1, the Agent may refrain from acting in accordance with any instructions of the Required Lenders to begin any proceeding arising out of or in connection with any Secured Document until it has received such security as it may require (whether by way of payment in advance or otherwise) for all claims and losses and expenses and disbursements which it anticipates it will or may expend or incur in complying with such instructions.

11.9.9Standard of Promptness

.  Where the Agent is obliged by the provisions of this Article 11 to give any notice or notification “promptly” or “forthwith”, if it gives such notice or notification within two (2) Business Days of an officer of it charged with the administration of this Agreement becoming aware of the subject matter of such notice or notification, it shall be deemed to have given such notice or notification promptly or forthwith.

11.10	Notice of Events of Default

In the event that an officer of the Agent charged with the administration of this Agreement is notified in writing of any Event of Default by the Borrower or a Lender, the Agent shall endeavour to notify the Lenders within three (3) Business Days, and, subject to Section 11.9, the Agent shall take such action and assert such rights under the Loan Documents as the Required Lenders shall request in writing, and the Agent shall not be subject to any liability by reason of its acting pursuant to any such request.  Prior to receiving any instructions from the Required Lenders in respect of such Event of Default, the Agent may, but shall not be obliged to, take such action or assert such rights (other than those matters requiring unanimous Lender consent under any other provision of this Agreement) as it deems in its discretion to be advisable for the protection of the Secured Parties, except that, if the Required Lenders have instructed the Agent not to take such action or assert such rights, in no event shall the Agent act contrary to those instructions except as permitted by Sections 11.9.4 and 11.9.8.

11.11	Responsibility Disclaimed

The Agent in such capacity shall not be under any obligation whatsoever (a) to the Borrower as a consequence of any failure or delay in the performance by, or any breach by, any Secured Party of any of its obligations under any Secured Document, (b) to any Secured Party, as a consequence of any failure or delay in performance by, or any breach by, the Borrower of any of its obligations under any Secured Document or (c) to any Secured Party for any statements, representations or warranties in any Transaction Document or any other agreement, document or instrument contemplated by any Transaction Document or in any other information provided pursuant to any Transaction Document or any other agreement, document or instrument contemplated by any Transaction Document or for the validity, effectiveness, enforceability or sufficiency of any Transaction Document or any other agreement, document or instrument contemplated thereby.  The Agent may conclusively rely and shall be protected and incur no liability for or with respect to any action taken, omitted or suffered in reliance upon any instruction, request or order from the Borrower or any notice, resolution, direction, consent, certificate, affidavit, statement, cable, telex or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by an authorized representative of the Borrower.

11.12	Indemnification

11.12.1Lenders to Indemnify Agent

.  Each of the Lenders (and following the occurrence of an Enforcement Event, the other Secured Parties) severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower on demand) on a full indemnity (after-Taxes) basis, pro rata according to their respective Total Exposures from and against any and all claims and losses and expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of any Secured Document or any other agreement, document or instrument contemplated thereby or any action taken or omitted by the Agent under any Secured Document or any agreement, document or instrument contemplated thereby, except that no Secured Party shall be liable to the Agent for any portion of such losses and expenses or disbursements to the extent they are determined by a final judgment that is binding on the Agent to have directly resulted from the gross negligence or wilful misconduct of the Agent.  Payment by the Secured Parties to the Agent pursuant to this Section 11.12.1 shall not discharge or satisfy any obligation of the Borrower to make such payment to the Agent, but rather the Secured Parties making such payment shall be subrogated to the rights of the Agent against the Borrower in respect thereof.

11.12.2Agent May Indemnify Itself

.  The Agent may indemnify itself out of any Collateral or any funds received by the Agent pursuant to Section 11.20 against any and all claims and losses and expenses or disbursements suffered or incurred by the Agent in connection with any matter or thing done or omitted to be done in any way relating to any Secured Document, except for any portion of such losses and expenses or disbursements to the extent they are determined by a final judgment to have directly resulted from the gross negligence or wilful misconduct of the Agent.

11.13	Protection of Representatives, Etc.

Each reference in Sections 11.1, 11.3, 11.9, 11.10, 11.11, 11.12, 11.15 and 11.20 to the Agent shall (to the extent the context so admits) be deemed to include the Agent and its representatives and the Agent shall be constituted as agent and bare trustee of each such representative and shall hold and enforce their rights under those Sections for their respective benefits.

11.14	Credit Decision

Each Secured Party represents and warrants to the Agent that: (a) in making its decision to enter into each Secured Document to which it is party, to make its Commitments and its portion of the Loan Facility available to the Borrower and to enter into each Cash Management Agreement and Permitted Derivative, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and that it has made an independent credit judgment without reliance upon any information furnished by the Agent and (b) so long as any portion of the Loan Facility is being utilized by the Borrower or any Secured Obligation remains unperformed, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower and the other Obligors.

11.15	Replacement of Agent and Reference Lender

11.15.1Agent

.  The Agent (the “Resigning Agent”) may resign at any time by giving written notice thereof to the other Lenders and the Borrower.  Such resignation will not be effective until a replacement agent is appointed.  Upon receipt of notice of any such intended resignation, the Required Lenders shall have the right to appoint a replacement to the Resigning Agent who must be one of the Lenders.  Unless a Default has occurred that is continuing, the consent of the Borrower (which shall not be unreasonably withheld or delayed) to any such replacement shall also be required. If no replacement to the Resigning Agent shall have been so appointed and shall have accepted such appointment within fifteen (15) days of receipt of such notice, the Lenders (excluding the Lender that is the Resigning Agent) shall within the following fifteen (15) days appoint a replacement who may, but need not be, a Lender.  If the Lenders fail to appoint a replacement to the Resigning Agent within such fifteen (15) day period, without limitation of its rights under this Section, the Resigning Agent may, on behalf of the Secured Parties, appoint a replacement Agent which shall be a bank organized under the laws of Canada (or a Province) which has (or whose Holding Entity has) capital of at least $500,000,000 and an approved credit rating and has (or whose Affiliates have) offices in Toronto.  If the Resigning Agent does not appoint a replacement Agent, the Majority Lenders (excluding the Lender that is the Resigning Agent) shall assume the agency duties of the Resigning Agent under the Secured Documents until such time as a replacement Agent is appointed.  Upon the resignation of a Resigning Agent, the replacement agent shall thereupon succeed to and become vested with all the rights and obligations of the Resigning Agent and the Resigning Agent shall be discharged from its obligations under the Secured Documents.  A replacement agent shall evidence its acceptance of appointment hereunder by signing and delivering a counterpart of this Agreement to the Borrower.  After any Resigning Agent’s resignation or removal hereunder as the Agent, the provisions of this Article 11 and Sections 12.1 and 12.2 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

11.15.2Reference Lender

.  The Agent shall appoint a Lender (or its Affiliate) to act as Reference Lender in relation to the Loan Facility.  Any Reference Lender may resign at any time by giving notice thereof to the Agent.  Upon receipt of such notice, the Agent shall appoint a replacement Reference Lender who shall be one of the Lenders (or their Affiliates).

11.16	Delegation

The Agent shall have the right to delegate any of its rights, duties or obligations under the Loan Documents to any other person upon such terms and conditions as the Agent may think fit and the Agent shall not be bound to supervise the proceedings or be in any way responsible for any obligations or losses and expenses incurred by reason of any misconduct or default on the part of any such delegate; provided that the Agent exercised reasonable care in selecting any such delegate.

11.17	Required Lender Decisions

Where the Required Lenders are required to agree or consent to any act or thing, or to exercise any judgment or discretion, under any Loan Document, the Agent shall ask all Lenders for such agreement or consent to do any such act or thing or to exercise such judgment or discretion.  The foregoing shall not limit the right of the Required Lenders to agree or consent to any such act or thing or to exercise such judgment or discretion.  A copy of such agreement or consent or notice of the exercise of such judgment or discretion shall be sent by the Agent to all the Lenders.

11.18	Waivers and Amendments

11.18.1General

.  The rights of each Secured Party under each Secured Document shall be cumulative and not exclusive of any rights which each Secured Party would otherwise have, and no failure or delay by any Secured Party in exercising any right shall operate as a waiver of it nor shall any single or partial exercise of any right preclude its further exercise or the exercise of any other right. Subject as otherwise provided in Sections 11.18.2, 11.18.3 and 11.18.4, (a) any term, condition, other provision, obligation or agreement contained in any Loan Document may only be changed with the consent of the Majority Lenders, (b) any act or thing referred to in any Loan Document to be agreed to or consented by the Required Lenders may be agreed to or consented to by the Majority Lenders and (c) the exercise of any judgment or discretion by the Required Lenders contained in any Loan Document may be exercised by the Majority Lenders.

11.18.2Amendments Requiring Lenders’ Consent

.  Without the prior consent of every Lender, no amendment to any Loan Document shall: (a) increase the aggregate amount of the Loan Facility, the amount or term of any of the Commitments or the proportion represented by the Rateable Share of any Lender, (b) postpone or defer the time for the payment of the principal of or interest on any Loan, any Fee or any other amount payable hereunder, (c) decrease the rate or amount or change the currency of any principal, interest or Fees payable hereunder (save for a decrease of the Default Rate by up to two percent (2%) which may be consented to by the Required Lenders) or the requirement of pro rata application in accordance with (i) each Lender’s Rateable Share of all amounts received by the Agent in respect of the Loan Facility or (ii) its Total Exposure of all amounts received by the Secured Parties after the occurrence of an Enforcement Event, (d) change the definition of “Majority Lenders”, “Rateable Share”, “Required Lenders” or “Total Exposure”, (e) amend Section 11.22, 11.25 or 12.10.2 or this Section 11.18; or (f) release, subordinate or postpone any Sponsor Guarantee or release, discharge or subordinate any Security, except that the Agent may release and discharge (A) each Sponsor Guarantee and the Security upon payment in full of all Secured Obligations owing to all Secured Parties, (B) the Security over assets disposed of in accordance with Section 9.4.7, (C) the Security over specific Insurance Proceeds to the extent such proceeds are permitted by the provisions of this Agreement to be paid or released to the Borrower either as Insurance Proceeds derived from any accounts receivable insurance policy or as comprehensive or property damage Insurance Proceeds applied to repair or replace property compensated for, (D)  each Sponsor Guarantee pursuant to Section 7.10.

11.18.3Amendments Requiring Consent of Agent

.  No amendment or waiver of any provision of any Loan Document shall affect any of the rights or obligations of the Agent under any Secured Document without the prior consent of the Agent.

11.18.4Amendments Requiring Consent of Secured Party Owed Cash Management Obligations or Permitted Derivative Obligation

.  No amendment or waiver of any provision of any Loan Document shall affect any of the rights or obligations of any Secured Party under any Cash Management Agreement or Permitted Derivative to which it is party without the prior consent of that Secured Party and the Borrower party to that Cash Management Agreement or Permitted Derivative.

11.19	Determination by Agent

11.19.1Good Faith

.  Any determination to be made by the Agent under any Loan Document shall be made by the Agent acting reasonably and in good faith and, if so made, shall be deemed to have been properly made and conclusive and binding on all parties, absent manifest error.

11.19.2Certificate of the Agent as to Rates

.  Except as otherwise provided in Section 11.20.5, a certificate of the Agent certifying any amount or interest shall be conclusive and binding on the parties hereto for all purposes, absent manifest error.  No provision hereof shall be construed so as to require the Agent to issue a certificate at any particular time.

11.19.3Notification of Rates

.  The Reference Lender (if it is not the same person as the Agent) shall (or shall cause its Affiliate that is the Reference Lender to) promptly notify the Agent of each interest rate that is required to determine pursuant to this Agreement.  Promptly following receipt of each such notice, or promptly after determination if the Agent and the Reference Lender is the same person, the Agent shall promptly notify the Lenders of each interest rate the Agent is required to determine and report to the Lenders pursuant to this Agreement.

11.20	Interlender Procedure for Making Loans Under the Loan Facility

11.20.1Lenders to provide their Rateable Shares to Agent

.  Subject to the terms and conditions of this Agreement, the Loan Facility shall be available to the Borrower as follows: upon receipt by the Agent of a Drawdown Request, the Agent will promptly notify each Lender of the Agent’s receipt of such notice and of such Lender’s Rateable Share of such Drawdown.  Each Lender will, subject to Section 6.3 as applicable, make its Rateable Share of each Drawdown available to the Agent by paying, no later than 11:00 a.m. on the Drawdown Date requested by the Borrower, its Rateable Share of such Loan in freely transferable, cleared funds for value on the Drawdown Date to the Agent’s Accounts.  The Agent will, subject to Section 6.3 as applicable, make such funds available, if so received, to the Borrower on the Drawdown Date by bank transfer to the Project Revenue Account.

11.20.2Limitation on Agent’s Liability

.  The obligations of the Agent under this Section 11.20 shall be limited to taking such steps as are commercially reasonable to implement the instructions described in Section 11.20.1, and the Agent shall not be liable for any losses and expenses which may be incurred or suffered by the Borrower and occasioned by the failure or delay of funds to reach the designated destination.  Without limiting the generality of the foregoing, the Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Agent (including any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Bank of Canada wire or facsimile or other wire or communication facility).

11.20.3Lenders to indemnify Agent for failure to make funds available

.  Unless the Agent has been notified by a Lender no less than two (2) Business Days prior to the Drawdown Date requested by the Borrower that such Lender will not make available to the Agent its Rateable Share of such Drawdown, the Agent may assume that such Lender has made its Rateable Share of the Drawdown available to the Agent on the Drawdown Date in accordance with the provisions hereof, and the Agent may (but it is not its practice to do so), in reliance upon such assumption, make available (to the extent applicable) to the Borrower on such date a corresponding amount.  If the Agent has made such assumption, to the extent a Lender has not so made its Rateable Share of the Drawdown available to the Agent, such Lender agrees to pay to the Agent forthwith on demand, to the extent that such amount is not recovered from the Borrower within seven (7) days of demand (without in any way obligating the Agent to commence any proceeding against the Borrower to recover such amount), such Lender’s Rateable Share of the Drawdown and all losses and expenses incurred by the Agent in connection therewith, together with interest thereon at the Agent’s prevailing rate for overnight deposits of comparable amount plus two (2) percent (2%) per annum for each day from the date such amount is made available by the Agent until the date such amount is paid or repaid to the Agent.

11.20.4Borrower to repay any Drawdown not funded by a Relevant Lender

.  Notwithstanding Section 11.20.3, if a Lender fails so to pay any portion of any Drawdown to the Agent pursuant to Section 11.20.3, the Borrower shall, without prejudice to any rights that the Borrower might have against such Lender, repay such portion to the Agent within three (3) Business Days after demand therefor by the Agent, together with interest thereon at the rate payable hereunder by the Borrower in respect of such Drawdown.

11.20.5Agent to issue Certificate as to Amount payable

.  Any amount payable to the Agent pursuant to this Section 11.20 (other than Section 11.20.1) shall be set forth in a certificate delivered by the Agent to the Lender concerned and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be conclusive evidence thereof. If a Lender makes the payment to the Agent required by this Section 11.20, the amount so paid shall constitute, to the extent thereof, such Lender’s Rateable Share of the Drawdown for purposes of this Agreement.

11.20.6No Lender responsible for any other Lender’s Rateable Share

.  The failure of any Relevant Lender to advance its Rateable Share of any Drawdown to the Agent pursuant to this Agreement shall not relieve any other Lender of its obligations, if any, hereunder to advance its Rateable Share of the Drawdown to the Agent pursuant to this Agreement on that Drawdown Date, but no Lender shall be responsible for the failure of any other Lender to advance its Rateable Share of any Drawdown to the Agent on any Drawdown Date.

11.21	Remittance of Payments

Forthwith after receipt of any payment of principal, interest, Fees or other amounts for the benefit of the Lenders pursuant to the provisions hereof, the Agent shall remit to the Lending Office of each Lender entitled thereto, its Rateable Share of such payment.  If the Agent, on the assumption that it will receive, on any particular date, a payment of principal, interest, Fees or other amounts hereunder, remits to each Lender its Rateable Share of such payment (although it is not its practice to do so) and the Borrower fails to make such payment, each Lender agrees to repay to the Agent forthwith on demand, to the extent that such amount is not recovered from the Borrower within seven (7) days of demand (without in any way obligating the Agent to commence any proceeding to recover such amount), such Lender’s Rateable Share of the payment made pursuant hereto together with all losses and expenses incurred by the Agent in connection therewith and interest thereon (at the Agent’s prevailing rate applicable to overnight deposits of comparable amount plus two percent (2%) per annum for each day from the date such amount is remitted to the Lenders.  The exact amount of the repayment required to be made by the Lenders will be set forth in a statement delivered by the Agent to each Lender, which statement shall be conclusive and binding for all purposes, absent manifest error.

11.22	Redistribution of Payments

11.22.1Disproportionate Receipts of Loan Obligations to be Shared

.  Except as otherwise provided in Section 11.22.6, if a Lender, through the exercise of any right of set-off, the retention of any In-the-Money Derivative Exposure or otherwise (save for any payment made to it in accordance with the provisions hereof), receives payment of a portion of the Loan Obligations due to it before an Enforcement Event occurs which is greater than the proportion received by any other Lender in respect of the aggregate amount of the Loan Obligations due to such other Lender (having regard to the respective Rateable Shares of the Lenders immediately before such payment is received), the Lender receiving such proportionately greater payment (the “Purchasing Lender”) shall purchase a participation (which shall be done simultaneously with receipt of such payment) in that portion of the Loan Obligations due to the other Lender or Lenders (the “Selling Lender”) so that the respective receipts shall be pro rata according to their respective Rateable Shares determined before such payment was received.

11.22.2Disproportionate Receipts of Secured Obligations to be Shared

.  Except as otherwise provided in Section 11.22.6, if a Secured Party, through the exercise of any right of set-off, the retention of any In-the-Money Derivative Exposure or otherwise (save for any payment made to it in accordance with the provisions hereof), receives payment of a portion of the Secured Obligations due to it at the time an Enforcement Event occurs or at any time thereafter which is greater than the proportion received by any other Secured Party in respect of the aggregate amount of the Secured Obligations due to such other Secured Party (having regard to the respective Total Exposures of the Secured Parties immediately before such payment is received), the Secured Parties receiving such proportionately greater payment (the “Purchasing Secured Party”) shall purchase a participation (which shall be done simultaneously with receipt of such payment) in that portion of the Secured Obligations due to the other Secured Party or Secured Parties (the “Selling Secured Party”) so that the respective receipts shall be pro rata according to their Total Exposures determined before such payment is received.

11.22.3Subsequent Recoveries

.  If all or part of such proportionately greater payment received by any Purchasing Lender referred to in Section 11.22.1 or any Purchasing Secured Party referred to in Section 11.22.2 shall be recovered from an Obligor by the Selling Secured Lender or Selling Secured Party (the “Affected Seller”), such purchase shall be rescinded and the purchase price paid for such participation shall be returned by the Affected Seller to the extent of such recovery, together with interest thereon at such Purchasing Lender’s prevailing rate for overnight deposits of comparable amount calculated and payable from the Business Day following the day such return is requested until it is paid in full.

11.22.4Preferential Payments

.  If all or part of any proportionately greater payment received by a Purchasing Lender referred to in Section 11.22.1 or a Purchasing Secured Party referenced to in Section 11.22.2 is found to have been a transfer in fraud of creditors or a preferential payment under any applicable Insolvency Law or Fraudulent Conveyances Law or is otherwise required to be returned by such Purchasing Lender or Purchasing Secured Party, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such Selling Lender or Selling Secured Party to the extent of such amount returned, together with interest thereon at such Purchasing Lender’s or Purchasing Secured Party’s prevailing rate for overnight deposits of comparable amount calculated and payable from the Business Day following the day such return is requested until it is paid in full.

11.22.5Notice Requirement

.  If any Lender receives or recovers payment of any amount it is required to share pursuant to Section 11.22.1, 11.22.2 or 11.22.3, it shall promptly provide full particulars thereof to the Agent and the Agent shall promptly provide copies of such particulars to the other Secured Parties.

11.22.6Credit Protection

.  The provisions of Sections 11.22.1 and 11.22.2 shall not apply to any credit protection purchased by a Secured Party without financial assistance from or independent recourse by the protection provider to any Obligor or any of its Affiliates.

11.23	Prompt Notice to Lenders

11.23.1Distribution of Information

.  The Agent agrees to provide to the other Lenders copies of the information, notices and reports received by it from the Borrower for distribution to the Lenders pursuant to this Agreement, including information provided pursuant to Section 8.2 and Section 9.1, promptly upon receipt of same.

11.23.2Distribution by Use of Websites

.  The Agent may satisfy its obligations under this Agreement to deliver to the other Lenders copies of the information, notices and reports referred to in Section 11.23.1 by posting this information onto an electronic website designated by the Agent to which the other Lenders have access.  The Agent shall supply the other Lenders with the address of and any relevant password specifications for that designated website.  Neither the Agent nor any Lender shall be liable to the Borrower for any losses and expenses suffered or incurred by them arising from the use by any unauthorized person of any information, notice or report or other communication posted on any such website or sent through electronic, telecommunications or other information transmission systems that are intercepted by any unauthorized person, save to the extent they are determined by a final judgment to have directly resulted from the gross negligence or wilful misconduct of the Agent or such Lender.

11.24	Several Debts of the Lenders

Each Lender’s share in each Drawdown constitutes a several debt owing by the Borrower to such Lender.

11.25	Enforcement

To the extent that the Agent receives or recovers monies pursuant to any right of enforcement under this Agreement or any other Security, such monies shall be applied and distributed as amongst the Secured Parties:  (a) first, in or towards payment of all of the Agent’s losses and expenses and disbursements incurred to recover such monies, (b) secondly, in or towards payment of all unpaid fees and losses and expenses and disbursements of the Agent pro rata to the amounts thereof, (c) thirdly, in or towards payment of all Secured Obligations which are due and payable at such time to the Secured Parties pro rata to the Total Exposures of the Secured Parties; (d) fourthly, if the Secured Obligations have been paid in full, in payment to any person to whom that Agent is obliged by applicable law or agreement to pay in priority to the Borrower, to the extent it is so obliged and (e) fifthly, thereafter, in payment of the Borrower or as otherwise required by any applicable order or final judgment.  The fact that the Agent may make a payment pursuant to Clause (d) or (e) above or may determine that the Secured Obligations have been paid in full, will not thereafter prevent the Agent from applying any further monies, or any credit balance on any account, in the order set out in this Section 11.25.  If for any reason the Agent considers in its sole discretion that the amounts to be received by it will be, or the amounts actually received by it pursuant thereto are, insufficient to satisfy all claims with respect to all payments then falling due with respect to any Secured Obligation, until such time as the Agent has received the full amount of all such payments, the Agent shall not be obliged to pay any such claims.  The Agent may satisfy any obligation to make a payment otherwise required under Clause (d) or (e) above by interpleading and paying the amount thereof into court.

Article 12
general

12.1	Costs and Expenses

The Borrower shall on demand pay to the Secured Parties the amount of all reasonable out-of-pocket fees, costs and expenses incurred and disbursements made by the Secured Parties (including travel expenses and the reasonable fees and out-of-pocket expenses, of the Lenders’ Counsel and those of accountants, experts, consultants and other representatives retained by the Secured Parties, including the Independent Technical Consultant as well as the costs and expenses of any engineering reports, environmental studies or reports and any other reports or studies required by any Secured Party) in connection with each of (a) the due diligence conducted by the Secured Parties with respect to the Obligors, the Project and the financing contemplated herein, (b) the preparation, negotiation, settlement, execution, delivery, entry into effect, registration and administration of each Loan Document and/or the satisfaction of any conditions or obligations specified in Article 6, (c) post-closing costs, (d) each change to each Loan Document and (e) the interpretation, defence, establishment, preservation, protection or enforcement of rights of the Secured Parties under each Secured Document.  The Borrower shall on demand pay to the Agent the amount of all out-of-pocket fees, costs and expenses incurred and disbursements made by the Secured Parties (including the fees and out-of-pocket expenses of the Lenders’ Counsel and those of accountants, experts, consultants and other representatives retained by the Secured Parties) in connection with a Default or Event of Default or with the interpretation, defence, establishment, preservation, protection or enforcement of rights of the Secured Parties under each Loan Document.  For the avoidance of doubt, the foregoing payment obligation shall be effective regardless of whether any Loan is advanced to the Borrower hereunder.

12.2	Indemnification by the Borrower

12.2.1Drawdowns

.  The Borrower shall within fifteen (15) days of demand pay to the Agent for the account of each Relevant Lender, on a full indemnity (after-Taxes) basis, the amount of all losses and expenses, including losses and expenses sustained by such Relevant Lender in connection with the liquidation or reemployment, in whole or in part, of deposits or funds borrowed or acquired by such Relevant Lender to fund such Relevant Lender’s Rateable Share in any Drawdown to the Borrower, which such Relevant Lender sustains or incurs (a) if for any reason a Drawdown does not occur on a date requested by the Borrower, (b) if the Borrower fails to give any notice required to be given by it hereunder in the manner and at the time specified herein or (c) as a consequence of any failure by the Borrower to repay any amount when required by the terms of this Agreement.

12.2.2Other

.  The Borrower shall defend, indemnify and save harmless each of the Secured Parties and their respective representatives (each, an “Indemnified Party”) on a full indemnity basis from and against any and all claims and losses and expenses (including interest and, to the extent permitted by applicable law, penalties, fines and monetary sanctions) which an Indemnified Party suffers or incurs as a result of or otherwise in respect of (a) any claim of any kind relating to the Environmental Liabilities which arises out of the performance of, or the enforcement or exercise of any right under, any Loan Document, including any claim in nuisance, negligence, strict liability or other cause of action arising out of a discharge of Contaminants into the Environment, any fines or orders of any kind that may be levied or made pursuant to an Environmental Law in each case relating to or otherwise arising out of any of the assets of any Borrower, (b) the direct or indirect use or proposed use of the proceeds of any Drawdown, (c) any Default or (d) any proceeding to which any Indemnified Party is party arising out of the execution, delivery or performance of, or the enforcement of any right under any Loan Document.  Each Lender shall be constituted as the agent and bare trustee of each Indemnified Party who is its own representative and shall hold and enforce each such Indemnified Party’s rights under this paragraph for such party’s benefit.  The foregoing indemnity shall not apply in respect of claims or losses and expenses of an Indemnified Party to the extent that they are determined by a final judgment to have directly resulted from the gross negligence or wilful misconduct of that Indemnified Party.  This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.3	Application of Payments

Any payments received in respect of the obligations of the Borrower under any Loan Document from time to time may, notwithstanding any appropriation by the Borrower but subject to Sections 11.21, 11.22 and 11.25, be appropriated to such parts of the obligations of such Borrower under any Loan Document and in such order as the Agent sees fit, and the Agent shall have the rights to change any appropriation at any time.

12.4	Set-Off, Combination of Accounts and Crossclaims

The obligations of the Borrower under each Loan Document will be paid by such Borrower free and clear of and without regard to any equities between such Borrower and the Agent and the Lenders or any right of set-off or cross-claim.  Any Debt owing by the Agent or any Lender to the Borrower, direct or indirect, extended or renewed, actual or contingent, matured or not, may be set off or applied against the obligations of such Borrower under any Secured Document by the Agent or such Lender at any time after maturity or upon the occurrence and during the continuance of an Event of Default, without demand upon or notice to anyone, and the terms of such Debt shall be changed hereby to the extent required to permit such set-off, application and combination.

12.5	Rights in Addition

The rights conferred by each Secured Document are in addition to, and not in substitution for, any other rights each of the Agent and Lenders may have under that Secured Document or any other Secured Document, at law, in equity or by or under Applicable Law or any agreement.  Each of the Agent and Lenders may proceed by way of any proceeding at law or in equity and no right of the Agent or any Lender shall be exclusive of or dependent on any other.  The Agent and Lenders may exercise any of its rights separately or in combination and at any time.

12.6	Certificate Evidence

A certificate prepared by the Agent or any Lender and provided to the Borrower setting forth any interest rate or any amount payable under this Agreement, including the amount of compensation or loss and expense payable under Section 3.4 or 12.2, shall be conclusive and bind such Borrower, absent manifest error.

12.7	Evidence of Debt.

12.7.1Agent’s Books

.  The Agent shall open and maintain on its books accounts evidencing all Drawdowns and all amounts owing by the Borrower to the Agent and each Lender under the Loan Facility.  The Agent shall enter in the accounts details of all amounts from time to time owing, paid or repaid by the Borrower under the Loan Facility.  The information entered in the accounts shall constitute, in the absence of manifest error, conclusive evidence of the existence and quantum of the obligations of the Borrower to the Agent and each Lender under the Loan Facility.  The Borrower and each Lender shall, on reasonable notice to the Agent, be entitled to obtain from the Agent copies of extracts of all entries made in such accounts.

12.7.2Lenders May Request Promissory Notes

.  Any Lender may request that its Rateable Share in Loans be evidenced by a promissory note (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Agent.  Thereafter, the Rateable Share of such Lender in all outstanding Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.10) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.10, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that its Rateable Share on outstanding Loans once again be evidenced as described in Section 12.7.1.

12.7.3Agent’s Accounts Govern

.  If there is any conflict or inconsistency between the accounts of the Agent maintained pursuant to Section 12.7.1 and the accounts of any other party hereto, including those recorded in any Note referred to in Section 12.7.2, the accounts of the Agent shall govern and be binding on the other parties hereto, absent manifest error.

12.8	Notices

Any notice, demand, consent, approval or other communication to be made or given under or in connection with this Agreement (a “Notice”) shall be in writing and may be made or given by personal delivery, by facsimile or by e-mail addressed to the Agent and the Borrower at their respective addresses set out in Schedule 2 or to such other address as such party may from time to time notify the others in accordance with this Section 12.8, and to the Lenders at their respective Lending Offices.  Any Notice made or given by personal delivery shall be conclusively deemed to have been given at the time of actual delivery or, if made or given by facsimile or by e-mail, at the opening of business on the first (1st) Business Day following the transmittal thereof provided that the party sending such Notice receives confirmation of receipt.  Notwithstanding the foregoing, (a) the Agent shall not be deemed to have received any Notice until it is actually received by an officer of that Agent charged with the administration of this Agreement and (b) the Agent may in its discretion act upon verbal Notice from any person reasonably believed by the Agent to be a person authorized the Borrower or a Relevant Lender to give instructions under or in connection with this Agreement including any request for a Drawdown.  The Agent and the Lenders shall not be responsible for any error or omission in such instructions or in the performance thereof.  Any notice given by the Borrower in respect of itself or any other Borrower shall bind each such Borrower.

12.9	Judgment Currency

If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the jurisdiction giving such judgment (the “Judgment Currency”) an amount due under any Secured Document in any other currency (the “Original Currency”), then the date on which the rate of exchange for conversion is selected by that court is referred to herein as the “Conversion Date”.  If there is a change in the rate of exchange between the Judgment Currency and the Original Currency between the Conversion Date and the actual receipt by the Agent or a Lender of the amount due to it under such Secured Document or under such judgment, the Borrower shall, notwithstanding such judgment, pay all such additional amounts as may be necessary to ensure that the amount received by the Agent or such Lender in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the Original Currency.  The Borrower’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under any Secured Document.

12.10	Successors and Assigns

12.10.1Benefit & Burden

.  The Loan Documents shall enure to the benefit of and be binding on the parties hereto, their respective successors and each assignee of some or all of the rights or obligations of the parties under the Loan Documents permitted by this Section 12.10.  Any entity resulting from Business Combination, to which the Agent shall be a party, shall be the Agent under this Agreement without further action.  Any reference in any such Loan Document to any party hereto shall (to the extent the context so admits) be construed accordingly.

12.10.2Borrower

.  The Borrower may not assign all or any part of any of its rights or obligations in respect of the Loan Facility or under any Loan Document.  Where the context so admits, each reference in this Agreement to the Borrower shall be construed so as to include the successors of the Borrower.

12.10.3Participation

.  Each Lender may grant to any other person other than a BioAmber Competitor (a “Participant”) a participation in the whole or any part of any of its Commitments (including its Rateable Share in any related Loans) under which the Participant shall be entitled to the benefit of the same rights under this Agreement with respect to such Participation as if it were a party hereto in the place and stead of such Lender provided that, in respect of such participated share of its Commitments and as amongst all parties to this Agreement, such Lender (and not the Participant) shall remain entitled to enforce such rights, and shall remain responsible for the performance of all obligations, of such Lender under this Agreement with respect to the share of each of its Commitments subject to such participation.  Each Lender that grants a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

12.10.4Assignments

.  Each Lender (a “Transferring Lender”) may, with the prior written consent of the Agent assign its Commitment (including its share in any Loans made under the Loan Facility), or any part thereof in a minimum amount of $1,000,000, or such lesser amount as the Agent may permit, to (a) any other Lender or any Affiliate or Approved Fund of the Transferring Lender, (b) prior to the occurrence of a Default and so long as no Default exists, to any person not referred to in clause (a) above who is not a BioAmber Competitor, with the prior consent of the Borrower, such consent not to be unreasonably withheld or delayed, or (c) after the occurrence of a Default and while the same is continuing, to any other person.

Any such transfer to any person permitted pursuant to the preceding sentence (a “Transferee”) shall be made pursuant to a loan transfer agreement (a “Loan Transfer Agreement”) substantially in the form of Schedule 6 (or in such other form to substantially the same effect as the Agent may approve).  Each Loan Transfer Agreement must be delivered to the Agent at least five (5) Business Days before it takes effect accompanied, if such assignment is not being made to an Affiliate or Approved Fund of an existing Relevant Lender, by payment to the Agent of a processing fee of $3,500.  Each party hereto hereby agrees that any such Transferee shall be subject to the obligations identical to the obligations assigned under any such Loan Transfer Agreement and shall be entitled to rights identical to the rights assigned to such

Transferee as if such Transferee were named in this Agreement as an original party in substitution for the Transferring Lender in respect of each such Commitment, or part thereof, assigned, and such Transferring Lender shall be released from all obligations in relation to each of its Commitments, or part thereof, so assigned.

The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Loan Transfer Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.10.5Pledge to Reserve Bank

.  Notwithstanding Section 12.10.4, any Lender may at any time, without the consent of the Borrower or the Agent assign all or any portion of its rights under this Agreement and its Notes to secure obligations of such Lender, including to a Federal Reserve Bank or the Bank of Canada; provided, however, that no such assignment to a Federal Reserve Bank or the Bank of Canada shall release the assignor Lender from its obligations hereunder.

12.10.6Schedule 1

.  The Agent will from time to time revise Schedule 1 to record the Lenders and their respective Commitments after giving effect to assignments and/or transfers referred to in Section 12.10.4 above.  Any such revised Schedule 1 shall be prima facie evidence of the identities and Commitments of the Lenders.  The Agent shall provide a copy of any such revised Schedule 1 to the Borrower and each Lender upon request.

12.10.7Increased Costs

.  If as a result of any assignment of the whole or any part of any Commitment of any Relevant Lender pursuant to Section 12.10.4, or any participation granted by any Relevant Lender pursuant to Section 12.10.3 made while no Default is continuing, the Transferee or Participant would incur costs, expenses or other amounts of the nature described in Section 3.4 in excess, at that time, of those which the Borrower would have been required to indemnify such Lender had such assignment or participation not taken place, the indemnity obligations of the Borrower under Section 3.4 shall not extend to such excess.

12.10.8Withholding Tax

.  If as a result of any assignment of the whole or any part of any Commitment of any Transferring Lender pursuant to Section 12.10.4 made while no Default is continuing, the Borrower would be required to deduct or withhold withholding Tax and make increased payments to the Transferee pursuant to Section 3.6 in excess, at that time, of such increased payments which the Borrower would have been required to pay to the Transferring Lender pursuant to Section 3.6 had such assignment not taken place, the provisions of Section 3.6 requiring such increased payment shall not apply to the extent of such excess.

12.10.9Disclosure

.  As at the date hereof, the Borrower has entered into a non-disclosure agreement with each of the Lenders.  Each of these agreements is incorporated herein as if recited at length provided that the first sentence of Section 11 of each of these agreements is deemed amended such that the agreement remains valid and in force from its Effective Date (as defined in such agreement) until the Secured Obligations have been paid in full.

12.10.10Substitute Lenders

.  If at any time (a) the Borrower becomes obligated to compensate any Lender for additional amounts pursuant to Section 3.4 or is required to pay Indemnified Taxes or additional amounts to any Lender or to any taxing authority for the account of any Lender pursuant to Section 3.6 or (b) any Lender becomes a Defaulting Lender (in any such case, an “Unwanted Lender”), then the Borrower may, on ten (10) Business Days’ prior written notice to the Agent and such Unwanted Lender replace the Unwanted Lender by causing the Unwanted Lender to (and the Unwanted Lender shall be obligated to) assign and transfer its rights and obligations under this Agreement pursuant to Section 12.10.4 to another Lender that has agreed to accept such assignment and transfer or to another person selected by the Borrower that is acceptable to the Agent (acting in its discretion exercised reasonably) (a “Replacement Lender”) for a purchase price equal to the Loan Obligations owing to the Unwanted Lender, including all accrued interest and Fees and other amounts payable hereunder, together with such amount as would be payable to the Unwanted Lender under Section 12.2.1 if the Rateable Share of the Unwanted Lender in each outstanding Loan were actually being paid by the Borrower instead of being purchased by way of assignment and transfer pursuant to Section 12.10.4; provided that (i) neither the Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender, (ii) in circumstances where an Unwanted Lender is sought to be replaced pursuant to this Section 12.10.10, in order for the Borrower to be entitled to replace such Unwanted Lender, such replacement must, save in the case of a Defaulting Lender, take place no later than ninety (90) days after the date the Unwanted Lender shall have notified the Agent that it had become an Unwanted Lender, (iii) in no event shall the Unwanted Lender be required to pay or surrender to such Replacement Lender any of the principal, interest, Fees or other amounts received by the Unwanted Lender pursuant to this Agreement and (iv) the Borrower shall only be entitled to replace an Unwanted Lender pursuant to this Section 12.10.10 if no Default has occurred which is continuing.

12.10.11Cash Collateral and Withholding from Defaulting Lenders.

(a)

Each Defaulting Lender shall be required to provide to the Agent cash in an amount, as shall be determined from time to time by the Agent in its discretion, equal to all obligations of such Defaulting Lender to the Agent that are owing or may become owing pursuant to this Agreement.  Such cash shall be held by the Agent in one or more cash collateral accounts, which accounts shall be in the name of the Agent and shall not be required to be interest bearing.  The Agent shall be entitled to apply the foregoing cash in accordance with any of Sections 4.5, 11.12 and 11.25.

(b)

The Agent shall be entitled to withhold and deposit in one or more non-interest bearing cash collateral accounts in the name of the Agent amounts (whether principal, interest, fees or otherwise) received by the Agent and due to a Defaulting Lender pursuant to this Agreement which amounts shall be used by the Agent (i) first, to reimburse the Agent for any amounts owing to it by the Defaulting Lender pursuant to any Loan Document and (ii) second, to cash collateralize all other obligations of such Defaulting Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its discretion, including such Defaulting Lender’s obligation to pay its Rateable Share of any indemnification or expense reimbursement amounts not paid by the Borrower.
(c)

For greater certainty and in addition to the foregoing, neither the Agent nor any of its Affiliates nor any of their respective shareholders or representatives shall be liable to any Lender (including a Defaulting Lender) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Defaulting Lender and received and deposited by the Agent in a cash collateral account and applied in accordance with the provisions of this Agreement, save and except to the extent determined by a final judgment to have been directly resulted from the gross negligence or wilful misconduct of the Agent.

(d)

Without limiting the foregoing, if any Lender becomes a Defaulting Lender as a result of the failure to fund any payment or its portion of any Loans required to be made by it hereunder or to purchase any participation required to be purchased by it hereunder or under any other Loan Document, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Relevant Lender to satisfy such Lender’s obligations until all such unsatisfied obligations are paid in full.

(e)

Without limiting the foregoing, if a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its outstanding applicable Loans or participation required hereunder which results in its outstanding applicable Loans and participation share being less than its Rateable Share thereof, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective Rateable Share.  Further, if at any time prior to the acceleration or maturity of the Loans, the Agent shall receive any payment in respect of principal while one or more Defaulting Lenders shall be party to this Agreement, the Agent shall apply such payment first to the Loans for which each such Defaulting Lender shall have failed to fund its Rateable Share until such time as such Loan Obligations are paid in full or each Relevant Lender (including each Defaulting Lender) is owed its Rateable Share of all outstanding Loans.  After acceleration or maturity of the Loans, subject to Section 12.10.11(d) above, all principal will be paid rateably as otherwise provided herein.

12.10.12Funding if there is a Defaulting Lender

.

(a)

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Relevant Lender is a Defaulting Lender: (i) the Commitment Fees payable pursuant to Section 3.2.2 shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender if and for so long as such Lender is a Defaulting Lender pursuant to paragraph (i) or (ii) of the definition thereof, (ii) a Defaulting Lender shall not be included in determining whether, and Commitments and Rateable Share of such Defaulting Lender shall be excluded in determining whether, the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.18; and (iii) for certainty, the Borrower and the Agent shall retain and reserve their respective other rights respecting each Defaulting Lender; provided that the Agent shall only be required to give effect to Clauses (i) and (ii) above if the Agent has actual knowledge that a Lender is a Defaulting Lender.  If the Agent acquires actual knowledge that a Lender is a Defaulting Lender, then the Agent shall promptly notify the Borrower and the other Lenders that such Relevant Lender is a Defaulting Lender (and such Lender shall be deemed to have consented to such disclosure); provided that, for certainty, the Agent shall have no duty to inquire as to whether any Lender is a Defaulting Lender.

(b)

Each Defaulting Lender shall indemnify each of the Borrower for any losses, claims, costs, damages or liabilities (including reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by such Borrower as a result of such Defaulting Lender failing to comply with the terms of this Agreement including any failure to fund its portion of any Loans required to be made by it hereunder.

12.11	“USA Patriot Act”

Each Lender that is subject to the USA Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Persons, which information includes the name, address and tax identification number of each such persons and other information that will allow such Lender or the Agent, as applicable, to identify such persons in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders subject to the USA Patriot Act.

12.12	Survival

The Loan Obligations payable under Sections 3.4, 3.6, 12.1 and 12.2 (“Indemnity Obligations”) shall survive the payment in full of all other Loan Obligations and shall continue in full force and effect until such Indemnity Obligations are paid in full.

12.13	Time of the Essence

Time is of the essence of each provision of each Loan Document.

12.14	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws in force in the Province of Ontario, including the federal laws of Canada applicable therein, but excluding choice of law rules.  Such choice of law shall, however, be without prejudice to or limitation of any other rights available to the Agent and the Lenders under the laws of any jurisdiction where any Obligor or its property may be located.

12.15	JURISDICTION

12.15.1SUBMISSION TO JURISDICTION AND WAIVER OF OBJECTIONS

.  WITH RESPECT TO ANY CLAIM ARISING OUT OF THIS AGREEMENT, ANY OTHER SECURED DOCUMENT OR ANY OTHER AGREEMENT RELATING TO ANY SECURED DOCUMENT (COLLECTIVELY, THE “FINANCE RELATED AGREEMENTS”):

(a)	FOR THE EXCLUSIVE BENEFIT OF THE SECURED PARTIES, THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF:
(i)	THE PROVINCE OF ONTARIO, CANADA LOCATED AT TORONTO; AND
(ii)	THE JURISDICTION IN WHICH THE CHIEF EXECUTIVE OFFICE OF THE BORROWER IS LOCATED OR IN WHICH IT IS INCORPORATED OR FORMED LOCATED AT THE PRINCIPAL FINANCIAL CENTER OF SUCH JURISDICTION,

INCLUDING ANY APPELLATE COURT FROM ANY THEREOF; AND

(b)	THE BORROWER IRREVOCABLY WAIVES:
(i)	ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE FINANCE RELATED AGREEMENTS BROUGHT IN ANY COURT OF PRIMARY JURISDICTION;
(ii)	ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY COURT OF PRIMARY JURISDICTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM;
(iii)	THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING BROUGHT IN ANY COURT OF PRIMARY JURISDICTION, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER; AND
(iv)	THE RIGHT TO REQUIRE ANY SECURED PARTY TO POST SECURITY FOR COSTS IN ANY PROCEEDING BROUGHT IN ANY COURT OF PRIMARY JURISDICTION.

12.15.2AGENT AND LENDERS MAY SUE IN ANOTHER JURISDICTION

.  NOTHING IN THIS AGREEMENT WILL BE DEEMED TO PRECLUDE ANY OF THE AGENT AND THE LENDERS FROM BRINGING ANY PROCEEDING IN RESPECT OF ANY FINANCE RELATED AGREEMENT IN ANY OTHER JURISDICTION.

12.15.3FINAL JUDGMENT

.  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING COMMENCED IN ANY COURT OF PRIMARY

JURISDICTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

12.15.4WAIVER OF TRIAL BY JURY

.  FOR THE PURPOSES OF ANY PROCEEDING COMMENCED IN THE UNITED STATES, THE BORROWER AND EACH SECURED PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH OR RELATING TO ANY FINANCE RELATED AGREEMENT, OR (B) ARISING FROM OR RELATING TO ANY RELATIONSHIP EXISTING IN CONNECTION WITH ANY FINANCE RELATED AGREEMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THE BORROWER HEREBY (C) CERTIFIES THAT NO REPRESENTATIVE OF ANY SECURED PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE THAT SUCH SECURED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (D) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.4.

12.16	Service of Process

12.16.1Manner of Service

.  The Borrower irrevocably consents to the service of process out of the Courts of Primary Jurisdiction in accordance with the local rules of civil procedure or by mailing a copy thereof, by registered mail, postage prepaid to the Borrower at the address of the Borrower, or by sending a copy thereof by facsimile or by e-mail in pdf format to the Borrower at the facsimile number or e-mail address of the Borrower determined under Section 12.8.

12.16.2Appointments of Agent for Service

.  The Borrower irrevocably designates and appoints the Borrower’s Counsel in Ontario as its agent to accept and acknowledge on its behalf any and all process which may be served in connection with any proceeding arising out of or relating to any Finance Related Agreement brought in any of the Courts of Primary Jurisdiction, such service, to the extent permitted by applicable law, being hereby conclusively acknowledged by the Borrower to be effective and binding service on it in every respect whether or not it is carrying on, or has at any time carried on, business in the jurisdiction in which the Courts of Primary Jurisdiction are located.  The Borrower irrevocably consents to the service of process out of the Court of Primary Jurisdiction by personal service on the Borrower or on any such process agent.

12.16.3Acceptance of Agent for Service of Guarantors.  The Borrower irrevocably accepts its appointment to act as a process agent on behalf of each Guarantor contained in any Secured Document to which each such Guarantor is party which may be served in connection with any claim arising out of or relating to any such Secured Document brought in any of the Courts of Primary Jurisdiction.

12.17	Limitation Period

The parties agree that each Loan Document to which the Borrower is party is made for a business purpose and is a business agreement as defined in the Limitations Act, 2002 (Ontario).  The Borrower agrees with the Agent and each Lender to vary the limitation period under the Limitations Act, 2002 (Ontario), other than one established by Section 15 of that Act, applicable to each Loan Document to which the Borrower is party and any claim thereunder to 10 years.

12.18	Invalidity

If any provision of any Loan Document is determined to be invalid or unenforceable by a final judgment, that provision shall be deemed to be severed therefrom, and the remaining provisions of such Loan Document shall not be affected thereby and shall remain valid and enforceable.  The Borrower shall, at the request of the Required Lenders, enter into good faith negotiations with the Lenders to replace any invalid or unenforceable provision contained in any Loan Document with a valid and enforceable provision which has the economic effect as close as possible to that of the invalid and unenforceable provision, to the extent permitted by law.

12.19	Changes

No agreement purporting to change (other than waive) any provision of any Loan Document shall be binding upon the parties hereto or thereto unless that agreement is in writing and signed by the Agent and the Borrower and/or Obligor party thereto.  No waiver of strict performance or compliance with any provision of any Loan Document shall be binding on the Agent or Lender unless such waiver is in writing signed by or on behalf of each party sought to be bound thereby.  No change to any provision of any Loan Document shall be binding upon the Lenders unless it is made in compliance with Section 11.18.

12.20	Entire Agreement

12.20.1Generally

.  There are no representations, warranties, conditions, other agreements or acknowledgments, whether direct or collateral, express or implied, that form part of or affect this Agreement or any other Loan Document other than as expressed herein or in such other Loan Document.  The execution of each Loan Document has not been induced by, nor does the Borrower rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgments not expressly made in any Loan Document.

12.21	This Agreement to Govern

If there is any inconsistency between the provisions of this Agreement and the provisions of any other Loan Document the provisions hereof shall govern and apply to the extent of the inconsistency.  Notwithstanding the foregoing, this Section shall not apply to limit, restrict, prejudice or otherwise affect or impair in any way the rights of the Agent and the Lenders under any Security Document after those rights have become enforceable.

12.22	Execution

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Transmission of a copy of an executed signature page of this Agreement (including any change to this Agreement) by any party hereto to the other parties to this Agreement by facsimile transmission or e-mail in pdf format, or posting a copy of a signature page of this Agreement (including any change to this Agreement) signed by any party hereto on the internet website designated by the Agent under Section 11.23.2, shall be as effective as delivery to the other parties hereto of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

BIOAMBER SARNIA INC.
By:	/s/ Jean-Francois Huc
Name: Jean-Francois Huc
Title: Chief Executive Officer, BioAmber Inc.

COMERICA BANK, as Agent
By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Senior Vice-President & Regional Managing Director

COMERICA BANK, as Lender
By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Senior Vice-President & Regional Managing Director

EXPORT DEVELOPMENT CANADA, as Lender
By:	/s/ Frank Kelly
Name: Frank Kelly
Title: Director, Extractive Industries Structured and Project Finance

By:	/s/ Ashley Glen
Name: Ashley Glen
Title: Senior Associate Structured and Project Finance

FARM CREDIT CANADA, as Lender
By:	/s/ Tom Paas
Name: Tom Paas
Title: Senior Corporate Credit Manager